EXHIBIT 4.16

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
Made as of September 28, 2007
Between
4411986 CANADA INC.
as a Borrower
(subject to Section 7.4)
and
OSPREY MEDIA LP,
by its General Partner, Osprey Media GP Inc.
as a Borrower
and
OSPREY MEDIA INCOME FUND
as a Borrower
and
EACH OF THE FINANCIAL INSTITUTIONS
FROM TIME TO TIME PARTIES HERETO
as Credit Facility Lenders
and
CANADIAN IMPERIAL BANK OF COMMERCE
as Syndication Agent
and
BANK OF MONTREAL
as Documentation Agent
and
THE BANK OF NOVA SCOTIA
as Administrative Agent

FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT

EXECUTION COPY
TABLE OF CONTENTS

RECITALS		1

SECTION 1 — INTERPRETATION		3
1.1	Certain Defined Terms	3
1.2	Business Day	30
1.3	Conflict	30
1.4	Currency	30
1.5	Time	30
1.6	GAAP	30
1.7	Headings and Table of Contents	31
1.8	Number and Gender	31
1.9	References	31
1.10	Statutory References	31
1.11	Time of Day	31
1.12	Governing Law	31
1.13	Entire Agreement	31
1.14	Severability	32
1.15	Action by Osprey LP	32
1.16	Schedules	32

SECTION 2 — THE CREDIT FACILITIES		33
2.1	Establishment of Revolving Facility	33
2.2	Establishment of Term Facility	33
2.3	Obligations of the Lenders and the Administrative Agent	33
2.4	Revolving Nature of Revolving Facility	34
2.5	Purpose	34
2.6	Borrowing Procedures — General	34
2.7	Minimum Advances	35
2.8	Bankers’ Acceptances	35
2.9	Swing Line Loans	38
2.10	Letters of Credit and Letters of Guarantee	40
2.11	Hedge Contracts	43
2.12	Conversion Option	44
2.13	Conversion and Rollover Not Repayment	44
2.14	Determination Final	44
2.15	Mandatory Conversion of Bankers’ Acceptances	44
2.16	Reliance on Oral Instructions	45
2.17	Deposit of Proceeds of Loans and Discount Proceeds	45
2.18	Evidence of Obligations	45
2.19	Single Obligation of Borrowers	45

SECTION 3 — INTEREST, FEES AND EXPENSES		46
3.1	Interest on Prime Loans	46
3.2	Fees on Bankers’ Acceptances	46

(i)

3.3	Letter of Credit and Letter of Guarantee Fees	46
3.4	Pricing Matrix	46
3.5	Fees	48
3.6	Commitment Fees	48
3.7	Interest on Overdue Amounts	48
3.8	Interest Act	48
3.9	Limit on Rate of Interest	48
3.10	Change in Circumstances	49
3.11	Payment of Portion	51
3.12	Illegality	51
3.13	Indemnity	51

SECTION 4 — REDUCTION AND REPAYMENT		53
4.1	Term and Maturity of Revolving Facility	53
4.2	Term and Maturity of Term Facility	53
4.3	Repayment of Revolving Facility	53
4.4	Repayment of Term Facility	53
4.5	Mandatory Repayment	53
4.6	Permanent Prepayment	54
4.7	Cancellation	54

SECTION 5 — PAYMENTS AND TAXES		54
5.1	Payments Generally	54
5.2	Taxes	55
5.3	No Set-Off	56
5.4	Application of Payments Before Exercise of Rights	56
5.5	Application of Payments After Exercise of Rights Under Section 11.2	57

SECTION 6 — SECURITY DOCUMENTS		58
6.1	Security Documents	58
6.2	Additional Material Subsidiaries	58
6.3	Additional Subsidiaries	59
6.4	Credit Facility Obligations and Other Secured Obligations	59

SECTION 7 — CONDITIONS PRECEDENT		60
7.1	Conditions Precedent to Effectiveness	60
7.2	Conditions Precedent to All Advances	61
7.3	Waiver of a Condition Precedent	62
7.4	Conditions Precedent to Bidco Effective Date	62

SECTION 8 — REPRESENTATIONS AND WARRANTIES		63
8.1	Representations and Warranties	63
8.2	Deemed Repetition	67

SECTION 9 — COVENANTS		68
9.1	Affirmative Covenants	68
9.2	Negative Covenants	71
9.3	Financial Covenants	74

(ii)

9.4	Accounting, Financial Statements and Other Information	75
9.5	Reorganization	77

SECTION 10 — ENVIRONMENTAL PROVISIONS		77
10.1	Compliance with Environmental Laws	77
10.2	Environmental Notices	77
10.3	Environmental Conditions	78
10.4	Environmental Consultant	78
10.5	Environmental Audit	78
10.6	Indemnity	78
10.7	Environmental Approvals	79

SECTION 11 — DEFAULT AND ENFORCEMENT		79
11.1	Events of Default	79
11.2	Rights upon Default and Event of Default	82
11.3	Hedge Contracts	83
11.4	Waiver of Default	83

SECTION 12 — REMEDIES		84
12.1	Remedies Cumulative	84
12.2	Sharing of Information	84
12.3	Remedies Not Limited	84
12.4	Sharing of Proceeds Among the Lenders	84
12.5	Set-Off, etc.	85
12.6	Administrative Agent or Lender May Perform Covenants	85
12.7	Determination of Exposure	85
12.8	Decision to Enforce Security Documents	86
12.9	Enforcement	86
12.10	Application of Cash Proceeds of Realization	86

SECTION 13 — THE ADMINISTRATIVE AGENT AND THE LENDERS		87
13.1	Authorization of Administrative Agent	87
13.2	Arrangements for Advances	87
13.3	Arrangements for Repayment of Advances	88
13.4	Lenders Bound by Decision to Exercise Remedies	89
13.5	Deemed Repayment and Funding	89
13.6	Responsibility of Administrative Agent	90
13.7	Acknowledgement of Lenders	90
13.8	Successor Administrative Agent	91
13.9	Notices between the Lenders and the Administrative Agent	91
13.10	Relations with the Borrowers	91
13.11	Reliance by Administrative Agent	92
13.12	Reimbursement of Administrative Agent’s Expenses and Indemnity	92
13.13	Action by Administrative Agent	92
13.14	Borrowers’ Right to Rely on Administrative Agent	92
13.15	Amendments, Waivers, etc.	93
13.16	Administrative Agent’s Duty to Deliver Documents	95

(iii)

13.17	No Partnership	95
13.18	Adjustments Among Lenders	95
13.19	Indemnity of Administrative Agent	95
13.20	Administrative Agent May Debit Accounts	96
13.21	Consultation with Counsel	96
13.22	Administrative Agent as Lender	96
13.23	Delegation by Administrative Agent	96

SECTION 14 — ASSIGNS AND PARTICIPANTS		96
14.1	Assignment and Participation	96
14.2	Assignment After Default	98

SECTION 15 — MISCELLANEOUS		98
15.1	Amendments	98
15.2	Notice	99
15.3	Disruption of Postal Service	99
15.4	Further Assurances	99
15.5	Judgment Currency	99
15.6	Waivers	100
15.7	Reimbursement of Expenses	100
15.8	Submission to Jurisdiction	100
15.9	Counterparts	100
15.10	Confidentiality	100
15.11	Acknowledgement re Liability of Fund	101
15.12	No Novation	102
     Schedule 1.1(26) — Form of Subordination Agreement
     Schedule 1.1(37) — Branches of Account
     Schedule 1.1(57) — Compliance Certificate
     Schedule 1.1(69) — Discount Note
     Schedule 1.1(120) — Material Contracts
     Schedule 1.1(147) — Permitted Liens
     Schedule 1.1(167) — Revolving Commitment
     Schedule 1.1(192) — Term Commitment
     Schedule 2.6(1) — Notice of Requested Advance
     Schedule 2.8(8) — Notice of Rollover or Payment of Bankers’ Acceptances
     Schedule 2.10(7) — Notice of Rollover of Letter of Credit or Letter of Guarantee
     Schedule 2.12 — Conversion Option Notice
     Schedule 4.6 — Notice of Prepayment
     Schedule 4.7 — Notice of Cancellation of Credit Facilities

(iv)

     Schedule 8.1(15) — Canadian Benefit Plans and Pension Plans
     Schedule 8.1(17) — Corporate Organization Chart
     Schedule 8.1(18) — Environmental Matters
     Schedule 8.1(19) — Intellectual Property
     Schedule 8.1(21) — Real Property
     Schedule 8.1(22) — Leased Property
     Schedule 9.3(4)(a) — Example of Synergy Credit
     Schedule 14.1(3)(b) — Assignee’s Undertaking

(v)

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
Fourth Amended and Restated Credit Agreement made as of September 28, 2007 between:
4411986 CANADA INC.
as a Borrower
(subject to Section 7.4)
and
OSPREY MEDIA LP,
by its General Partner, Osprey Media GP Inc.
as a Borrower
and
OSPREY MEDIA INCOME FUND
as a Borrower
and
EACH OF THE FINANCIAL INSTITUTIONS FROM
TIME TO TIME PARTIES HERETO
as Credit Facility Lenders
and
CANADIAN IMPERIAL BANK OF COMMERCE
as Syndication Agent
and
BANK OF MONTREAL
as Documentation Agent
and
THE BANK OF NOVA SCOTIA
as Administrative Agent
RECITALS
A. Pursuant to the Credit Agreement made as of July 31, 2001 (the “Original Credit Agreement”) between 3057249 Nova Scotia Company (the “Original Borrower”), 3057250 Nova Scotia Company (the “Original Guarantor”), each of the financial institutions and other entities party thereto, as lenders (the “Original Lenders”), The Bank of Nova Scotia, Bank of Montreal and Canadian Imperial Bank of Commerce, as Co-Arrangers (the “Original

Co-Arrangers”) and the Administrative Agent, the Original Lenders agreed to make Credit Facilities available to the Original Borrower.
B. The Original Borrower and the Original Guarantor each (i) converted from an unlimited liability company to a limited liability company under the laws of the Province of Nova Scotia, at which time the Original Borrower changed its name to “Osprey Media Group Inc.”, (ii) continued under the Business Corporations Act (Ontario) (the “OBCA”), and (iii) amalgamated under the OBCA to carry on business as “Osprey Media Group Inc.”.
C. Osprey Media Group Inc. (“Old Osprey”) agreed to become the borrower under the Original Credit Agreement and to assume all of the obligations of the Original Borrower and the Original Guarantor under the Original Credit Agreement and the other documents to which the Original Borrower and the Original Guarantor, as the case may be, was a party under the Assumption Agreement (the “Assumption Agreement”) between Old Osprey, the Administrative Agent and the Original Lenders executed as of the 8th day of August 2001.
D. The Original Credit Agreement was amended and restated by the Amended and Restated Credit Agreement made as of February 14, 2003, between Old Osprey, as borrower, Osprey Media Holdings Inc. (as “Holdco”), each of the financial institutions from time to time party thereto, as lenders (the “Original Credit Facility Lenders”), the Original Co-Arrangers and The Toronto-Dominion Bank, as Co-Arrangers, Bank of Montreal, Canadian Imperial Bank of Commerce and The Toronto-Dominion Bank, as Co-Syndication Agents, and the Administrative Agent, as amended by Amendment No. 1 to Amended and Restated Credit Agreement made as of September 18, 2003 (the “Amended and Restated Credit Agreement”).
E. In connection with the creation of the Fund and the offering of units in the Fund to the public under the Prospectus, (i) the Fund incorporated a subsidiary corporation (“Acquireco”) under the OBCA; (ii) the capital of Old Osprey and Holdco were reorganized; (iii) Old Osprey amalgamated with Acquireco to continue as Osprey Media Group Inc. (“Osprey”); and (iv) Osprey made a repayment of the Term Facility in the amount of $61,046,299 (collectively, the “IPO Transaction”).
F. The Amended and Restated Credit Agreement was amended and restated by the Second Amended and Restated Credit Agreement made as of April 15, 2004 between Osprey, as borrower, Holdco, each of the financial institutions from time to time party thereto, as credit facility lenders (the “Credit Facility Lenders”), Canadian Imperial Bank of Commerce, as Syndication Agent, Bank of Montreal, as Documentation Agent, National Bank of Canada, as Managing Agent, and the Administrative Agent, to reflect the IPO Transaction and the Second Amended and Restated Credit Agreement was amended by Amendment No. 1 to Second Amended and Restated Credit Agreement made as of August 23, 2004 to increase the Revolving Facility to $65,000,000 and decrease the Term Facility to $133,300,000 (the “Second Amended and Restated Credit Agreement”).
G. The Second Amended and Restated Credit Agreement was amended and restated by the Third Amended and Restated Credit Agreement made as of January 1, 2006 between Osprey Media LP (“Osprey LP”) and the Fund, as borrowers (the “Existing Borrowers”), the Credit Facility Lenders, Canadian Imperial Bank of Commerce, as Syndication Agent, and The Bank of

Nova Scotia, as Administration Agent, to reflect: (A) a reorganization comprising of among other things, (i) the amalgamation of Osprey with Holdco to form Amalco I (“Amalco I”); (ii) the creation of Osprey LP to carry on the business formerly carried on by Osprey, and the assignment of assets and certain liabilities of Amalco I, to the Fund and Osprey LP under the Assignment and Assumption Agreement made as of January 1, 2006 pursuant to which the Fund assumed the obligations of Osprey in respect of the Term Facility and the Hedge Contracts, and Osprey LP assumed the obligations of Osprey in respect of the Revolving Facility; (B) the transfer of all title to Real Property held by Osprey to 1576626 Ontario Inc. (the “Nominee”); and (C) the extension to the Maturity Date and certain other amendments (the “Third Amended and Restated Credit Agreement”).
H. At a date to be determined by 4411986 Canada Inc. (“Bidco”), the Existing Borrowers and Bidco propose to effect a reorganization (the “Reorganization”) of the Fund and its Subsidiaries whereby Bidco will acquire all of the assets of the Fund to become the sole shareholder of Osprey LP and Osprey GP.
I. The Borrowers and Bidco have requested, and the Administrative Agent and the Credit Facility Lenders have agreed, to amend and restate the Third Amended and Restated Credit Agreement to, among other things, (i) add Bidco as a co-borrower under the Credit Facilities, as and from the Bidco Effective Date; (ii) amend certain definitions, covenants and other provisions; and (ii) consent to and reflect the Reorganization, subject to the terms and conditions of this Agreement.
FOR VALUE RECEIVED, the parties agree as follows:
SECTION 1 — INTERPRETATION
1.1 Certain Defined Terms
     The terms defined below shall have the indicated meanings unless the context expressly or by necessary implication requires otherwise:
(1) Acceptance Fee means a fee payable by a Borrower with respect to the acceptance of a Bankers’ Acceptance by a Credit Facility Lender under this Agreement, as set forth in Section 3.4.
(2) Acquireco means 1606348 Ontario Inc., a corporation incorporated under the laws of Ontario.
(3) Acquisition Target has the meaning given to it in Section 1.1(144).
(4) Additional Compensation has the meaning given to it in Section 3.10(3).
(5) Administrative Agent means The Bank of Nova Scotia when acting as administrative agent and any successor administrative agent appointed under Section 13.8.
(6) Administrative Agent’s Accounts for Payments means for all payments under this Agreement for and by the Borrowers in Canadian Dollars, the following account maintained by the Administrative Agent at its main Toronto branch, to which payments and transfers are to be effected as follows:
The Bank of Nova Scotia
Global Wholesale Services
Loan Operations
720 King Street West, 2nd Floor
Toronto, Ontario M5V 2T3
Account #52712-23902-64
Attention: Loan Administration and Agency Services
Reference: Osprey Media LP
or any other account of the Administrative Agent for the Borrowers as the Administrative Agent may from time to time advise the Borrowers and the Credit Facility Lenders by not less than fifteen (15) days prior written notice.
(7) Administrative Agent’s Branch of Account means The Bank of Nova Scotia, Global Wholesale Services — Loan Operations, 720 King Street West, 2nd Floor, Toronto, Ontario, M5V 2T3 or other office or branch of the Administrative Agent in Canada as the Administrative Agent may from time to time advise the Borrowers and the Credit Facility Lenders by not less than fifteen (15) days prior written notice.
(8) Advance means an extension of credit under the Credit Facilities by a Credit Facility Lender to a Borrower by way of the advance of a Prime Loan, the acceptance of Bankers’ Acceptances or the issuance of a Letter of Credit or Letter of Guarantee.
(9) Affected Borrowing has the meaning given to it in Section 3.11.
(10) Affiliate shall have the meaning given to it in the OBCA as of the date hereof; provided that all references to a “body corporate” in such definition and in each definition referred to therein shall be deemed to be a reference to a “Person”; provided further, however, that the term “Affiliate” shall specifically exclude the Administrative Agent and each Lender.
(11) Agency Fee Letter means the fee letter dated April 15, 2004 relating to the Credit Facilities.
(12) Agreed Currency has the meaning given to it in Section 15.5.
(13) Agreement means this Fourth Amended and Restated Credit Agreement, including the Schedules hereto, as amended, varied, supplemented, restated, renewed or replaced at any time and from time to time.
(14) Amalco I has the meaning given to it in Recital G, and includes, for greater certainty, any successor entity into which Amalco I may be further amalgamated or combined.
(15) Amalgamation means the amalgamation of Old Osprey and Acquireco to continue as Osprey.

(16) Amended and Restated Credit Agreement has the meaning given to it in Recital D.
(17) Applicable Law means, in respect of any Person, property, transaction or event, all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event (whether or not having the force of law when used in reference to regulatory matters applicable to the Administrative Agent and the Credit Facility Lenders) and all applicable requirements, requests, official directives, consents, approvals, authorizations, guidelines, rules, orders and policies having the force of law of any Governmental Authority having authority over that Person property, transaction or event.
(18) Applicable Margin means the number of basis points applicable to a type of Advance as determined in accordance with Section 3.4.
(19) Asset Sale Proceeds has the meaning given to it in Section 4.5.
(20) Assignee has the meaning given to it in Section 14.1(3)(b).
(21) Assigning Lender has the meaning given to it in Section 14.1(3)(b).
(22) Assumption Agreement has the meaning given to it in Recital C.
(23) Associate has the meaning given to it in the OBCA as of the date hereof.
(24) Auditors means an independent chartered accounting firm of national standing or otherwise acceptable to the Administrative Agent appointed by either the shareholders or the board of directors of a Borrower to provide audit services from time to time.
(25) Authorized Signatory means, in respect of the Fund, the Person or Persons authorized in accordance with the Fund Declaration of Trust or by the Board of Trustees to sign on behalf of the Board of Trustees of the Fund; in respect of Osprey LP, the Person or Person authorized by the board of directors of Osprey GP to sign on behalf of Osprey LP in accordance with the Limited Partnership Agreement; and in respect of Osprey GP and Bidco, the Person or Persons authorized by the respective board of directors of Osprey GP and Bidco, as applicable, to sign on each of their behalf.
(26) Back-to-Back Debt means any loans made or debt instruments issued as part of a Back-to-Back Transaction and in which each party to such Back-to-Back Transaction, other than a Loan Party, executes a subordination agreement in favour of the Administrative Agent in substantially the form attached hereto as Schedule 1.1(26).
(27) Back-to-Back Preferred Shares means preferred shares issued:
(a)	to a Loan Party by an Affiliate of such Loan Party in circumstances where, immediately prior to the issuance of such preferred shares, an Affiliate of such Loan Party has loaned on an unsecured basis to such Loan Party, or an Affiliate of such Loan Party has subscribed for preferred shares of such Loan Party in an amount equal to, the requisite subscription price for such preferred shares;

(b)	by a Loan Party to one of its Affiliates in circumstances where, immediately prior to or immediately after, as the case may be, the issuance of such preferred shares, such Loan Party has loaned an amount equal to the proceeds of such issuance to an Affiliate on an unsecured basis; or

(c)	by a Loan Party to one of its Affiliates in circumstances where, immediately after the issuance of such preferred shares, such Loan Party has used all of the proceeds of such issuance to subscribe for preferred shares issued by such Affiliate;

in each case on terms where:
(i)	the aggregate redemption amount applicable to the preferred shares issued to or by such Loan Party is identical:
(A)	in the case of (a) above, to the principal amount of the loan made or the aggregate redemption amount of the preferred shares subscribed for by such Affiliate prior to the issuance thereof;

(B)	in the case of (b) above, to the principal amount of the loan made to such Affiliate with the proceeds of the issuance thereof; or

(C)	in the case of (c) above, to the aggregate redemption amount of the preferred shares issued by such Affiliate with the proceeds of the issuance thereof;
(ii)	the dividend payment date applicable to the preferred shares issued to or by such Loan Party will:
(A)	in the case of (a) above, be immediately prior to the interest payment date relevant to the loan made or the dividend payment date on the preferred shares subscribed for by such Affiliate immediately prior to the issuance thereof;

(B)	in the case of (b) above, be immediately after the interest payment date relevant to the loan made to such Affiliate with the proceeds of the issuance thereof; or

(C)	in the case of (c) above, be immediately after the dividend payment date on the preferred shares issued by such Affiliate with the proceeds of the issuance thereof;
(iii)	the amount of dividends provided for on any payment date in the share conditions attaching to the preferred shares issued:
(A)	to a Loan Party in the case of (a) above, will be equal to or in excess of the amount of interest payable in respect of the loan made or the amount of dividends provided for in respect of the preferred shares subscribed for by such Affiliate prior to the issuance thereof;

(B)	by a Loan Party in the case of (b) above, will be equal to or less than the amount of interest payable in respect of the loan made to such Affiliate with the proceeds of the issuance thereof; or

(C)	by a Loan Party in the case of (c) above, will be equal to the amount of dividends in respect of the preferred shares issued by such Affiliate with the proceeds of the issuance thereof.
Provided, for greater certainty, that in all cases, (I) the redemption of any preferred shares by a Loan Party; (II) the repayment of any Back-to-Back Debt by a Loan Party; (III) the payment of any dividends by a Loan Party in respect of its preferred shares; and (IV) the payment of any interest on Back-to-Back Debt of a Loan Party, may, in each case, be made by a Loan Party solely by delivering the relevant Back-to-Back Securities to the Affiliate in question, or by paying to the Affiliate an amount in cash not in excess of the amount already received in cash from such Affiliate. Notwithstanding the foregoing, the requirement set out above with respect to the timing and order of events or to the effect that certain amounts stipulated in (ii) and (iii) above must be equal to or not in excess of or not less than certain other amounts stipulated thereunder shall not apply to Back-to-Back Transactions between QMI Entities provided the exchange of payments relating to such transactions are completed on the same day absent administrative, technical or technological constraints.
(28) Back-to-Back Securities means the Back-to-Back Preferred Shares or the Back-to-Back Debt or both, as the context requires.
(29) Back-to-Back Transactions means any of the transactions described under the definition of Back-to-Back Preferred Shares.
(30) BA Equivalent Loan means an Advance made by a Non BA Lender evidenced by a Discount Note.
(31) Bankers’ Acceptance and B/A each means a bill of exchange within the meaning of the Bills of Exchange Act (Canada), and each a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Borrower and accepted by a Credit Facility Lender and includes a Discount Note.
(32) Bidco means 4411986 Canada Inc.
(33) Bidco Effective Date means the date on which Bidco becomes a Borrower under this Agreement further to the fulfillment of all conditions set forth in Section 7.4.
(34) Board of Trustees means the members of the board of trustees of the Fund from time to time not in their individual capacity but only in their capacity as trustees of the Fund.

(35) Borrowers means the Term Facility Borrowers and the Revolving Facility Borrowers and their respective permitted successors and assigns, and “Borrower” means any one of them (which for greater certainty, shall include Bidco only as and from the Bidco Effective Date).
(36) Borrower’s Account means an account of a Borrower maintained at the Administrative Agent’s Branch of Account in Canada, or such other accounts maintained at the Branch of Account of a Credit Facility Lender in Canada, the particulars of which a Borrower shall advise the Administrative Agent and the Credit Facility Lenders by not less than fifteen (15) days prior written notice.
(37) Branch of Account means, with respect to each Credit Facility Lender, the branch of the Credit Facility Lender at the address set out opposite the Credit Facility Lender’s name on Schedule 1.1(37) or other branch as the Credit Facility Lender may advise the Borrowers and the Administrative Agent in writing.
(38) Business Day means a day on which chartered banks are open for over-the-counter business in Toronto and excludes Saturday, Sunday and any other day which is a statutory holiday in Toronto.
(39) Business means the business of owning, operating and publishing daily and non-daily newspapers, magazines and other publications and any business ancillary thereto carried on by the Borrowers and their Subsidiaries.
(40) Canadian Benefit Plans means all material employee benefit plans or arrangements maintained or contributed to by a Borrower or any Subsidiary that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of a Borrower or any Subsidiary, as the case may be, participate or are eligible to participate but excluding all stock option or stock purchase plans.
(41) Canadian Dollars and the symbol “Cdn$” each means lawful money of Canada.
(42) Canadian Pension Plans means all plans or arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by a Borrower or any Subsidiary for its employees or former employees.
(43) Capital Expenditures means, for any period, the aggregate amount of all expenditures of the Borrowers and the Material Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP are classified as capital expenditures excluding capital expenditures made when making Permitted Acquisitions.
(44) Capital Lease means, with respect to a Person, any lease or other arrangement relating to property or assets that would be required to be accounted for as a capital lease on a balance sheet of that Person in accordance with GAAP. The amount of any Capital Lease at any date shall be the amount of the obligation in respect thereof which would be included on the balance sheet as at such date.
(45) Cash Interest means with respect to any fiscal period of the Borrowers and the Material Subsidiaries on a consolidated basis, the aggregate amount of interest accrued during such period, calculated in accordance with GAAP for the Borrowers and the Material Subsidiaries, but does not include (i) any non-cash foreign exchange gains or losses, (ii) any interest paid in respect of the Back-to-Back Transactions, (iii) any amortization of deferred financing costs and (iv) any non-cash interest paid in respect of the QMI Sub Debt.
(46) Cash Interest Coverage Ratio means, for any fiscal period of the Borrowers, the ratio obtained by dividing EBITDA of the Borrowers and the Material Subsidiaries, for such fiscal period, by the aggregate Cash Interest for such fiscal period.
(47) CBCA means the Canada Business Corporations Act.
(48) CDOR Rate means, on any day, the annual rate of interest which is the arithmetic average of the “BA 1 month” rates applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day (as adjusted by the Administrative Agent after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates applicable to one month Canadian Dollar Bankers’ Acceptances), and as quoted by, any two of the Schedule I Lenders, chosen by the Administrative Agent in its discretion, as of 10:00 a.m. on the day, or if the day is not a Business Day, then on the immediately preceding Business Day. If less than two Credit Facility Lenders quote the aforementioned rate, the CDOR Rate shall be the rate quoted by the Administrative Agent.
(49) Certificate means, in respect of a Borrower, a written certificate signed in the name of an Authorized Signatory thereof and, in respect of any Material Subsidiary, a certificate signed in the name of such Material Subsidiary by an appropriate officer under the constating documents of such Material Subsidiary.
(50) Change of Control means the occurrence of one or more of the following events (whether or not approved by the board of directors of any such Person): (i) any Person or related group of Persons acting in concert shall at any time be, directly or indirectly, the beneficial owner of a greater percentage of the votes attaching to any Borrower’s Securities entitled to vote generally in an election of such Borrower’s directors or trustees (as applicable) than the percentage of such votes beneficially owned by Quebecor or the Péladeau Group at such time; or (ii) the designees of Quebecor or the Péladeau Group shall cease to represent the largest group of designees of any Person or group of Persons acting in concert on the board of directors or trustees (as applicable) of any Borrower or the said board is or becomes controlled by any other shareholder.
(51) Claim has the meaning given to it in Section 3.13(1).

(52) Closing Date means September 28, 2007 or such earlier date upon which the conditions precedent in Section 7.1 have been satisfied or waived.
(53) Collateral means the undertaking, property and assets covered by the Security Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired by the Borrowers or any Material Subsidiary, that may at any time be or become subject to a Lien in favour of the Administrative Agent on behalf of the Lenders to secure any or all of the Obligations or any guarantee thereof.
(54) Commitment means, with respect to any Credit Facility Lender, the aggregate of the Revolving Commitment and Term Commitment of such Credit Facility Lender.
(55) Commitment Fee has the meaning given to it in Section 3.6(1).
(56) Commitment Fee Payment Date has the meaning given to it in Section 3.6(1).
(57) Compliance Certificate means a Compliance Certificate substantially in the form attached as Schedule 1.1(57) signed by the President and the Chief Executive Officer or the Vice President, Finance of Bidco or other officer acceptable to the Administrative Agent.
(58) Contaminant means any pollutant, dangerous, toxic or hazardous substance, waste of any description whatsoever, hazardous material or contaminant, including any of the foregoing as defined in any Environmental Laws.
(59) Contract Period means the period selected by a Borrower in accordance with Section 2.8(1) or, as regards Hedge Facilities, agreed with the Lender, commencing on the Drawdown Date, Rollover Date or Conversion Date, as applicable, and expiring on a Business Day, subject to the terms of:
(a)	Section 2.8 with respect to Banker’s Acceptances;

(b)	Section 2.10 with respect to Letters of Credit; and

(c)	Section 2.11 with respect to Hedge Facilities.
(60) Conversion means the conversion of an outstanding Advance, or a portion of an outstanding Advance, into an alternative type of Advance under Section 2.12.
(61) Conversion Date means the Business Day that a Borrower elects as the date on which a Conversion is to occur.
(62) Credit Facility Lenders means, at any time, all of the banks and other financial institutions to which Credit Facility Obligations are outstanding or which have existing Commitments under this Agreement and their permitted successors and assigns, including the Swing Line Lenders and “Credit Facility Lender” means any one of them.
(63) Credit Facility Obligations means all Obligations other than Other Secured Obligations.

(64) Credit Facilities means the Revolving Facility and the Term Facility.
(65) Debt of a Person means without duplication:
(a)	all debts and liabilities of the Person for borrowed money, including all debts and liabilities denominated in a foreign currency; for the purposes of calculating the amount of debt denominated in US$, the Borrowers shall use the exchange rate contemplated in the hedging agreements entered into by it to the extent to which such US$ denominated debt is covered by such hedging agreements;

(b)	any obligation, contingent or other, which is required to be classified in accordance with GAAP upon the Person’s balance sheet as a liability;

(c)	any obligation secured by any Lien existing on property owned or acquired by the Person subject to the Lien whether or not the obligation secured thereby shall have been assumed;

(d)	any debt or liability of the Person representing the deferred acquisition cost (other than such obligations incurred in the ordinary course of the Person’s business and payable within a period not exceeding 120 days from the date of its incurrence) of property, assets or services created or arising under any conditional sale agreement or other title retention agreement even though the rights and remedies of the seller under that agreement in the event of default are limited to repossession or sale of property or assets covered thereby;

(e)	any liabilities, contingent, unmatured or other, under indemnities given in respect of any bankers’ acceptance, letter of credit or letter of guarantee;

(f)	all obligations of such Person under any Capital Lease by which the Person is bound;

(g)	any obligation in respect of any share, ownership interest or other security of such Person that are redeemable at the option of its holder;

(h)	without duplication of the Debt in respect of any hedging agreement under clause (a) above, the out of the money mark-to-market exposure of the Person to any counterparty arising under Hedge Contracts entered into with such counterparty; and

(i)	Financial Assistance provided by such Person in respect of the Debt of another Person of the type referred to in clause (a) to (h) above.
but “Debt” does not include deferred taxes, minority interests or the Back-to-Back Securities.
(66) Default means an event, circumstance or omission which constitutes an Event of Default or which, with any or all of the giving of notice, lapse of time, or a failure to remedy the event, circumstance or omission within a lapse of time, would constitute an Event of Default.

(67) Disbursement has the meaning given to it in Section 2.10(8).
(68) Disbursement Date has the meaning given to it in Section 2.10(8).
(69) Discount Note means a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Schedule 1.1(69), issued by a Borrower to a Non BA Lender to evidence a BA Equivalent Loan.
(70) Discount Proceeds means, for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable Drawdown Date, Rollover Date or Conversion Date by multiplying:
(a)	the face amount of the Bankers’ Acceptance

by
(b)	the quotient obtained by dividing:
(i)	one

by
(ii)	the sum of one plus the product of:
(A)	the Discount Rate applicable to the Bankers’ Acceptance

and

(B)	a fraction, the numerator of which is the applicable Contract Period and the denominator of which is 365 with the quotient being rounded up or down to the fifth decimal place and .00005 being rounded up.
(71) Discount Rate means with respect to an issue of Bankers’ Acceptances in Canadian Dollars with the same maturity date, (a) for a Credit Facility Lender which is a Schedule I Lender or a Non BA Lender, (i) the simple average of the B/A discount rate for the appropriate term as quoted on Reuters Screen CDOR Page for Schedule I Reference Banks (rounded upwards to the nearest 1/100th of one percent) determined at or about 10:00 a.m. (Toronto time) on that day or, (ii) if the discount rate for a particular term is not quoted on Reuters Screen CDOR Page, the arithmetic average of the actual discount rates for B/As for such term accepted by the Schedule I Reference Banks and (b) for a Credit Facility Lender which is a Schedule II/III Lender, the arithmetic average of the actual discount rates for B/As for such term accepted by the Schedule II/III Reference Banks but not to exceed the discount rate set out in (a) by more than 10 basis point.
(72) Distribution shall mean, with respect to any Person, (a) the declaration or payment of any dividend or any other payment or distribution of cash or other property or assets in respect of a Security issued by such Person; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Security issued by such Person or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any subordinated debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Security issued by such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Securities issued by such Person or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; and (f) any payment, loan, contribution, or other transfer of funds or other property to any Security holder of such Person, other than payment of compensation and management fees to Security holders who are employees or managers of such Person and payment of the purchase price for goods and services supplied by such Security holder, in each case in the ordinary course of business and on terms no less favourable than such Person could obtain from an arm’s length third party in ordinary market conditions.
(73) Documents means this Agreement, the Bankers’ Acceptances, the Security Documents, and all certificates, instruments, agreements and other documents delivered, or to be delivered, to the Administrative Agent, for itself or for the benefit of any of the Lenders, and the Credit Facility Lenders under this Agreement or any other Document and, when used in relation to any Person, the term Documents means the Documents executed and delivered by the Person; provided, that for greater certainty, the term “Documents” does not include any agreement or other document under which any Other Secured Obligations arise.
(74) Drawdown Date means a Business Day on which an Advance is made or is deemed to be made.
(75) EBITDA means for any Person, on a 12-month rolling basis, earnings of such Person on a consolidated basis, before interest, taxes, depreciation, amortization, non-controlling interest, earnings from equity accounted investments, extraordinary and non-recurring items (including gains or losses on asset sales or refinancings or restructuring charges, impairment of assets and goodwill), non-cash foreign exchange gains or losses, dividends on preferred shares, amortization of deferred financing costs, and non-cash interest with respect to QMI Sub Debt calculated on a consolidated basis, and otherwise calculated in accordance with GAAP, but excluding (i) EBITDA from investments or (ii) EBITDA from Subsidiaries that are not Material Subsidiaries if such EBITDA exceeds 15% of consolidated EBITDA of Bidco; provided that EBITDA is to be determined without any reduction on account of any Permitted Distributions, other than any Permitted Distributions which have been deducted in the calculation of consolidated net income in accordance with GAAP. For greater certainty, there shall be excluded from the calculation of “EBITDA” to the extent included in such calculation, the amount of any income or expense relating to Back-to-Back Securities.
(76) Environmental Activity means any activity, event or circumstance in respect of a Contaminant including its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its Release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater.
(77) Environmental Laws means any and all federal, provincial, state, municipal and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, grants, licences, agreements or other governmental restrictions of, as applicable, Canada, its provinces and all applicable municipalities thereof relating to the environment, occupational health and safety, health protection or any Environmental Activity.
(78) Equivalent Amount in one currency on any day means the amount of that currency into which a specified amount of another currency can be converted at the Bank of Canada’s noon spot rate (or at any other rate to which the parties agree) on such day and if that day is not a Business Day, on the immediately preceding Business Day.
(79) Excluded Taxes has the meaning given to it in Section 5.2(4).
(80) Existing Borrowers has the meaning given to it in Recital G.
(81) Event of Default means any of the events or circumstances specified in Section 11.1.
(82) Financial Assistance means, with respect to any Person and without duplication, any loan to or Investment in or other form of direct or indirect financial support of any other Person or any obligation (contingent or other) intended by such Person to enable another Person to incur or pay any Debt or to comply with agreements relating thereto or otherwise to assure or protect creditors of the other Person against loss in respect of Debt of the other Person and includes any guarantee of the Debt of the other Person and any absolute or contingent obligation:
(a)	to advance or supply funds for the purpose of the payment or purchase of any Debt of any other Person;

(b)	to purchase, sell or lease (as lessee or lessor) any property, assets, goods, services, materials or supplies primarily for the purpose of enabling any Person to make payment of Debt or to assure the holder thereof against loss in respect of any Debt; or

(c)	to indemnify or hold harmless any creditor of any other Person from or against any losses, liabilities or damages in respect of any Debt;
but excluding endorsements of negotiable instruments payable to such Person for collection or deposit in the ordinary course of business.
The amount of any Financial Assistance is the amount of any loan or Investment or direct or indirect financial support, without duplication, made or given, or all Debt of the obligor to which the Financial Assistance relates, unless the Financial Assistance is limited to a determinable amount, in which case the amount of the Financial Assistance is the determinable amount.
(83) Fiscal Quarter means the fiscal quarters of each Borrower, which end on March 31, June 30, September 30 and December 31 in each Fiscal Year.

(84) Fiscal Year means the fiscal year of each Borrower which currently ends on December 31.
(85) Fund means the Board of Trustees, solely in their capacity as trustees of Osprey Media Income Fund, an open-ended limited purpose trust established under the laws of the Province of Ontario.
(86) Fund Declaration of Trust means the amended and restated declaration of trust of the Fund dated January 1, 2006, as amended, restated, supplemented or otherwise modified from time to time.
(87) GAAP means generally accepted accounting principles in effect from time to time in Canada applied in a consistent manner from period to period, including, without limitation, the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants (except for changes approved by the Borrowers’ independent auditors in accordance with promulgations of the Canadian Institute of Chartered Accountants).
(88) Government Approvals means, with respect to any Person, all licences, permits, consents, authorizations and approvals from any and all Governmental Authorities required for the conduct of that Person’s business as presently conducted.
(89) Governmental Authority means, with respect to any Person, any domestic or foreign government including any federal, provincial, state, territorial or municipal government and any government agency, tribunal, commission or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.
(90) Granting Lender has the meaning given to it to it in Section 14.1(3)(a).
(91) Gross-Up has the meaning given to it in Section 5.2(6).
(92) Gross-Up Payment has the meaning given to it in Section 5.2(6).
(93) Hedge Contract means (i) a contract for the purchase of any currency with any other currency at an agreed rate of exchange on a specified date; (ii) an interest rate or currency swap or any other interest or exchange rate exposure management arrangements; or (iii) any arrangement evidencing any commodities hedge.
(94) Hedging Facilities means interest rate, foreign exchange and commodities hedging facilities permitted by the terms of this Agreement provided by one or more of the Credit Facility Lenders on a senior secured pari passu basis with the Credit Facilities.
(95) Holdco has the meaning given to it in Recital D.
(96) including means including without limitation and includes means includes without limitation.
(97) Indemnified Person has the meaning given to it in Section 3.13(1).

(98) Insurance Proceeds has the meaning given to it in Section 4.5.
(99) Interest Payment Date means the first Business Day of each month.
(100) Intellectual Property has the meaning given to it in Section 8.1(19).
(101) Investment means, for any Person, the acquisition (whether for cash, property, services, securities or otherwise) of shares, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make that acquisition but, for greater certainty, does not include Permitted Debt.
(102) ISDA means the International Swap and Derivatives Association, Inc. and any successor thereto.
(103) Issuance Date means the date on which a Letter of Credit or Letter of Guarantee is issued by the L/C Issuer in favour of a third party at the request of a Revolving Facility Borrower.
(104) ITA means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.
(105) Judgment Currency has the meaning given to it in Section 15.5.
(106) L/C Agreement has the meaning given to it in Section 2.10(3).
(107) L/C Issuer means the Swing Line Lender at the time a Letter of Credit or Letter of Guarantee is issued.
(108) Leased Property has the meaning given to it in Section 8.1(22).
(109) Lenders means all of the Credit Facility Lenders; in respect of any Hedging Facilities, “Lenders” shall also include any Affiliate of any Credit Facility Lender that is providing Hedging Facilities to a Borrower and, in respect of any Other Secured Obligations, “Lenders” shall also include any Credit Facility Lender, or Affiliate thereof in respect of Hedging Facilities, that was a Credit Facility Lender at the time any agreement under which the Other Secured Obligations arise was entered into.
(110) Letter of Credit means a commercial or standby letter of credit issued by the Swing Line Lender at the request and for the account of a Revolving Facility Borrower.
(111) Letter of Guarantee means a guarantee or other documentary credit issued by the Swing Line Lender on behalf of a Revolving Facility Borrower under this Agreement for the purpose of providing security to a third party that such Revolving Facility Borrower or such Revolving Facility Borrower’s designee will perform a contractual obligation owed to that party.
(112) Lien means any mortgage, charge, lien, hypothec or encumbrance, whether fixed or floating on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, Capital Lease or other security arrangement of any kind.
(113) Limited Partnership Agreement means the amended and restated limited partnership agreement establishing Osprey LP dated January 1, 2006, as amended, restated, supplemented or otherwise modified from time to time.
(114) Loan means a Prime Loan.
(115) Loan Party means any Borrower or any Material Subsidiary.
(116) Long Term Incentive Plan means the employee benefit plan established April 15, 2004 by Old Osprey and maintained by Osprey LP.
(117) Majority Lenders means, at the time of determination, those Credit Facility Lenders whose Commitments, in the aggregate, exceed 50% of the Total Commitment.
(118) Material Adverse Change means, where used in relation to the affairs of the Borrowers, a change in the business, operations or financial condition of the Borrowers that would have a Material Adverse Effect and, where used in relation to any other entity, has a similar meaning.
(119) Material Adverse Effect means a material adverse effect on (a) the business, operations, property or financial or other condition of the Borrowers and the Material Subsidiaries considered as a whole which would materially adversely affect the ability of the Borrowers or the Material Subsidiaries to perform and discharge their obligations under this Agreement or any of the other material Documents to which it is a party, (b) the Collateral, the Administrative Agent’s or the Lenders’ Liens on the Collateral or the priority of those Liens except as contemplated hereby, or (c) the Administrative Agent’s or the Lenders’ ability to enforce their rights or remedies under this Agreement or any of the other Documents; and, where used in relation to any other entity, has a similar meaning.
(120) Material Contract means any contract or agreement to which a Borrower or a Subsidiary is a party or by which it is bound, the termination or cancellation of which (prior to its scheduled termination date) would have a Material Adverse Effect including, without limitation, the agreements listed on Schedule 1.1(120).
(121) Material Default means a Default in respect of any of Sections 9.1(1), 9.1(3), 9.1(6), 9.1(9), 9.2 (other than Sections 9.2(1), 9.2(2), 9.2(3), 9.2(8), 9.2(9), 9.2(10), 9.2(14) and 9.2(16)), 9.3, 9.4(2), 9.4(3), 10.1, 11.1(2) and 11.1(12) and any event, circumstance or omission which with the giving of notice by the Administrative Agent to the Borrowers declaring such event, circumstance or omission an Event of Default, would constitute an Event of Default without, for greater certainty, any requirement that the Administrative Agent deliver such notice to the Borrowers.
(122) Material Subsidiary means each Subsidiary of a Borrower, established or acquired by a Borrower or a Subsidiary of a Borrower, that is each wholly owned, directly or indirectly; provided, that a Subsidiary established or acquired with the proceeds of equity or Permitted Subordinated Debt may not, at the option of a Borrower, be a Material Subsidiary so long as

(i) the aggregate Net Asset Value of all Subsidiaries which are not Material Subsidiaries (determined in accordance with GAAP and calculated as at the end of the Fiscal Quarter immediately preceding the date of determination) shall not at any time exceed an amount equal to $25,000,000; and (ii) the aggregate annual EBITDA of all Subsidiaries which are not Material Subsidiaries shall not exceed $3,000,000 for the 12-month period ending on the last day of the Fiscal Quarter immediately preceding the date of determination.
(123) Maturity Date means January 1, 2011.
(124) Net Asset Value means, at any time, the amount by which the assets of a Person and its subsidiaries on a consolidated basis exceed the liabilities of such Person and its subsidiaries on a consolidated basis as reflected on the consolidated balance sheet of such Person as at such time.
(125) Nominee has the meaning given to it in Recital G.
(126) Non BA Lender means a Credit Facility Lender that cannot or does not as a matter of policy issue bankers’ acceptances.
(127) Non-Swing Line Advances has the meaning given it in Section 2.9(4).
(128) OBCA has the meaning given to it in Recital B.
(129) Obligations means the Other Secured Obligations and all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for the payment of monetary amounts (whether or not performance is then required or contingent, or those amounts are liquidated or determinable) owing by the Borrowers or either of them to the Administrative Agent or any Lender under any or all of the Documents and all covenants and duties regarding those amounts, of any kind or nature, present or future, whether or not evidenced by any agreement or other instrument, owing under any or all of the Documents, including, without limitation, all obligations owed by the Borrowers under the Credit Facilities.
(130) Old Osprey has the meaning given to it in Recital C.
(131) Original Closing Date means July 31, 2001.
(132) Original Co-Arrangers has the meaning given to it in Recital A.
(133) Original Credit Facility Lenders has the meaning given to it in Recital D.
(134) Original Credit Agreement has the meaning given to it in Recital A.
(135) Original Lenders has the meaning given to it in Recital A.
(136) Osprey has the meaning given to it in Recital E.
(137) Osprey GP means Osprey Media GP Inc.
(138) Osprey LP means Osprey Media LP, a limited partnership constituted under the laws of Manitoba.

(139) Other Secured Obligations has the meaning given to it in Section 6.4.
(140) OTPPB means the Ontario Teachers’ Pension Plan Board.
(141) Overdraft means a Swing Line Loan advanced by the Swing Line Lender pursuant to Section 2.9(1)(b).
(142) Participant has the meaning given to it in Section 14.1(3)(a).
(143) Péladeau Group means any (i) individual who is related by blood, adoption or marriage to the Late Pierre Péladeau; (ii) any trust (whether testamentary or otherwise) the beneficiaries of which are all individuals described in (i); or (iii) any corporation or partnership which is controlled, directly or indirectly, by one or more individual referred to in (i) or a trust referred to in (ii), or any combination thereof.
(144) Permitted Acquisitions means acquisitions by a Borrower or a Material Subsidiary of a business or operation, whether the purchase of assets or shares (in any case, the “Acquisition Target”), that comply with the following conditions precedent:
(a)	the Acquisition Target shall be in, or used for, substantially the same line of business as the Business;

(b)	the Acquisition Target and all assets and operations ancillary thereto shall be located in Canada; provided that at any time assets or operations of an Acquisition Target may be located in any of the northern States of the United States of America, so long as the acquisition costs for all such non-Canadian assets (including all Transaction Costs) do not exceed in aggregate in respect of all Permitted Acquisitions, an amount greater than $10,000,000;

(c)	pro forma compliance, based on the Borrowers’ reasonable projections, with all covenants in Section 9.3 for a period of one year following the closing date of such acquisition;

(d)	the Acquisition Target shall be free and clear of all Liens other than Permitted Liens and the Administrative Agent, for itself and the benefit of the Lenders, shall have obtained a first priority perfected Lien (subject to Permitted Liens) in the Acquisition Target; under such documents, agreements and instruments and with such legal opinions in respect thereof as reasonably requested by the Administrative Agent; and

(e)	in respect of each Permitted Acquisition where all or a portion of the purchase price for the business or assets acquired (including all Transactions Costs) is funded from advances under the Revolving Facility, the sum of all amounts payable (including the purchase price and all Transaction Costs) of such acquisition or series of related acquisitions permitted hereunder shall not exceed Cdn$50,000,000 or the Equivalent Amount in any other currency;

provided that, for greater certainty, Capital Expenditures shall not be considered to be an acquisition by this definition.
(145) Permitted Debt of any Person means the following Debt of such Person:
(a)	the Obligations;

(b)	trade payables and other Debt to customers or suppliers of such Person (including obligations under carrier bonds) incurred in the ordinary course of business as part of or related to the purchase of goods and services provided to or by such Person;

(c)	Permitted Subordinated Debt;

(d)	Debt in respect of any Hedging Facilities and other Debt to any of the Lenders referred to in Section 6.4(b) whether or not it constitutes Other Secured Obligations;

(e)	Debt of a Borrower to any of its Material Subsidiaries or of any Material Subsidiary to a Borrower or any other Material Subsidiary;

(f)	Debt in respect of Taxes, assessments or other governmental charges or levies incurred in the ordinary course of business and which are not at the time due or delinquent or the validity of which are being contested in good faith by proper legal proceedings and as to which appropriate reserves are being maintained in accordance with GAAP and any Lien in connection therewith has been stayed or enforcement has not commenced;

(g)	Debt of any corporation which shall be acquired as a Permitted Acquisition or Debt of any vendor of assets which are purchased by a Borrower or any Material Subsidiary as a Permitted Acquisition which Debt is assumed as part of such purchase transaction, provided that (i) the recourse of such Debt is limited to the assets being acquired; (ii) any Lien in respect of such Debt does not extend to any assets other than such assets which are acquired; (iii) such Debt was not created as a result of or in contemplation of such acquisition; and (iv) the aggregate of all such Debt for all acquisitions which is not otherwise Permitted Debt shall not exceed in the aggregate $5,000,000;

(h)	Debt under Capital Leases;

(i)	Debt which is represented by a Permitted Lien;

(j)	any Financial Assistance provided by such Person in respect of any Debt (in the case of a Borrower, only in respect to Debt of its Material Subsidiaries, and in the case of a Material Subsidiary, only in respect to Debt of a Borrower or another Material Subsidiary) referred to in clauses (a) to (i) of this definition;

(k)	net employee pension liabilities and post-retirement liabilities of the Borrowers and the Material Subsidiaries for up to a maximum amount of $10,000,000 in the aggregate, so long as the Borrowers and each Material Subsidiary is at all times in compliance with its obligations under Section 9.1(12);

(l)	month-end accruals for taxes, benefits, salaries and other accruals including, without limitation, accruals on the amount set out in (k) above, all arising in the ordinary course of business and not yet due;

(m)	Debt under any Back-to-Back Securities; and

(n)	unsecured Debt having a maturity in excess of the Maturity Date and having covenants or restrictions which are less onerous than the Credit Facilities except in respect of pricing.
(146) Permitted Distributions means:
(a)	any Distribution paid or made in shares or other ownership interests, provided that such shares, or other ownership interests comply with Section 9.2(14);

(b)	any Distribution by a Borrower to its unitholders or shareholders, as applicable;

(c)	any Distribution in accordance with the Long Term Incentive Plan;

(d)	subject to clause (e) below, any Distribution paid in interest or the prepayment or repayment of principal on account of any Permitted Subordinated Debt;

(e)	any Distribution in respect of the Back-to-Back Securities; provided, however, that to the extent such payments are made to any Affiliates of the Borrowers other than QMI Entities, all corresponding payments required to be paid by such Affiliates pursuant to the related Back-to-Back Securities are received, immediately prior to, concurrently with or immediately subsequent to, any such payments by the Borrowers and the Material Subsidiaries, and each such payment by the Borrowers and the Material Subsidiaries shall be conditional upon receipt of an equal or greater amount from such Affiliate;

(f)	any Distributions between or among the Borrowers and any Material Subsidiary; and

(g)	any Distribution in respect of any Tax Benefit Transaction;
provided, in the case of each of clauses (a) to (d) inclusive and clause (g), that no Material Default or Event of Default has occurred and is continuing and that no Material Default or Event of Default will result from the making of any such Distribution and, in the case of clauses (e) and (f), that no Event of Default has occurred and is continuing and that no Event of Default will result from the making of such Distribution.

(147) Permitted Liens means:
(a)	any Lien created by, or arising under any statute or regulation or common law (in contrast with Liens voluntarily granted) in connection with, without limiting the foregoing, workers’ compensation, unemployment insurance, employers’ health tax or other social security or statutory obligations that secure amounts that are not yet due or which are being contested in good faith by proper proceedings diligently pursued and as to which adequate reserves have been established on a Borrower’s or a Subsidiary’s books and records and so long as no proceedings to enforce such Lien have been commenced;

(b)	Liens made or incurred in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the borrowing of money), leases, statutory obligations or surety and performance bonds;

(c)	any construction, workers’, materialmens’ or other like Lien created by law (in contrast with Liens voluntarily granted), arising in connection with construction or maintenance in the ordinary course of business, in respect of obligations which are not due or which are being contested in good faith by proper proceedings diligently pursued and as to which adequate reserves have been established on a Borrower’s or a Subsidiary’s books and records and so long as no proceedings to enforce such Liens have been commenced and, in respect only of Liens claiming in excess of $20,000, such Lien has not been registered against any real property or has been removed from any assets by way of lien bond or other manner acceptable to the Credit Facility Lenders;

(d)	any Lien for Taxes not due or being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established on a Borrower’s or a Subsidiary’s books and records and so long as no proceedings to enforce such Lien have been commenced;

(e)	minor imperfections in title on real property that do not materially detract from the value of the real property subject thereto and do not materially impair a Borrower’s or a Subsidiary’s, as the case may be, ability to carry on its business or the Administrative Agent’s or the Lenders’ rights and remedies under the Documents;

(f)	any purchase money Lien on specific assets (including Capital Leases) to secure indebtedness incurred to finance the acquisition of those assets where the amount of the obligations secured does not exceed 100% of the lesser of the cost or fair market value of the assets and the amount secured by all such Liens does not exceed $5,000,000 in the aggregate in any one Fiscal Year; and extensions, renewals or replacements thereof upon the assets if the amount of the obligations secured thereby is not increased;

(g)	restrictions, licenses, easements, rights-of-way, servitudes or other similar rights in land (including rights-of-way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other Persons which in the aggregate do not materially impair the usefulness, in the operation of the business of a Borrower and its Subsidiaries, considered as a whole, of the real property subject to the restrictions, easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other Persons;

(h)	the rights reserved to or vested in any Person by the terms of any lease, licence, franchise, grant or permit held by a Borrower or a Subsidiary, as the case may be, or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(i)	the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown and any statutory exceptions to title;

(j)	restrictive covenants affecting the use to which real property may be put, provided that the covenants are complied with and do not materially detract from the value of the real property concerned or materially impair its use in the operations of a Borrower or a Subsidiary, as the case may be;

(k)	the Security Documents;

(l)	the right reserved to or vested in any municipality or governmental or any other public authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(m)	Liens resulting from the deposit of cash or securities in connection with surety and appeal bonds and costs of litigation when required by law provided that such Lien does not extend beyond the cash or securities deposited and provided that the aggregate amount of all such Liens outstanding at any time shall not exceed $500,000;

(n)	security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business;

(o)	any Lien securing Permitted Debt which was existing on any property or asset when acquired by a Borrower provided such Lien does not extend beyond the properties acquired and extensions, renewals or replacements thereof upon such property if the amount of the obligations secured thereby are not increased;

(p)	undetermined or inchoate Liens, rights of distress and charges incidental to current operation which have not at such time been filed or exercised and of which none of the Credit Facility Lenders nor the Administrative Agent has been given notice, and which relate to obligations not due or payable;

(q)	zoning by-laws and other land use restrictions including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(r)	restrictive covenants, private deed restrictions or other agreements that relate to the use of real property provided that such agreements would not have a material adverse effect on such real property;

(s)	Liens on any specific asset acquired through a Tax Benefit Transaction provided such Liens do not extend to any assets other than such specific asset and provided further that such Liens are fully discharged or such specific asset is sold within 5 Business Days of such transaction; and

(t)	those Liens set out in Schedule 1.1(147) and extensions, renewals or replacements thereof provided such extension, renewal or replacement does not increase the obligations in respect of such Lien or extend the Lien to any additional property.
(148) Permitted Subordinated Debt means subordinated indebtedness evidenced in writing, including the QMI Sub Debt, which, to the prior satisfaction of the Credit Facility Lenders, shall: (i) be contractually subordinate in payment of principal, interest and fees and subordinate in priority to the Credit Facilities and Other Secured Obligations owing to the Lenders pursuant to the terms of an intercreditor or subordination agreement satisfactory to the Credit Facility Lenders, acting reasonably, (ii) have a maturity in excess of the Maturity Date, (iii) be unsecured, unless the total amount of all outstanding Permitted Subordinated Debt is equal to or less than 1:00 x the EBITDA of Bidco and the Material Subsidiaries on a rolling 12-month basis as measured by the most recent available financial statements after taking into account the transaction providing for the Permitted Subordinated Debt, in which event the Permitted Subordinated Debt may be secured with a subordinated second ranking security interest granted by a Borrower and only those Material Subsidiaries that are party to an agreement of the type referred to in clause (i) above in respect of such subordinated indebtedness and such intercreditor or subordination agreement shall be on terms satisfactory to the Lenders; (iv) not be repayable during the term of the Credit Facilities with respect to principal, except by way of Permitted Distributions, (v) contain satisfactory standstill and drag along provisions, (vi) have covenants or restrictions which, in the reasonable opinion of the Credit Facility Lenders, are less onerous than the Credit Facilities, (vii) may only accelerate after acceleration of the Credit Facilities, and (viii) include incurrence and performance based financial tests which are, in the reasonable opinion of the Credit Facility Lenders, less onerous than those contained herein.
(149) Person means any natural person, sole proprietorship, partnership, syndicate, trust, joint venture, Governmental Authority or any incorporated or unincorporated entity or association of any nature.
(150) Prime Loan means an Advance which is denominated in Canadian Dollars and in respect of which a Borrower is obligated to pay interest in accordance with Section 3.1.

(151) Prime Rate means, with respect to a Prime Loan, on any day the greater of:
(a)	the annual rate of interest announced from time to time by the Administrative Agent as being the reference rate of the Administrative Agent, or if the Administrative Agent shall not be a Schedule I Lender, a Schedule I Lender selected by the Administrative Agent, then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada; and

(b)	the CDOR Rate in effect on such date plus 75 basis points per annum.
Any change in the Prime Rate shall be effective on the date the change becomes effective generally.
(152) Prospectus means the final prospectus of the Fund dated April 6, 2004.
(153) Proceeds of Realization means the amount actually realized by the Administrative Agent and the Lenders upon enforcement of the Security Documents.
(154) QMI means Quebecor Media Inc.
(155) QMI Entities means QMI and any of its Subsidiaries and QMI Entity means any one of them.
(156) QMI Sub Debt means Debt of the Borrowers in favour of QMI, which (i) is unsecured; (ii) does not exceed a principal amount of $200,000,000 at any time outstanding; (iii) prohibits the payment of interest or principal on such Debt following an Event of Default or if an Event of Default would result from such payment; and (iv) is subordinated to the Credit Facilities and the Other Secured Obligations on terms satisfactory to the Credit Facility Lenders.
(157) Quebecor means Quebecor Inc.
(158) Rateable Portion, with respect to a Lender, means with respect to the Revolving Facility the fraction of the Total Revolving Commitment represented by that Lender’s Revolving Commitment and with respect to the Term Facility the fraction of the Total Term Commitment represented by that Lender’s Term Commitment and, with respect to Other Secured Obligations, the fraction of the total of all Lenders’ Other Secured Obligations represented by that Lender’s Other Secured Obligations.
(159) Real Property has the meaning given to it in Section 8.1(21).
(160) Reimbursement Date has the meaning given to it in Section 2.10(8).
(161) Reimbursement Obligation has the meaning given to it in Section 2.10(8).
(162) Release means the method by which a Contaminant comes to be in the environment at large and includes discharging, spraying, injection, abandonment, depositing, spilling, leaking, seeping, pouring, emitting, emptying, throwing, dumping, placing and exhausting, and when used as a noun has a correlative meaning.

(163) Reorganization has the meaning given to it in Recital H.
(164) Reorganization Letter means the letter dated September 12, 2007 from the Fund to the Administrative Agent outlining the proposed amendments to the Third Amended and Restated Credit Agreement and the proposed reorganization and transfer of assets and liabilities among the Fund and its Subsidiaries and Bidco, copies of which have been provided to the Lenders.
(165) Repeating Representations and Warranties means those representations and warranties set out in Section 8.1(1), (3), (4), (5)(a), (6), (7) (in relation to a Borrower’s most recent financial statements), (9), (11), (12), (16), (20) and (23).
(166) Reuters Screen CDOR Page means the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.
(167) Revolving Commitment means, with respect to any Credit Facility Lender, the principal amount set out opposite the Lender’s name in Schedule 1.1(167) under the heading “Revolving Commitment”, as the same may be reduced from time to time or cancelled from time to time in accordance with this Agreement.
(168) Revolving Facility has the meaning given to it in Section 2.1.
(169) Revolving Facility Borrowers means Osprey LP, the Fund and, as of the Bidco Effective Date, Bidco, and Revolving Facility Borrower means any one of them.
(170) Rollover means the rollover of an Advance by way of Bankers’ Acceptance, Letter of Credit or Letter of Guarantee for an additional Contract Period under Section 2.8(8) or Section 2.10(7), respectively.
(171) Rollover Date means the Business Day on which a Rollover occurs.
(172) Schedule I Lender means any Credit Facility Lender named on Schedule I to the Bank Act (Canada).
(173) Schedule II/III Lender means any Credit Facility Lender named on Schedule II or Schedule III to the Bank Act (Canada) or any other financial institution that carries on the business of lending.
(174) Schedule I Reference Banks means at least one but no more than two banks named on Schedule I to the Bank Act (Canada) as agreed by the Administrative Agent and the Borrowers.
(175) Schedule II/III Reference Banks means at least one but no more than two banks named on Schedule II to the Bank Act (Canada) as agreed by the Administrative Agent and the Borrowers.
(176) Schedules means the schedules attached to and forming part of this Agreement, as particularized in Section 1.16.

(177) Second Amended and Restated Closing Date means April 15, 2004.
(178) Second Amended and Restated Credit Agreement has the meaning given to it in Recital F.
(179) Security has the meaning given to it in the Securities Act (Ontario).
(180) Security Documents means the Documents creating Liens on the assets of the Borrowers or any Material Subsidiary in favour of the Administrative Agent on behalf of the Lenders to secure the Obligations or any guarantee thereof, and all other instruments, agreements and documents which have been or may hereafter from time to time be executed in connection therewith, including, without limitation, the Documents set out in Section 6.
(181) Subsidiary of a Person means (a) any corporation of which the Person and/or any one of its Subsidiaries holds, directly or beneficially, other than by way of security only, securities to which are attached more than 50% of the votes that may be cast to elect directors of such corporation, (b) any corporation of which the Person and/or any one of its Subsidiaries has, through operation of law or otherwise, the ability to elect or cause the election of a majority of the directors of such corporation and (c) any partnership, limited liability company or joint venture in which such Person and/or one or more Subsidiaries of such Person shall have, directly or indirectly, more than 50% of the votes that may be cast to elect the governing body of such entity.
(182) Sufficient Copies means, in respect of documents required to be delivered under this Agreement, the number of copies of each document equal to the number of Credit Facility Lenders plus the Administrative Agent at the time the document is delivered, unless the Borrowers are otherwise notified by the Administrative Agent.
(183) Swing Line Account has the meaning given to it in Section 2.9(1).
(184) Swing Line Facility means the credit facility made available to each Revolving Facility Borrower by the Swing Line Lender pursuant to Section 2.9.
(185) Swing Line Lender means Canadian Imperial Bank of Commerce when acting in its capacity as Swing Line Lender and any successor Swing Line Lender appointed from time to time with the consent of the Credit Facility Lenders and the Borrowers.
(186) Swing Line Loan means a loan or advance made under this Agreement in accordance with Section 2.9.
(187) Synergy Credit means the amount or value of synergies, efficiencies and savings realized by the Borrowers and the Material Subsidiaries during the 12-month period following a Permitted Acquisition (up to a maximum of $3,000,000 for each Permitted Acquisition) as a result of actions taken during such period in connection with a Permitted Acquisition as identified and calculated by the Borrowers from time to time and approved by the Credit Facility Lenders, such approval not to be unreasonably withheld after completion of the Credit Facility Lenders’ due diligence; provided that in making such calculation, the amount or value of any such synergies, efficiencies and savings in respect of which the Borrowers have taken a credit in any Fiscal Quarter shall have been realized in such Fiscal Quarter and the amount or value of such synergies, efficiencies and savings which have been identified but not fully realized shall be credited during the Fiscal Quarter (for up to three (3) additional Fiscal Quarters) in which such amount or value is realized.
(188) Tax Benefit Transaction means, for so long as the Borrowers are a direct or indirect Subsidiary of Quebecor, any transaction between a QMI Entity and Quebecor or any of its Affiliates, the primary purpose of which is to create tax benefits for any QMI Entity or for Quebecor or any of its Affiliates; provided, however, that (a) the QMI Entity involved in the transaction obtains, or has obtained in respect of a similar previous transaction to the extent same remains applicable as certified by the Vice-President, Taxation of Bidco (or any officer having similar functions), a favourable tax ruling from a competent tax authority or a favourable tax opinion from a nationally recognized Canadian law or accounting firm having a tax practice of national standing as to the tax efficiency of the transaction for such QMI Entity; (b) any Loan Party involved in the transaction delivers to the Administrative Agent (i) a resolution of the board of directors or trustees (as applicable) of such Loan Party to the effect the transaction will not prejudice the Lenders and certifying that such transaction has been approved by a majority of the disinterested members of such board of directors or trustees (as applicable), and (ii) an opinion as to the fairness to such Loan Party of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in Canada or the United States of America; (c) such transaction is set forth in writing; and (d) the EBITDA of Bidco is not reduced after giving pro forma effect to the transaction as if the same had occurred at the beginning of the most recently ended four fiscal quarter period of Bidco for which internal financial statements are available; provided, however, that if such transaction shall thereafter cease to satisfy the preceding requirements as a Tax Benefit Transaction, it shall thereafter cease to be a Tax Benefit Transaction for purposes of this Agreement and shall be deemed to have been effected as of such date and, if the transaction is not otherwise permitted by this Agreement as of such date, the Borrowers will be in Default hereunder if such transaction does not comply with the preceding requirements or is not otherwise unwound within 30 days of that date. Notwithstanding the foregoing, it is agreed and understood that (a) the above-mentioned tax ruling or tax opinion, resolution and fairness opinion shall not be required for any Tax Benefit Transaction in respect of which the net consideration payable to or by a QMI Entity does not exceed, singly, Cdn$10,000,000 and, in the aggregate Cdn$25,000,000 for the preceding twelve-month period; and (b) the above-mentioned resolution and fairness opinion shall not be required for any Tax Benefit Transaction conduced among QMI Entities.
(189) Tax Credit has the meaning given to it in Section 5.2(6).
(190) Taxes means all taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.
(191) Term Commitment means, with respect to any Credit Facility Lender, the aggregate principal amount set out opposite the Lender’s name in Schedule 1.1(191) under the heading “Term Commitment”, as such amount may be reduced from time to time or cancelled in accordance with this Agreement.
(192) Term Facility has the meaning given to it in Section 2.2.
(193) Term Facility Borrowers means the Fund, Osprey LP and, as of the Bidco Effective Date, Bidco, and Term Facility Borrower means any one of them.
(194) Third Amended and Restated Credit Agreement has the meaning given to it in Recital G.
(195) Total Commitment means the aggregate of the Total Revolving Commitment and the Total Term Commitment.
(196) Total Debt of a Person means, on a consolidated basis, without duplication:
(a)	the Credit Facility Obligations;

(b)	all debts and liabilities of such Person for borrowed money, including all debts and liabilities denominated in a foreign currency; for the purposes of calculating the amount of debt denominated in US$, the Borrowers shall use the exchange rate contemplated in the hedging agreements entered into by it to the extent to which such US$ denominated debt is covered by such hedging agreements;

(c)	obligations of such Person under Capital Leases;

(d)	indebtedness of such Person for the deferred purchase price of property other than Debt referred to in clause (b) of the definition of Permitted Debt and debt incurred in the ordinary course of the Person’s business and payable within a period not exceeding 120 days of its incurrence;

(e)	indebtedness of such Person evidenced by notes, bonds, debentures or similar instruments;

(f)	reimbursement obligations of such Person in respect of letters of credit, letters of guarantee, bankers’ acceptances and similar agreement;

(g)	without duplication of Debt in respect of any hedging agreement under clause (b) above, the out of the money mark-to-market exposure of the Person to any counterparty arising under Hedge Contracts entered into with such counterparty;

(h)	all Debt of the type referred to in clauses (a) to (g) above directly or indirectly guaranteed by such Person or for which such Person may be contingently liable; and

(i)	to the extent that the Debt in clauses (a) to (g) above would be classified as a liability on a balance sheet of such Person in accordance with GAAP, provided that Total Debt shall not include any Debt described in clause (e) of the definition of Permitted Debt.
(197) Total Revolving Commitment means the aggregate Revolving Commitment of all Lenders.
(198) Total Term Commitment means the aggregate Term Commitment of all Lenders.
(199) Transaction Costs means all professional fees, brokers fees paid on an arms length market basis, sales taxes and other direct costs and expenses of a transaction, plus a reasonable estimate of the income taxes payable in connection with such transaction to be based on a detailed proposal of the Borrowers, acceptable to the Credit Facility Lenders, acting reasonably, but for greater certainty does not include any other charges, not directly attributed to such transaction.
(200) U.S. Dollars and the symbol “US$” each mean lawful money of The United States of America.
(201) Written or in writing includes printing, typewriting, or any electronic means of communication capable of being legibly reproduced at the point of reception.
1.2 Business Day
     If under this Agreement any payment or calculation is to be made, or any other action is to be taken, (other than those expressly stated to be made or taken on the Closing Date) on or as of a day which is not a Business Day, that payment or calculation is to be made, and that other action is to be taken, as applicable, on or as of the next day that is a Business Day.
1.3 Conflict
     If there is a conflict between any provision of this Agreement and any provision of a Security Document, the relevant provision of this Agreement is to prevail.
1.4 Currency
     Unless otherwise specified, all amounts are stated and all payments are to be made in Canadian Dollars.
1.5 Time
     Time shall be of the essence in all provisions of this Agreement.
1.6 GAAP
     Unless otherwise expressly provided, all accounting terms, determinations and computations used in this Agreement shall be interpreted and all financial information shall be prepared in accordance with GAAP from time to time, consistently applied. The Borrowers and the Material Subsidiaries shall not change their accounting policies or practices without the prior written consent of the Majority Lenders or unless otherwise required by GAAP.
1.7 Headings and Table of Contents
     The division of this Agreement into sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.
1.8 Number and Gender
     Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.
1.9 References
     Unless otherwise specified, references in this Agreement to Sections and Schedules are to sections of, and schedules to, this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular section hereof.
1.10 Statutory References
     Unless otherwise specified, each reference to an enactment is deemed to be a reference to that enactment, and to the regulations made under that enactment, as in force from time to time.
1.11 Time of Day
     Unless otherwise specified, references to time of day or date mean the local time or date in the City of Toronto, Province of Ontario.
1.12 Governing Law
     This Agreement and each of the Documents are governed by, and are to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario, but without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of any Borrower or any Material Subsidiary may be found.
1.13 Entire Agreement
     This Agreement and all Documents constitute the entire agreement between the parties with respect to the subject matter and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral.

1.14 Severability
     If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:
(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction.
1.15 Action by Osprey LP
     Any reference herein to any action to be taken by, or notice to be given to, Osprey LP shall mean an action taken by, or notice given to, Osprey GP on behalf of Osprey LP.
1.16 Schedules
     The following Schedules are attached to and form part of this Agreement:
Schedule 1.1(26) — Form of Subordination Agreement
Schedule 1.1(37) — Branches of Account
Schedule 1.1(57) — Compliance Certificate
Schedule 1.1(69) — Discount Note
Schedule 1.1(120) — Material Contracts
Schedule 1.1(147) — Permitted Liens
Schedule 1.1(167) — Revolving Commitment
Schedule 1.1(191) — Term Commitment
Schedule 2.6(1) — Notice of Requested Advance
Schedule 2.8(8) — Notice of Rollover or Payment of Bankers’ Acceptances
Schedule 2.10(7) — Notice of Rollover of Letter of Credit or Letter of Guarantee
Schedule 2.12 — Conversion Option Notice
Schedule 4.6 — Notice of Prepayment
Schedule 4.7 — Notice of Cancellation of Credit Facilities
Schedule 8.1(15) — Canadian Benefit Plans and Pension Plans
Schedule 8.1(17) — Corporate Organization Chart
Schedule 8.1(18) — Environmental Matters
Schedule 8.1(19) — Intellectual Property
Schedule 8.1(21) — Real Property
Schedule 8.1(22) — Leased Property

Schedule 9.3(4)(a) — Example of Synergy Credit
Schedule 14.1(3)(b) — Assignee’s Undertaking
SECTION 2 — THE CREDIT FACILITIES
2.1 Establishment of Revolving Facility
     Revolving Facility. Subject to the terms and conditions of this Agreement, the Credit Facility Lenders hereby agree to maintain in favour of the Revolving Facility Borrowers a committed revolving credit facility (the “Revolving Facility”) in an aggregate amount equal to the Total Revolving Commitment. Each Credit Facility Lender severally agrees to make its Revolving Commitment available to the Revolving Facility Borrowers by way of Prime Loans and Bankers’ Acceptances. Subject to the provisions of this Agreement, the Revolving Facility Borrowers may borrow, repay and reborrow under the Revolving Facility up to the amount of the Total Revolving Commitment.
2.2 Establishment of Term Facility
     Subject to the terms and conditions of this Agreement, the Credit Facility Lenders hereby agree to maintain in favour of the Term Facility Borrowers a term credit facility (the “Term Facility”) in the amount of the Total Term Commitment. As at the Closing Date, the Term Facility is fully drawn. The Term Facility is non-revolving and amounts repaid (excluding Rollovers and Conversions otherwise permitted hereunder of B/A’s on the maturity thereof) may not be reborrowed under the Term Facility and any such repayments received by a Credit Facility Lender shall be a permanent reduction of the Term Commitment of any such Credit Facility Lender. Each Credit Facility Lender severally agrees to make its Term Commitment available to the Term Facility Borrowers by way of Prime Loans and Bankers’ Acceptances.
2.3 Obligations of the Lenders and the Administrative Agent
(1) Rateable Portion. Subject to the provisions of this Agreement, each Credit Facility Lender agrees to make available its Rateable Portion of each Advance (or Rollover or Conversion thereof) other than a Swing Line Loan to the applicable Borrower. No Credit Facility Lender shall be responsible for a Commitment of any other Credit Facility Lender. The failure of a Credit Facility Lender to make available an Advance (or Rollover or Conversion thereof) other than a Swing Line Loan in accordance with its obligations under this Agreement shall not release any other Credit Facility Lender from its obligations. Notwithstanding anything to the contrary in this Agreement, no Credit Facility Lender shall be obligated to make Advances available to the applicable Borrower in excess of its Term Commitment or Revolving Commitment, as the case may be. If a Credit Facility Lender does not make available its Rateable Portion of an Advance to which the applicable Borrower is otherwise entitled, one or more other Credit Facility Lenders may, in their sole discretion, make such portion of the Advance available and such additional Advance shall be added to the Obligations due to such Credit Facility Lender or Credit Facility Lenders notwithstanding that such Advance may be in excess of such Credit Facility Lender’s Rateable Portion or Term Commitment or Revolving Commitment, as the case may be. Nothing herein shall obligate any Credit Facility Lender to make available the Rateable Portion of another Credit Facility Lender.
(2) Separate Obligation. The obligation of each Credit Facility Lender to make its Commitment available to the Revolving Facility Borrowers or Term Facility Borrowers, as applicable, is a separate obligation between each Credit Facility Lender and the Revolving Facility Borrowers or Term Facility Borrowers, as applicable, and that obligation is not the several or joint and several obligation of any other Credit Facility Lender.
2.4 Revolving Nature of Revolving Facility
     Subject to the provisions of this Agreement, the Revolving Facility Borrowers may increase or reduce the amount of Advances outstanding under the Revolving Facility by borrowing, repaying and reborrowing Prime Loans, Swing Line Loans and by causing the acceptance of Bankers’ Acceptances and funding them at maturity, and by causing the issue and re-issue of Letters of Credit or Letters of Guarantee from time to time. If and so long as there shall be outstanding any Advance or Advances under the Revolving Facility referred to in Section 2.5(4), all repayments made on account of the Revolving Facility shall be deemed first to be repayments on account of such Advance or Advances.
2.5 Purpose
     The proceeds of Advances made under the Revolving Facility shall be used solely for (1) Permitted Acquisitions, including any related Transaction Costs in connection therewith; (2) Capital Expenditures; (3) general corporate purposes of the Borrowers and the Material Subsidiaries (which excludes any uses related to any activity to the extent prohibited herein); and (4) for Permitted Distributions, subject to a minimum availability of $20,000,000 under the Revolving Facility after any such Permitted Distribution. For greater certainty, there will be no further Advance under the Term Facility and the Term Facility was fully Advanced under the Original Credit Agreement for the purpose of financing the acquisition of certain assets of Osprey and the Material Subsidiaries.
2.6 Borrowing Procedures — General
(1) Notice of Borrowing. All Advances other than the Swing Line Loans require notice. To request an Advance, the applicable Borrower shall give to the Administrative Agent written notice substantially in the form attached as Schedule 2.6(1), indicating the purpose of the Advance, the amount of the requested Advance, at or before the time set out below opposite the type of Advance that the applicable Borrower wishes to request:

Type of Advance	Time of Notice

Prime Loans or Swing Line Loans (other than Overdrafts)	Before 10:00 a.m. one Business Day prior to the Drawdown Date.

Bankers’ Acceptances	Before 10:00 a.m. two Business Days prior to the requested Drawdown Date.

Type of Advance	Time of Notice

Letters of Credit and Letters of Guarantee	Before 10:00 a.m. two Business Days prior to the Issuance Date.
Each notice given in respect of an Advance by way of Prime Loan shall indicate the amount of the required Advance and the date funds are required. Each notice given in respect of an Advance by way of Bankers’ Acceptances shall indicate the amount of the Bankers’ Acceptances to be issued and the applicable Contract Period of the Bankers’ Acceptances (which shall be identical for each Credit Facility Lender). Each notice given in respect of an Advance by way of Letters of Credit and Letters of Guarantee shall indicate the amount of the Letter of Credit or Letter of Guarantee to be issued, the applicable Contract Period, the beneficiary, the terms of draw under the requested Letter of Credit or Letter of Guarantee and all other relevant information.
(2) Limits on Advances. Notwithstanding any other term of this Agreement, a Borrower shall not request from the Administrative Agent an Advance if, on the day notice of the Advance is given pursuant to Section 2.6(1), after giving effect to the Advance, the principal amount of all Advances outstanding from any Credit Facility Lender would exceed the Commitment of the Credit Facility Lender. No Advance shall have a term that extends beyond the Maturity Date.
(3) Administrative Agent Determination. Each determination by the Administrative Agent of the Prime Rate shall, in the absence of manifest error, be final, conclusive and binding on each Borrower and the Credit Facility Lenders.
2.7 Minimum Advances
     Each Advance by way of Prime Loan shall be in a minimum aggregate amount of Cdn$1,000,000. Each Advance by way of Bankers’ Acceptance shall be in a minimum aggregate face amount of Cdn$2,000,000 and larger whole multiples of Cdn$100,000.
2.8 Bankers’ Acceptances
(1) Term. Each Bankers’ Acceptance shall have a Contract Period of 1, 2, 3 or 6 months or such other Contract Period of 10 to 180 days as selected by the applicable Borrower, subject to availability. No Contract Period shall extend beyond the Maturity Date.
(2) Discount Rate. On each Drawdown Date on which Bankers’ Acceptances are to be accepted, the Administrative Agent shall advise the applicable Borrower as to the Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the Credit Facility Lenders have agreed to purchase.
(3) Purchase. If a Credit Facility Lender purchases a Bankers’ Acceptance accepted by it, the applicable Borrower shall sell and that Credit Facility Lender shall purchase the Bankers’ Acceptance at the applicable Discount Rate. The Credit Facility Lender shall provide to the Administrative Agent’s Account for Payments the Discount Proceeds less the Acceptance Fee payable by the applicable Borrower with respect to the Bankers’ Acceptance.

(4) Sale. Each Credit Facility Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.
(5) Power of Attorney for Execution of Bankers’ Acceptances. To facilitate availment of Advances by way of Bankers’ Acceptances, each Borrower hereby appoints each Credit Facility Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Credit Facility Lender, blank forms of Bankers’ Acceptances. In this respect, it is each Credit Facility Lender’s responsibility to maintain an adequate supply of blank forms of Bankers’ Acceptances for acceptance under this Agreement. Each Borrower recognizes and agrees that all Bankers’ Acceptances signed and/or endorsed on its behalf by a Credit Facility Lender shall bind such Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the applicable Borrower. Each Credit Facility Lender is hereby authorized to issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by such Credit Facility Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such Credit Facility Lender. No Credit Facility Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or wilful misconduct of the Credit Facility Lender or its officers, employees, agents or representatives. Each Credit Facility Lender shall maintain a record with respect to Bankers’ Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Credit Facility Lender agrees to provide such records to the applicable Borrower at the applicable Borrower’s expense upon request.
(6) Execution. Drafts drawn by a Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of such Borrower or by its attorneys including attorneys appointed pursuant to Section 2.8(5). Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for such Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on such Borrower.
(7) Issuance. The Administrative Agent, promptly following receipt of a notice of Advance, Rollover or Conversion by way of Bankers’ Acceptances, shall advise the Credit Facility Lenders of the notice and shall advise each Credit Facility Lender of the name of the applicable Borrower giving such notice and the face amount of Bankers’ Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Credit Facility Lenders). The aggregate face amount of Bankers’ Acceptances to be accepted by a Credit Facility Lender shall be determined by the Administrative Agent by reference to that Credit Facility Lender’s Rateable Portion of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Credit Facility Lender would not be Cdn$1,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent in its sole discretion to Cdn$1,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Credit Facility Lender shall have aggregate outstanding advances in excess of its Commitment.

(8) Rollover. At or before 10:00 a.m. two (2) Business Days before the maturity date of any Bankers’ Acceptances, a Borrower shall give to the Administrative Agent written notice substantially in the form attached as Schedule 2.8(8) if the applicable Borrower intends to repay the maturing Bankers’ Acceptances on the maturity date or if the applicable Borrower intends to issue Bankers’ Acceptances on the maturity date to provide for the payment of the maturing Bankers’ Acceptances. Otherwise, such Borrower shall provide payment to the Administrative Agent on behalf of the Credit Facility Lenders of an amount equal to the aggregate face amount of the Bankers’ Acceptances on their maturity date. If such Borrower fails to make the payment, such Borrower’s obligations in respect of the maturing Bankers’ Acceptances shall be deemed to have been converted on the maturity date thereof into Prime Loans.
(9) Waiver of Presentment and Other Conditions. Each Borrower waives presentment for payment and any other defence to payment of any amounts due to a Credit Facility Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by the Credit Facility Lender in its own right and each Borrower agrees not to claim any days of grace if the Credit Facility Lender as holder sues such Borrower on the Bankers’ Acceptance for payment of the amount payable by that Borrower thereunder.
(10) Circumstances Making Bankers’ Acceptances Unavailable. If the Majority Lenders determine in good faith, which determination shall be final, conclusive and binding upon the Borrowers, and notifies the Borrowers that, by reason of circumstances affecting the money market there is no market for Bankers’ Acceptances or the demand for Bankers’ Acceptances is insufficient to allow the sale or trading of the Bankers’ Acceptances created hereunder, then:
(a)	the right of each Borrower to request an Advance by means of Bankers’ Acceptances shall be suspended until the Majority Lenders determine that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Borrowers; and

(b)	any notice of Drawdown or Rollover in respect of a Bankers’ Acceptance which is outstanding shall be cancelled and any outstanding notice of Conversion to convert a Prime Rate Loan into a Bankers’ Acceptance shall be cancelled and the request for a Drawdown or Rollover by means of Bankers’ Acceptance shall be deemed to be a request for a Drawdown of, or Rollover to, a Prime Loan in the face amount of the requested Bankers’ Acceptance.
The Administrative Agent shall promptly notify the Borrowers of the suspension of the Borrowers’ right to request a Drawdown by means of Bankers’ Acceptances and of the termination of any such suspension.
(11) BA Equivalent Loans by Non BA Lenders. Whenever a Borrower requests an Advance under this Agreement by way of Bankers’ Acceptances, each Non BA Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan to such Borrower in an amount equal to the Non BA Lender’s Rateable Portion of the Advance.

(12) Terms Applicable to Discount Notes. As set out in the definition of Bankers’ Acceptances, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:
(a)	the term of a Discount Note shall be the same as the Contract Period for Bankers’ Acceptances accepted and purchased on the same Drawdown Date in respect of the same Advance;

(b)	an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and

(c)	the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by the Administrative Agent (as Credit Facility Lender) on the same Drawdown Date, Rollover Date or Conversion Date, as the case may be, in respect of the same Advance.
(13) Depository Bills and Notes Act. At the option of the Borrowers and any Credit Facility Lender, Bankers’ Acceptances under this Agreement to be accepted by that Credit Facility Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.8.
2.9 Swing Line Loans
(1) Swing Line Accounts. The Swing Line Lender has established at its Branch of Account an account for each Revolving Facility Borrower which is referred to as a “Swing Line Account.” The Swing Line Account shall record the day to day banking business of each Revolving Facility Borrower through the Swing Line Lender (other than under this Agreement). If, at the end of any Business Day, the aggregate balance in the Swing Line Accounts:
(a)	is a credit in excess of $100,000, the Swing Line Lender may apply the amount of the credit or any part thereof rounded down to the nearest Cdn$25,000 as applicable, as a repayment of Swing Line Loans owing to the Swing Line Lender; or

(b)	is a debit, the Swing Line Lender shall, if there is sufficient availability under its Commitment, make available an Advance (a “Swing Line Loan”) by way of Prime Loan in an amount rounded up to the nearest Cdn$25,000 to place the applicable Revolving Facility Borrower in a minimum net credit position of zero (an “Overdraft”).
In addition, the Revolving Facility Borrowers may request Swing Line Loans and Letters of Credit or Letters of Guarantee in accordance with the applicable notice requirement set out in Section 2.6.

(2) Advances. Advances by the Swing Line Lender outstanding under this Section are limited to Cdn$10,000,000. The aggregate amount of all Swing Line Loans, Advances and the face amount of all issued and outstanding Letter(s) of Credit and Letter(s) of Guarantee shall be deducted from the availability under the Revolving Facility. Each Advance under the Swing Line Facility shall be available only by way of Prime Loans and Letters of Credit and Letters of Guarantee. At any time, and from time to time, the Swing Line Lender shall notify the Administrative Agent of the requirement for an Advance by way of Prime Loan under the Revolving Facility and the Administrative Agent shall notify the Credit Facility Lenders of such requirements and the amount of such Advance to be made available by each of them in an amount as nearly equal to that Credit Facility Lender’s Rateable Portion of the, Advances by the Swing Line Lender outstanding under this Section as is possible under the limitations regarding amount set out in Section 2.7. The proceeds of that Advance shall be deposited by the Administrative Agent to the applicable Swing Line Account to be applied against the Swing Line Lender’s Advances made available under this Section.
(3) Letters of Credit. The Swing Line Lender may, at the request of a Revolving Facility Borrower, issue Letters of Credit or Letters of Guarantee under the Swing Line Facility, in accordance with the notice requirements of Section 2.7 and the provisions of Section 2.10. The maximum amount of exposure of the L/C Issuer to the beneficiary under all Letters of Credit and Letters of Guarantee outstanding at any time shall be deducted from the maximum of Swing Line Loans available under Section 2.9(2).
(4) Provisions relating to Swing Line Facility. While the Swing Line Lender is the sole Lender making Advances or issuing Letters of Credit or Letters of Guarantee under the Swing Line Facility, its participation in Advances under the Revolving Facility which are not made under the Swing Line Facility (“Non-Swing Line Advances”) shall be reduced, and the participations of the other Credit Facility Lenders in such Non-Swing Line Advances shall be increased, and such participations may be adjusted from time to time, as determined by the Administrative Agent, so that each Credit Facility Lender’s overall Rateable Portion of the aggregate of all Advances under the Revolving Facility, including the Swing Line Facility is, to the greatest extent practicable, equal to the Rateable Portion of each Credit Facility Lender. For greater certainty, the maximum aggregate amount of Advances and Letters of Credit and Letters of Guarantee that could be outstanding under the Swing Line Facility at any time shall be deducted from the availability of the Swing Line Lender to make Non-Swing Line Advances.
(5) Transfer Relating to Rateable Portion. Notwithstanding that Advances and Letters of Credit and Letters of Guarantee under the Swing Line Facility are from time to time made by the Swing Line Lender and the Swing Line Lender’s participation in Non-Swing Line Advances is reduced, and the participation of the other Credit Facility Lenders in Non-Swing Line Advances is increased in accordance with Section 2.9(4), it is the intention of the parties that the ultimate credit risk and exposure of each Credit Facility Lender in respect of the Revolving Facility be in accordance with its Rateable Portion of the entire amount of the Revolving Facility. Accordingly, upon the Obligations becoming due and payable under Section 11.2, each Credit Facility Lender shall (and hereby absolutely, unconditionally and irrevocably agrees to) do all such things, including delivery of indemnity agreements and assignments to other Credit Facility Lenders of Advances and Letters of Credit and Letters of Guarantee made by the Swing Line Lender under the Swing Line Facility or assignments to the Swing Line Lender of Non-Swing

Line Advances made by other Credit Facility Lenders as shall be required to ensure that result. Any such action on the part of the Credit Facility Lenders shall be binding on the Revolving Facility Borrowers and the Material Subsidiaries.
If any Credit Facility Lender fails to take the actions required by this Section, the Administrative Agent may, without prejudice to the other rights of the Credit Facility Lenders, make such adjustments to the payments to the defaulting Credit Facility Lender under this Agreement as are necessary to compensate the other Credit Facility Lenders for the defaulting Credit Facility Lender’s failure.
(6) Swing Line Facility After Acceleration. Subject to the provisions of Section 2.9(5) regarding the assignment of interests in Advances and Letters of Credit and Letters of Guarantee under the Swing Line Facility in the event of acceleration of payment of the Obligations, the provisions of this Agreement do not apply to Advances and issuance of Letters of Credit and Letters of Guarantee under the Swing Line Facility to the extent that the provisions contemplate the participation by any Credit Facility Lender other than the Swing Line Lender in making Advances and issuing Letters of Credit and Letters of Guarantee and receiving payments in respect of Advances and Letters of Credit and Letters of Guarantee under the Swing Line Facility. All Advances and issuing Letters of Credit and Letters of Guarantee under the Swing Line Facility shall be made solely by the Swing Line Lender and records concerning such Advances and Letters of Credit and Letters of Guarantee shall be maintained solely by the Swing Line Lender. All Payments of principal, interest, fees and other amounts relating to Advances and Letters of Credit and Letters of Guarantee under the Swing Line Facility shall be made solely to the Swing Line Lender. Any notices by the Revolving Facility Borrowers in connection with the Swing Line Facility shall be made to the Swing Line Lender. Notice and minimum amount requirements in respect of Advances shall not apply to Advances by way of Overdrafts under the Swing Line Facility.
2.10 Letters of Credit and Letters of Guarantee
(1) Currency. Each Letter of Credit and Letter of Guarantee shall be issued in Canadian Dollars or U.S. Dollars and shall mature on a Business Day.
(2) Maximum Amount. The aggregate Advances which may be outstanding by way of Letter of Credit and Letter of Guarantee shall not exceed Cdn$2,000,000 or the Equivalent Amount in U.S. Dollars.
(3) Other Documentation. The issue of a Letter of Credit or a Letter of Guarantee is subject to the execution and delivery of an application and agreement or other specific agreement relative to the instrument in form and substance satisfactory to the L/C Issuer acting reasonably (“L/C Agreement”). In the event of a conflict between the terms and conditions of the L/C Agreement and this Agreement, this Agreement shall prevail.
(4) Retirement. A Letter of Credit or a Letter of Guarantee may only be retired on its maturity date unless and to the extent it has been honoured or unless the written consent of the beneficiary of the instrument has been obtained and the original instrument has been returned to the issuing Credit Facility Lender.

(5) Drawings. Any drawing under a Letter of Credit or Letter of Guarantee shall be funded by an Advance by way of a Swing Line Loan.
(6) Term. Each Letter of Credit and Letter of Guarantee shall have a Contract Period of not less than thirty (30) days or more than 365 days.
(7) Rollover. Before the maturity date of any Letter of Credit or Letter of Guarantee the applicable Revolving Facility Borrower shall notify the L/C Issuer and the Swing Line Lender by notice substantially in the form attached as Schedule 2.10(7) if it wishes the issue of a replacement Letter of Credit or Letter of Guarantee on the maturity date. If such Revolving Facility Borrower fails to provide the foregoing notice, the maturing Letter of Credit or Letter of Guarantee shall expire on its maturity date.
(8) Reimbursement. The L/C Issuer will notify the applicable Revolving Facility Borrower and the Administrative Agent promptly following the presentment for payment of any Letter of Credit or Letter of Guarantee which notice shall include the date (a “Disbursement Date") such payment shall be made. Subject to the terms and provisions of such Letter of Credit or Letter of Guarantee, the L/C Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit or Letter of Guarantee (each, a “Disbursement”). Unless such Revolving Facility Borrower has made alternative arrangements with the L/C Issuer with respect to payment of an amount sufficient to permit the L/C Issuer to discharge its obligations under the Letter of Credit or Letter of Guarantee together with that amount equal to any and all charges and expenses which the L/C Issuer may pay or incur in respect to such Letter of Credit or Letter of Guarantee, on or prior to 12:00 noon, Toronto time on the Disbursement Date, such Revolving Facility Borrower will reimburse the L/C Issuer for all amounts disbursed under the Letter of Credit or Letter of Guarantee together with that amount equal to any and all charges and expenses which the L/C Issuer may pay or incur in respect of such Letter of Credit or Letter of Guarantee failing which, any such payment so payable shall be deemed to be an Advance in accordance with Section 2.10(5) hereof; provided that the provisions of Section 7 regarding conditions for Advances shall not apply to such Advances. In the event that any amount so payable by the L/C Issuer exceeds the amount available to be drawn down by the Revolving Facility Borrowers under the Swing Line Facility, then forthwith upon receipt of such notice, the Revolving Facility Borrowers shall provide to the L/C Issuer an amount equal to such excess amount. The Revolving Facility Borrowers’ obligation (a “Reimbursement Obligation”) to reimburse the L/C Issuer with respect to each Disbursement, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defence to payment which the Revolving Facility Borrowers may have or have had against any Credit Facility Lender or any beneficiary of a Letter of Credit or Letter of Guarantee, including any defence based upon the occurrence of any Default, any draft, demand or certificate or other document presented under a Letter of Credit or Letter of Guarantee proving to be forged, fraudulent, invalid or insufficient, the failure of any Disbursement to conform to the terms of the applicable Letter of Credit or Letter of Guarantee (if, in the L/C Issuer’s good faith opinion, acting reasonably, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Disbursement, or the legality, validity, form, regularity, or enforceability of such Letter of Credit or Letter of Guarantee; provided, however, that nothing herein shall adversely affect the right of the Revolving Facility Borrowers to commence any proceeding against the L/C Issuer for any wrongful Disbursement made by the

L/C Issuer under a Letter of Credit or Letter of Guarantee as a result of gross negligence or wilful misconduct on the part of the L/C Issuer.
(9) Deemed Disbursements. Upon the declaration by the Administrative Agent that all Advances are immediately due and payable or are due and payable on demand pursuant to Section 11.2 or the occurrence of the Maturity Date, an amount equal to any portion of an outstanding and undrawn Letter of Credit or Letter of Guarantee shall, at the election of the L/C Issuer acting on instructions from the Majority Lenders, and without demand upon or notice to the Revolving Facility Borrowers, be deemed to have been paid or disbursed by the L/C Issuer under such Letter of Credit or Letter of Guarantee (notwithstanding that such amount may not in fact have been so paid or disbursed), and, upon notification by the L/C Issuer to the Administrative Agent and the applicable Revolving Facility Borrower of its obligations under this Section 2.10(9), such Revolving Facility Borrower shall be immediately obligated to reimburse the L/C Issuer for the amount deemed to have been so paid or disbursed by the L/C Issuer. Any amounts so received by the L/C Issuer from such Revolving Facility Borrower pursuant to this Section 2.10(9) shall be held in an interest bearing account with the L/C Issuer as collateral security for the repayment of such Revolving Facility Borrower’s obligations in connection with the Letters of Credit or Letters of Guarantee issued by the L/C Issuer. At any time when such Letters of Credit or Letters of Guarantee shall terminate or be reduced, the obligations of the Revolving Facility Borrowers under this Section 2.10(9) shall be reduced accordingly (subject, however, to reinstatement in the event any payment in respect of such Letters of Credit or Letters of Guarantee is recovered in any manner from the L/C Issuer), and the L/C Issuer will return to the applicable Revolving Facility Borrower the amount, if any, by which (i) the amount deposited by such Revolving Facility Borrower with the L/C Issuer together with accrued interest thereon; (ii) exceeds the amount applied by the L/C Issuer to any Reimbursement Obligation of such Revolving Facility Borrower less the amount of all Reimbursement Obligations of such Revolving Facility Borrower.
     If, pursuant to Section 11.2, the Administrative Agent withdraws its declaration that all Advances are immediately due and payable or are due and payable on demand, or at such time when all Events of Default shall have been cured or waived, the L/C Issuer shall return to the applicable Revolving Facility Borrower all amounts then on deposit with such L/C Issuer pursuant to this Section 2.10(9).
(10) Nature of Reimbursement Obligations. The Revolving Facility Borrowers shall assume all risks of the acts, omissions, or misuse of any Letter of Credit or Letter of Guarantee it has requested by the beneficiary thereof. Neither the L/C Issuer nor any Credit Facility Lender (except to the extent of its own gross negligence or wilful misconduct) shall be responsible for:
(a)	the form, validity, sufficiency, accuracy, genuineness, or legal effect of any Letter of Credit or Letter of Guarantee or any document submitted by any party in connection with the application for or issuance of a Letter of Credit or Letter of Guarantee, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged;

(b)	the form, validity, sufficiency, accuracy, genuineness, or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of

Credit or Letter of Guarantee or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;
(c)	failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit or Letter of Guarantee;

(d)	errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, telecopier, or otherwise; or

(e)	any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit or Letter of Guarantee or of the proceeds thereof.
None of the foregoing shall affect, impair, or prevent the vesting of any of the rights or powers granted to the L/C Issuer or any Credit Facility Lender hereunder. Any action taken or omitted to be taken by the L/C Issuer in good faith (other than gross negligence or wilful misconduct) shall be binding upon the Revolving Facility Borrowers and shall not subject the L/C Issuer to any resulting liability to the Revolving Facility Borrowers.
(11) Indemnity for Costs. The Revolving Facility Borrowers shall indemnify the L/C Issuer against any and all costs, damages, expenses, taxes (other than taxes on overall net income, assets or capital), claims and demands which the L/C Issuer may incur or sustain by reason of or arising in any way whatsoever in connection with the operating, establishing or paying of the amounts payable under the Letter of Credit or Letter of Guarantee or arising in connection with any amounts payable by the L/C Issuer thereunder.
2.11 Hedge Contracts
(1) Procedure. Each Lender may establish an uncommitted Hedging Facility in favour of any Borrower. Any Borrower may enter into Hedge Contracts under the Hedging Facilities from time to time over the telephone with representatives of a Lender’s trading unit, the terms of which shall be confirmed in writing in accordance with the procedures established by the trading unit of the relevant Lender. Any Hedge Contracts entered into with a Lender must be permitted by the terms of this Agreement.
(2) Terms and Conditions. Each Hedge Contract is governed by the terms and conditions set out in the confirmation forwarded by the applicable Lender to the applicable Borrower on entering into the Hedge Contract and any applicable ISDA agreement. If there is a conflict between the terms and conditions set out in the confirmation or ISDA agreement and this Agreement, the confirmation or ISDA agreement shall govern unless otherwise expressly provided herein or therein.
(3) Maturity. Hedge Contracts may, at the discretion of each Lender, have Contract Periods extending beyond the Maturity Date. Any Hedge Contract entered into with any Lender at any time shall survive such Lender or its Affiliate ceasing to be a Credit Facility Lender hereunder or the termination of this Agreement.

(4) Uncommitted. Any Lender may, at its sole discretion, decline to make any Hedge Contract available to any Borrower at any time.
2.12 Conversion Option
     Subject to this Agreement, a Borrower may, during the term of this Agreement, effective on any Business Day, convert, in whole or in part, an outstanding Advance (other than by way of Letter of Credit or Letter of Guarantee) into another type of Advance permitted under the Credit Facility (other than by way of Letter of Credit or Letter of Guarantee) upon giving written notice to the Administrative Agent in substantially the form attached hereto as Schedule 2.12, the notice period being that which would be applicable to the type of Advance into which the outstanding Advance is to be converted. Conversions under this Section 2.12 may only be made provided that:
(a)	each conversion to an Advance shall be for minimum aggregate amounts and whole multiples in excess thereof as are specified in respect of that type of Advance in this Section 2;

(b)	an Advance by way of Bankers’ Acceptance may be converted only on the last day of the relevant Contract Period; if less than all Advances by way of Bankers’ Acceptances are converted, after the conversion not less than Cdn$1,000,000 shall remain as Advances by way of Bankers’ Acceptances; and

(c)	no Conversion into or Rollover of Bankers’ Acceptances shall be permitted if a Default or Event of Default shall have occurred and be continuing on the relevant Conversion Date or Rollover Date or after giving effect to the Conversion or Rollover of the Advance to be made on the Conversion Date or Rollover Date.
2.13 Conversion and Rollover Not Repayment
     No Conversion or Rollover shall constitute a repayment of any Advance or a new Advance.
2.14 Determination Final
     With respect to all matters referred to in this Section 2, the determination by the Administrative Agent shall be final, conclusive and binding on each Borrower and the Lenders, absent manifest error.
2.15 Mandatory Conversion of Bankers’ Acceptances
     Notwithstanding Sections 2.8(8) and 2.12, and subject to Section 10.2, if a Default or Event of Default has occurred and is continuing on the maturity date of a Bankers’ Acceptance, in respect of an Advance by way of Bankers’ Acceptances, the applicable Borrower shall be deemed to have converted such Advance into a Prime Loan in an amount equal to the face amount of the Bankers’ Acceptances on the maturity date.

2.16 Reliance on Oral Instructions
     The Administrative Agent and any Credit Facility Lender shall be entitled to act upon the oral instructions of any Person who the Administrative Agent or the Credit Facility Lender, acting reasonably, believes is a Person authorized by a Borrower to act on such Borrower’s behalf. Neither the Administrative Agent nor the Credit Facility Lender shall be responsible for any error or omission in those instructions or in the performance thereof except in the case of gross negligence or wilful misconduct by the Administrative Agent, the Credit Facility Lender or their respective employees. Any instructions so given shall be confirmed in writing by the applicable Borrower to the Administrative Agent or the Credit Facility Lender, as applicable, on the same day. The applicable Borrower shall indemnify the Administrative Agent and each Credit Facility Lender for any loss or expense suffered or incurred by the Administrative Agent or the Credit Facility Lender as a consequence of the Administrative Agent or the Credit Facility Lender acting upon instructions given or agreements made over the telephone or by electronic transmission of any type with Persons reasonably believed by the Administrative Agent or the Credit Facility Lender to have been acting on such Borrower’s behalf.
2.17 Deposit of Proceeds of Loans and Discount Proceeds
     The Administrative Agent shall credit to the applicable Borrower’s Account on the applicable Drawdown Date (a) the proceeds of each Advance by way of Prime Loans made to such Borrower and (b) the Discount Proceeds less the applicable Acceptance Fee with respect to each Bankers’ Acceptance purchased and each BA Equivalent Loan advanced by a Credit Facility Lender to such Borrower on that Drawdown Date. Where a Borrower has made separate arrangements for the purchase of Bankers’ Acceptances issued under this Agreement, the Administrative Agent shall debit such Borrower’s Account for the applicable Acceptance Fee upon acceptance and such Borrower shall deposit the Discount Proceeds to the applicable Borrower’s Account immediately upon receipt.
2.18 Evidence of Obligations
     The Administrative Agent shall open and maintain at its Branch of Account, accounts and records evidencing the Credit Facility Obligations of each Borrower to each Credit Facility Lender with respect to Advances made available by that Credit Facility Lender to such Borrower. The Administrative Agent shall record in those accounts by appropriate entries all amounts on account of those Credit Facility Obligations and all payments on account thereof. Those accounts and records will constitute, in the absence of manifest error, prima facie evidence of those Credit Facility Obligations from time to time, the date each Advance was made and the amounts that each Borrower has paid from time to time on account of those Credit Facility Obligations.
2.19 Single Obligation of Borrowers
     All Advances to the Borrowers and all of the other Obligations of the Borrowers arising under this Agreement and the other Documents shall constitute one general joint and several obligation of the Borrowers.

SECTION 3 — INTEREST, FEES AND EXPENSES
3.1 Interest on Prime Loans
(1) Rate. A Borrower shall pay to the Administrative Agent on behalf of the Credit Facility Lenders interest on Prime Loans made to it at the Administrative Agent’s Accounts for Payments at a rate per annum equal to the Prime Rate plus the Applicable Margin.
(2) Change in Rate. Each change in the fluctuating interest rate applicable to each Prime Loan will take place simultaneously with the corresponding change in the Prime Rate without the necessity for any notice to the applicable Borrower.
(3) Calculation. Interest on Prime Loans shall be payable monthly in arrears on every Interest Payment Date and on the Maturity Date for the period from and including, as the case may be, the Drawdown Date, the Conversion Date or the immediately preceding Interest Payment Date to but excluding the first-mentioned Interest Payment Date or the Maturity Date, as applicable, and shall be calculated on a daily basis on the principal amount of the Prime Loans remaining unpaid on the basis of the actual number of days elapsed in a year of 365 days.
3.2 Fees on Bankers’ Acceptances
     Upon acceptance of a Bankers’ Acceptance by a Credit Facility Lender, the applicable Borrower shall pay to the Administrative Agent on behalf of the Credit Facility Lender a fee (the “Acceptance Fee”) calculated on the face amount of the Bankers’ Acceptance at a rate per annum equal to the Applicable Margin on the basis of the number of days in the Contract Period for the Bankers’ Acceptance and a year of 365 days.
3.3 Letter of Credit and Letter of Guarantee Fees
     Upon the issue of a Letter of Credit or Letter of Guarantee by the L/C Issuer, the applicable Revolving Facility Borrower shall pay to the Administrative Agent on behalf of the L/C Issuer, a fee at the rate per annum equal to the Applicable Margin. Issuance fees shall be calculated on the maximum amount payable by the L/C Issuer to the beneficiary of each Letter of Credit or Letter of Guarantee on the date of issue. Issuance fees shall be calculated on the basis of the number of days in the Contract Period in respect of the Letter of Credit or Letter of Guarantee and a year of 365 days. Each determination by the Administrative Agent of the issuance fee applicable to a Letter of Credit or Letter of Guarantee shall, in the absence of manifest error, be final, conclusive and binding upon the Revolving Facility Borrowers.
3.4 Pricing Matrix
     For the purposes of this Section 3, the Applicable Margin with respect to Prime Loans, the Acceptance Fee and Letter of Credit or Letter of Guarantee fees shall be selected from the following matrix as set forth in the applicable column:

		Acceptance Fees, Letter of
		Credit and Letter of
Total Debt to EBITDA	Prime Loans	Guarantee Fees
≥3.0x	0.750%	1.750%
>2.5x	0.375%	1.375%
≤2.5x	0.100%	1.100%
     The Total Debt to EBITDA shall be determined based on the Total Debt of Bidco and the Material Subsidiaries to EBITDA of Bidco and the Material Subsidiaries as set out in the most recent Compliance Certificate of Bidco delivered to the Administrative Agent and the Credit Facility Lenders in accordance with Section 9.4(2) or as set out below. Each change in the fluctuating interest rate applicable to each Prime Loan will take place simultaneously with the delivery of a Compliance Certificate evidencing a change in the Total Debt to EBITDA calculation to be used.
     The margins applicable to Prime Loans, Acceptance Fees and Letter of Credit and Letter of Guarantee fees set forth above will be determined on a consolidated and rolling four Fiscal Quarter basis; provided, that upon a Permitted Acquisition or divestiture by a Borrower or a Material Subsidiary, Bidco agrees to provide each Credit Facility Lender with Compliance Certificates for Bidco in each case, and any acquired company, in the case of a Permitted Acquisition, on the date of closing of any Permitted Acquisition or divestiture, and that the Applicable Margins shall be adjusted with respect to Prime Loans outstanding on the date of closing of the Permitted Acquisition or divestiture and with respect to other Advances, on the date such other Advance is made.
     Bidco shall deliver to the Administrative Agent and each Credit Facility Lender Compliance Certificates for Bidco and the Material Subsidiaries as of the Closing Date, and the Applicable Margins shall be adjusted as of the Closing Date with respect to Prime Loans outstanding and as of the date of issuance with respect to all outstanding Bankers Acceptances, Letters of Credit and Letters of Guarantee and any additional Acceptance Fees and Letter of Credit and Letter of Guarantee fees shall be due and payable on the Closing Date to the Administrative Agent at the Administrative Agent’s Account for payment, for the account of the Credit Facility Lenders with outstanding Banker’s Acceptances, Letters of Credit and Letters of Guarantee, as the case may be.
     If Bidco fail to deliver a Compliance Certificate as required by Section 9.4 hereof, the Credit Facility Lenders may adjust, on the date such Compliance Certificate should have been delivered, the pricing on all Advances based on the information they have available. If a Compliance Certificate is delivered after the time set out in Section 9.4 or if a Compliance Certificate proves to have been incorrect when delivered, the Credit Facility Lenders may readjust the fees and rates paid on a retroactive basis such that the fees and rates paid reflect what should have been paid had the Compliance Certificate been delivered timely or correct when delivered, as the case may be.

3.5 Fees
     Each Borrower shall pay an agency fee to the Administrative Agent in accordance with the terms of the Agency Fee Letter.
3.6 Commitment Fees
(1) Commitment Fees. On the first Business Day in each Fiscal Quarter during the term of this Credit Facility (from the Closing Date to the Maturity Date) and on the Maturity Date (each a “Commitment Fee Payment Date”), the Revolving Facility Borrowers shall pay in arrears to the Administrative Agent at the Administrative Agent’s Account for Payments for the account of the Credit Facility Lenders, a non-refundable commitment fee in Canadian Dollars (the “Commitment Fee”) on the amount of the unutilized portion of the Revolving Facility at a rate per annum equal to (i) 0.250%, if the ratio of Total Debt to EBITDA of the Borrowers and the Material Subsidiaries is less than or equal to 2.5:1; (ii) 0.300%, if the ratio of Total Debt to EBITDA of the Borrowers and the Material Subsidiaries is greater than 2.5:1 but less than 3.0:1; and (iii) 0.400%, if the ratio of Total Debt to EBITDA of the Borrowers and the Material Subsidiaries is greater than or equal to 3.0:1.
(2) Calculations. The Commitment Fee shall be payable for the period from and including the Closing Date or the last Commitment Fee Payment Date, as the case may be, to but excluding the next Commitment Fee Payment Date or the Maturity Date, as applicable, and shall be calculated on a daily basis on the uncancelled portion of the Total Revolving Commitment in effect from time to time on the basis of the actual number of days elapsed and a year of 365 days. Each Credit Facility Lender shall be entitled to its Rateable Portion of each Commitment Fee.
3.7 Interest on Overdue Amounts
     A Borrower shall pay to the Administrative Agent on behalf of the Credit Facility Lenders interest on overdue amounts owing by such Borrower both before and after demand, default and judgment at a rate per annum equal to the same rate as is applicable to the amount overdue, if principal or interest, and in the case of any other overdue amount at a rate per annum equal to the Prime Rate plus 2% per annum, in each case calculated on a daily basis on the actual number of days elapsed in a 365 day year, computed from the date the amount becomes due for so long as the amount remains overdue. Interest shall be payable upon demand made by the Administrative Agent and shall be compounded on each Interest Payment Date.
3.8 Interest Act
     For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a year of 365 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 365.
3.9 Limit on Rate of Interest
(1) Adjustment. If any provision of this Agreement or any of the other Documents would obligate a Borrower to make any payment of interest or other amount payable to any Credit

Facility Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Credit Facility Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by that Credit Facility Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:
(a)	firstly, by reducing the amount or rate of interest required to be paid by such Borrower to the affected Credit Facility Lender under this Section 3; and

(b)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by such Borrower to the affected Credit Facility Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).
(2) Reimbursement. Notwithstanding Section 3.9(1), and after giving effect to all adjustments contemplated thereby, if any Credit Facility Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the applicable Borrower shall be entitled, by notice in writing to the affected Credit Facility Lender, to obtain reimbursement from that Credit Facility Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by that Credit Facility Lender to the applicable Borrower.
(3) Actuarial Principles. Any amount or rate of interest referred to in this Section 3.9 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Advance remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of interest (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of that determination.
3.10 Change in Circumstances
(1) Reduction in Rate of Return. If at any time any change in any Applicable Law or any interpretation thereof after the date of this Agreement, or compliance by the Credit Facility Lender with any direction, requirement, guidelines or policies or request from any regulatory authority given after the date of this Agreement, whether or not having the force of law, has or would have, as a consequence of a Credit Facility Lender’s obligation under this Agreement, and taking into consideration the Credit Facility Lender’s policies with respect to capital adequacy, the effect of reducing the rate of return on the Credit Facility Lender’s capital to a level below that which the Credit Facility Lender would have achieved but for the change or compliance, then from time to time, upon demand of the Credit Facility Lender, the Borrowers shall pay the Credit Facility Lender such additional amounts as will compensate the Credit Facility Lender for the reduction.

(2) Taxes, Reserves, Capital Adequacy, etc. If, after the date of this Agreement, the introduction of any Applicable Law or any change or introduction of a change in any Applicable Law (whether or not having the force of law) or in the interpretation or application thereof by any court or by any Governmental Authority, central bank or other authority or entity charged with the administration thereof, or any change in the compliance of any Credit Facility Lender therewith now or hereafter:
(a)	subjects any Credit Facility Lender to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Tax or changes the basis of taxation, or increases any existing Tax, on payments of principal, interest, fees or other amounts payable by a Borrower to the Credit Facility Lender under or by virtue of this Agreement (except for Excluded Taxes);

(b)	imposes, modifies or deems applicable any reserve, special deposit, deposit insurance or similar requirement against assets held by, or deposits in or for the account of, or loans by or any other acquisition of funds by, an office of any Credit Facility Lender in respect of any Advance or any other condition with respect to this Agreement;

(c)	imposes on a Credit Facility Lender or expects there to be maintained by a Credit Facility Lender any additional capital in respect of the Credit Facilities; or

(d)	imposes any Tax on reserves or deemed reserves with respect to the undrawn portion of the Revolving Commitment of any Credit Facility Lender.
and the result of any of the foregoing, in the sole determination of the Credit Facility Lender acting reasonably, shall be to increase the cost to, or reduce the amount received or receivable by the Credit Facility Lender or its effective rate of return in respect of making, maintaining or funding an Advance hereunder, the Credit Facility Lender shall, acting reasonably, determine that amount of money which shall compensate the Credit Facility Lender for the increase in cost or reduction in income.
(3) Payment of Additional Compensation. Upon a Credit Facility Lender having determined that it is entitled to compensation in accordance with the provisions of this Section 3.10 (“Additional Compensation”), the Credit Facility Lender shall promptly so notify the Borrowers and the Administrative Agent and shall provide to the Borrowers and the Administrative Agent a photocopy of the relevant Applicable Law or request, as applicable, and a certificate of an officer of the Credit Facility Lender setting forth the Additional Compensation and the basis of calculation thereof, which shall be conclusive evidence of the Additional Compensation in the absence of manifest error. The Borrowers shall pay to the Credit Facility Lender within thirty (30) Business Days of the giving of notice the Additional Compensation for the account of the Credit Facility Lender accruing from the date of the notification. The Credit Facility Lender shall be entitled to be paid Additional Compensation from time to time to the extent that the provisions of this Section 3.10 are then applicable notwithstanding that the Credit Facility Lender has previously been paid Additional Compensation.

(4) Commercially Reasonable. If it is commercially reasonable in the opinion of a Credit Facility Lender receiving Additional Compensation under this Section 3.10, the Credit Facility Lender shall make reasonable efforts to limit the incidence of that Additional Compensation, including seeking recovery for the account of the Borrowers following the Borrowers’ request and at the Borrowers’ expense, if the Credit Facility Lender, in its sole determination, would suffer no appreciable economic, legal, regulatory or other disadvantage as a result.
3.11 Payment of Portion
     Notwithstanding any other term or condition of this Agreement, if a Credit Facility Lender gives the notice provided for in Section 3.10 with respect to any Advance (an “Affected Borrowing”), the applicable Borrower may, at its option, upon five (5) Business Days notice to that Credit Facility Lender (which notice shall be irrevocable), repay to the Credit Facility Lender in full without penalty (other than any breakage costs incurred by such Credit Facility Lender in terminating a B/A or a Letter of Credit or Letter of Guarantee prior to its maturity date) the Credit Facility Lender’s proportionate share of the Affected Borrowing outstanding together with accrued and unpaid interest on the principal amount so repaid up to the date of repayment, together with such Additional Compensation as may be applicable to the date of payment.
3.12 Illegality
     If any change in Applicable Law, or in the interpretation or application thereof by any court or by any Governmental Authority or central bank or comparable agency or any other entity charged with the interpretation or administration thereof, or compliance by any Credit Facility Lender with any request or direction (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency or other entity, now or hereafter makes it unlawful or impossible for the Credit Facility Lender to make, fund or maintain an Advance or to perform its obligations under or by virtue of this Agreement, the Credit Facility Lender may, by written notice thereof to the Borrowers and the Administrative Agent, terminate its obligations to make further Advances of such type under this Agreement, and the applicable Borrowers or Borrowers, if required by the Credit Facility Lender, shall repay forthwith (or at the end of such longer period as the Credit Facility Lender in its discretion has agreed) the principal amount of the Advance together with accrued interest without penalty or bonus (and in the case of Bankers’ Acceptances, the face amount thereof) and such Additional Compensation as may be applicable to the date of payment and all other outstanding Credit Facility Obligations to the Credit Facility Lender. If any change shall only affect a portion of any Credit Facility Lender’s obligations under this Agreement which is severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Credit Facility Lender or the Borrowers under this Agreement, the Credit Facility Lender shall only declare its obligations under that portion so terminated.
3.13 Indemnity
(1) General. Each Borrower shall indemnify the Administrative Agent and each Credit Facility Lender and their respective directors, officers, employees, attorneys and agents (each, an

“Indemnified Person”) against all suits, actions, proceedings, claims, losses (other than loss of profits), expenses (including reasonable fees, charges and disbursements of counsel), damages and liabilities including liabilities arising under Environmental Laws (each, a “Claim”) that the Administrative Agent or the Credit Facility Lender may sustain or incur as a consequence of (a) any default by a Borrower under this Agreement or any other Document, or (b) any representation or warranty made herein or any other Document by a Borrower or any Subsidiary which was incorrect at the time it was made, or (c) the Administrative Agent or the Credit Facility Lender entering into this Agreement, or (d) the use of proceeds of the Credit Facilities by a Borrower, or (e) the operations of a Borrower, except that no Indemnified Person will be indemnified for any claim to the extent it results from its own gross negligence or wilful misconduct.
(2) Certificate. A certificate of the Administrative Agent or the affected Credit Facility Lender, as the case may be, setting out the basis for the determination of the amount necessary to indemnify the Administrative Agent or the Credit Facility Lender pursuant to this Section 3.13 shall be conclusive evidence, absent manifest error, of the correctness of that determination.
(3) Right to Assume Defence. If any Claim be asserted against an Indemnified Person by a third party the Indemnified party shall promptly notify the applicable Borrower of the Claim and, when known, the facts constituting the bases for such Claim, and if known, the amount or an estimate of the amount of the Claim. The failure of an Indemnified party to give notice of a Claim promptly shall not (other than gross negligence or wilful misconduct) adversely affect the Indemnified Party’s rights to indemnity hereunder. The Indemnified party shall not settle or compromise any Claim by a third party for which it is entitled to indemnification under this Section 3.13, without prior written consent of the applicable Borrower except as set out below. Such Borrower at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defence of any such Claim or any legal proceeding resulting therefrom. The Indemnified Party shall be entitled to participate in, but not control, the defence of any such action, with his own counsel. If such Borrower does not assume the defence of any such Claim or litigation resulting therefrom, the Indemnified Party may defend against any such Claim or litigation, in such manner as it deems appropriate and at the expense of such Borrower, including, but not limited to settling such Claim or litigation, after giving notice of the same and receiving the consent of such Borrower (which consent shall not be unreasonably withheld). In such case such Borrower shall be entitled to participate in the defence of such action with its own counsel and at its own expense. If such Borrower (i) unreasonably fails to provide its consent; or (ii) fails to take over control of the defence of such Claim, the Indemnified Person may defend against such Claim or litigation in such manner as it deems appropriate and at the expense of such Borrower including settling such Claim or litigation.
(4) Survival. It is the intention of each Borrower, the Administrative Agent and each Credit Facility Lender that Section 2.16 and this Section 3.13 shall supersede any other provisions in this Agreement which in any way limit the liability of a Borrower and that such Borrower shall be liable for any obligations arising under Section 2.16 and this Section 3.13 even if the amount of the liability incurred exceeds the amount of the other Obligations. The obligations of each Borrower under these Sections are absolute and unconditional and shall not be affected by any act, omission or circumstance whatsoever, whether or not occasioned by the fault of the Administrative Agent or a Credit Facility Lender, except in respect of gross negligence or wilful misconduct by it. The obligations of each Borrower under Section 2.16 and this Section 3.13 shall survive the repayment of the other Obligations and the termination of the Credit Facilities.
SECTION 4 — REDUCTION AND REPAYMENT
4.1 Term and Maturity of Revolving Facility
     The term of the Revolving Facility and the Swing Line Account contained therein shall commence on the Closing Date and end on the Maturity Date.
4.2 Term and Maturity of Term Facility
     The term of the Term Facility shall commence on the Original Closing Date and end on the Maturity Date.
4.3 Repayment of Revolving Facility
     All Advances and other amounts outstanding under the Revolving Facility including principal, interest and fees shall be paid, all outstanding Bankers’ Acceptances, Letters of Credit and Letters of Guarantee shall be cash collateralized or replaced in a manner satisfactory to the Administrative Agent and the Revolving Facility shall be cancelled, on the Maturity Date.
4.4 Repayment of Term Facility
     The Term Facility shall be repaid and permanently reduced on the Maturity Date.
4.5 Mandatory Repayment
     The Total Term Commitment and the principal amount of the Term Facility shall be permanently reduced by an amount equal to (1) all proceeds of insurance claims (“Insurance Proceeds”) in excess of $3,000,000, other than proceeds of claims under business interruption insurance, in respect of any of the assets and undertaking of a Borrower, or any Material Subsidiary which are not reinvested or set aside for reinvestment in property and assets which would qualify as a Permitted Acquisition within 12 months after the receipt of such Insurance Proceeds; provided, that in the case of amounts set aside for reinvestment, the Borrowers or Material Subsidiary shall have taken steps to acquire such property or assets within such 12 month period; and (2) all of the net cash proceeds (after Transaction Costs) of any asset sale by a Borrower or any Material Subsidiary out of the ordinary course of business, other than (i) proceeds from the sale of the telephone directory business and the sale of the magazine division to Groupe TVA Inc., but including any regulatory mandated dispositions, (ii) proceeds from the sale of assets previously acquired as part of a Tax Benefit Transaction and (iii) any asset sale permitted pursuant to the last sentence of section 9.2(1) (“Asset Sale Proceeds”) in excess of $3,000,000 where the Asset Sale Proceeds are not, within 12 months after receipt of such Asset Sale Proceeds, reinvested in property and assets that would qualify as a Permitted Acquisition.

4.6 Permanent Prepayment
     From time to time, prior to the Maturity Date, the Term Facility Borrowers may permanently prepay, without penalty, in whole or in part, the Advances outstanding under the Term Facility provided that all accrued interest with respect to the amount to be prepaid shall have been paid. Payments shall be in the minimum aggregate amount of Cdn$500,000, and shall be made in Cdn$100,000 multiples. The Term Facility Borrowers shall give three (3) Business Days’ notice of their desire to make any prepayment, substantially in the form as attached hereto as Schedule 4.6. Notwithstanding the foregoing, if outstanding Bankers’ Acceptances are prepaid, the Term Facility Borrowers shall be required to deposit the amount of such prepayment in a cash collateral account with the Administrative Agent until the date of maturity of those Bankers’ Acceptances. The cash collateral account shall be under the sole control of the Administrative Agent. Except as contemplated by this Section 4.6, neither the Term Facility Borrowers nor any Person claiming on behalf of the Term Facility Borrowers shall have any right to any of the cash in the cash collateral account. The Administrative Agent shall apply the cash held in the cash collateral account to the face amount of those Bankers’ Acceptances at maturity whereupon any cash remaining in the cash collateral account shall be released by the Administrative Agent to the Term Facility Borrowers. Any prepayment shall be paid to the Administrative Agent and distributed among the Credit Facility Lenders in accordance with their respective Rateable Portions. No amount permanently prepaid may be reborrowed under this Agreement. Each Credit Facility Lender’s Term Commitment will be permanently reduced by the amount of any permanent prepayment made to it and the Total Term Commitment reduced correspondingly. Any such voluntary permanent prepayment shall not be financed using the Revolving Facility.
4.7 Cancellation
     The Revolving Facility Borrowers may at any time cancel undrawn amounts of the Revolving Facility without premium or penalty, in minimum amounts of $500,000 and in multiples of Cdn$100,000, subject to giving the Administrative Agent three (3) Business Days prior written notice substantially in the form attached as Schedule 4.7. Amounts cancelled will not be reinstated and the Revolving Commitments and Total Revolving Commitment correspondingly reduced.
SECTION 5 — PAYMENTS AND TAXES
5.1 Payments Generally
     All amounts owing in respect of the Credit Facilities, whether on account of principal, interest or fees or otherwise, shall be paid in the currency in which the Advance is outstanding. Each payment under this Agreement shall be made for value on the day the payment is due, provided that if that day is not a Business Day, the payment shall be due on the Business Day next following the day, unless the Business Day next following the day is in the next following month, in which event the payment shall be made on the immediately preceding Business Day. All interest and other fees shall continue to accrue until payment has been received by the Administrative Agent. Each payment by a Borrower shall be made at such Borrower’s Administrative Agent’s Account for Payments at or before 1:00 p.m. on the day the payment is due. Receipt by the Administrative Agent from a Borrower of funds under this Agreement, as principal, interest, fees or otherwise, shall be deemed to be receipt of those funds by the Credit Facility Lenders.
5.2 Taxes
(1) Payments. All payments to be made by or on behalf of a Borrower under or with respect to this Agreement are to be made free and clear of and without deduction or withholding for, or on account of, any present or future Taxes, unless such deduction or withholding is required by Applicable Law. If a Borrower is required to deduct or withhold any Taxes from any amount payable on account of Credit Facility Obligations to the Administrative Agent or any Credit Facility Lender (a) the amount payable shall be increased as may be necessary so that, after making all required deductions or withholdings (including deductions and withholdings applicable to, and taking into account all Taxes on, or arising by reason of the payment of, additional amounts under this Section 5.2), the Administrative Agent or the Credit Facility Lender, as the case may be, receives and retains an amount equal to the amount that it would have received had no such deductions or withholdings been required, (b) such Borrower shall make such deductions or withholdings, and (c) such Borrower shall remit the full amount deducted or withheld to the relevant taxing authority in accordance with Applicable Laws. Notwithstanding the foregoing, such Borrower shall not be required to pay additional amounts in respect of Excluded Taxes.
(2) Indemnity. Each Borrower shall indemnify the Administrative Agent and the Credit Facility Lenders for the full amount of any Taxes (other than Excluded Taxes) imposed by any jurisdiction on amounts payable by the applicable Borrower on account of Credit Facility Obligations under this Agreement and paid by the Administrative Agent or any Credit Facility Lender and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted, and any Taxes levied or imposed with respect to any indemnity payment made under this Section 5.2. Each Borrower shall also indemnify the Administrative Agent and the Credit Facility Lenders for any Taxes (other than Excluded Taxes) that may arise as a consequence of the execution, sale, transfer, delivery or registration of, or otherwise with respect to this Agreement or any other Document. The indemnifications contained in this Section 5.2(2) shall be made within thirty (30) days after the date the Administrative Agent makes written demand therefor.
(3) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes by a Borrower, such Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment by such Borrower of any Taxes with respect to any amount payable to the Administrative Agent and the Credit Facility Lenders hereunder.
(4) Excluded Taxes. For the purpose of Section 3.10(2)(a) and this Section 5.2, “Excluded Taxes” means, in relation to the Administrative Agent or any Credit Facility Lender, (i) any Taxes of the Administrative Agent or any Credit Facility Lender which is a resident of Canada for the purposes of the ITA, and (ii) any Taxes of any other Credit Facility Lender imposed on the net income or capital of such Credit Facility Lender by any Governmental Authority as a result of such other Credit Facility Lender (a) carrying on a trade or business or having a permanent establishment in any jurisdiction or political subdivision thereof, (b) being organized under the laws of such jurisdiction or any political subdivision thereof, or (c) being or being deemed to be resident in such jurisdiction or political subdivision thereof.
(5) Survival. Each Borrower’s obligations under this Section 5.2 shall survive the termination of this Agreement and the payment of all amounts payable under or with respect to this Agreement.
(6) Tax Credit. If a payment (“Gross-Up Payment”) made by a Borrower has been increased by an amount (“Gross-Up”) referred to in this Section 5.2 and one or more Credit Facility Lenders who has received the Gross-Up is able to apply for, or otherwise take advantage of, any tax credit, tax refund, deduction in computing income, or similar benefit by reason of any payment, withholding or deduction made by such Borrower in respect of the Gross-Up Payment (such credit, deduction or benefit hereinafter being referred to as a “Tax Credit”), then such Credit Facility Lender or Credit Facility Lenders will use reasonable commercial efforts to obtain the Tax Credit (whether by way of reducing taxes payable, receiving a tax refund or otherwise), and shall repay to the applicable Borrower such amount (not exceeding the Gross-Up), if any, as is reasonably determined by such Credit Facility Lender to be equal to the net after-tax value to such Credit Facility Lender of such part of the Tax Credit as is reasonably attributable to such payment, withholding or deduction having regard to all dealings giving rise to similar credits, refunds, deductions or benefits in relation to the same tax period and to the cost of obtaining the same. Nothing contained in this Section 5.2(6) shall interfere with the right of any Credit Facility Lender to arrange its tax affairs in whatever manner it deems fit and, in particular, no Credit Facility Lender shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of any deduction, withholding or payment in priority to any other reliefs, claims, credits, refunds or deductions available to it and no Credit Facility Lender shall be obligated to disclose to the Borrowers any information regarding its tax affairs, tax computation or otherwise.
5.3 No Set-Off
     All payments to be made by a Borrower under this Agreement shall be made without set-off or counterclaim and without any deduction of any kind.
5.4 Application of Payments Before Exercise of Rights
     Subject to the provisions of this Agreement, all payments made by or on behalf of a Borrower before the exercise of any rights arising under Section 11.2, or otherwise, shall be paid to the Administrative Agent and distributed among the Credit Facility Lenders in accordance with their respective Rateable Portions (or, as the case may be, to or among the Administrative Agent, the Credit Facility Lender or the Credit Facility Lenders to whom those payments are owing by such Borrower) in each instance, as applicable, in the following order:
(a)	firstly, in payment of any amounts due and payable as and by way of agency fees owing to the Administrative Agent for its services provided hereunder;

(b)	secondly, in payment of any amounts due and payable as and by way of recoverable expenses hereunder;

(c)	thirdly, in payment of any interest, other fees, or default interest then due and payable on or in respect of the Advances;

(d)	fourthly, in respect of payment by the Revolving Facility Borrowers, in the non-permanent repayment of any principal amounts of the Advances due under the Revolving Facility, and

(e)	fifthly, in payment of any other amounts then due and payable by such Borrower hereunder or in connection herewith.
5.5 Application of Payments After Exercise of Rights Under Section 11.2
     All payments made by or on behalf of a Borrower after the exercise of any rights arising under Section 11.2 shall be paid to the Administrative Agent and distributed among the Lenders in accordance with their respective Rateable Portions (or, as the case may be, to or among the Administrative Agent, the Lender or the Lenders to whom those payments are owing by such Borrower) in each instance, as applicable, in the following order:
(a)	firstly, in payment of agency fees and the reasonable costs and expenses of any realization against a Borrower or of its property and assets, including the out-of-pocket expenses of the Administrative Agent and the reasonable fees and out-of pocket expenses of counsel, consultants and other advisers employed in connection therewith and in payment of all reasonable costs and expenses incurred by the Administrative Agent in connection with the administration and enforcement of this Agreement or the other Documents, to the extent that those funds, costs and expenses shall not have been reimbursed to the Administrative Agent;

(b)	secondly, in payment of any other unpaid fees payable hereunder by a Borrower;

(c)	thirdly, in payment or prepayment of principal under the Term Facility (in respect of the Term Facility Borrowers) or the Revolving Facility (in respect of the Revolving Facility Borrowers) and any other Obligations (other than on account of interest) outstanding under this Agreement, any other Documents and any document or agreement under which Other Secured Obligations arise and then to the payment of accrued and unpaid interest thereunder; and

(d)	fourthly, in payment of the balance, if any, to the applicable Borrower or such other person or persons who may be entitled at law or, in each case, their respective successors or assigns, or as a court of competent jurisdiction may otherwise direct.

SECTION 6 — SECURITY DOCUMENTS
6.1 Security Documents
     Each Borrower shall, and shall cause each of its Material Subsidiaries to, execute and deliver to the Administrative Agent on behalf of the Lenders to secure the Obligations, the following documents to be in form and substance satisfactory to the Administrative Agent and the Credit Facility Lenders:
(a)	unconditional and unlimited guarantee of Osprey GP, each other Material Subsidiary, Amalco I and Nominee in respect of the Obligations;

(b)	general security agreements creating a first priority security interest, subject only to Permitted Liens, in all of the personal property, assets and undertaking of each Borrower (including Bidco, as and from the Bidco Effective Date), Amalco I, Nominee and each Material Subsidiary (and a deed of hypothec to the same effect in respect of Bidco, as and from the Bidco Effective Date);

(c)	debenture of Osprey LP and each Material Subsidiary creating a first fixed charge, subject only to Permitted Liens, on all of its owned and leasehold real property together with a related debenture delivery or pledge agreement;

(d)	assignment of all property and business interruption insurance policies;

(e)	specific assignments of certain contracts by Osprey LP and each Material Subsidiary, acknowledged by all parties to such contracts;

(f)	pledges of shares, intercompany indebtedness and all other ownership interests of each Subsidiary of the Borrowers and each Material Subsidiary;

(g)	subordination and/or inter-creditor agreement in respect of all Permitted Subordinated Debt;

(h)	pledge of all of the Securities of Osprey LP and Osprey GP, and of the Fund (as and from the Bidco Effective Date);

(i)	pledge of all of the Securities of Amalco I and Nominee; and

(j)	such other security as the Credit Facility Lenders may reasonably require, including revisions to any of the foregoing security, if necessary, to reflect any uncertificated securities held by the applicable pledgor.
6.2 Additional Material Subsidiaries
     If at any time a Borrower establishes or acquires a Material Subsidiary, such Borrower shall immediately cause such Material Subsidiary to become a guarantor by entering into a guarantee in substantially the same form as the guarantee referred to in Section 6.1(a) above and deliver other security documents similar to those referred to in Section 6.1, which documents shall be Security Documents for the purpose hereof, and cause the delivery of such legal opinions, and other supporting documents as the Credit Facility Lenders may reasonably require and such Material Subsidiary shall be subject to all of the terms of this Agreement applicable to a Material Subsidiary.
6.3 Additional Subsidiaries
     If at any time a Borrower or any Material Subsidiary establishes or acquires a Subsidiary (in compliance with the terms and conditions hereof) that is not a Material Subsidiary or a wholly owned Subsidiary, such Borrower or such Material Subsidiary shall cause its interest in such Subsidiary to immediately be pledged as part of the Security Documents and cause the delivery of such legal opinions and other supporting documents as the Credit Facility Lenders may reasonably require.
6.4 Credit Facility Obligations and Other Secured Obligations
     Unless otherwise agreed by the Credit Facility Lenders among themselves, the following obligations are secured pari passu with each other:
(a)	the Credit Facility Obligations; and

(b)	the present and future debts, liabilities and obligations of any Borrower to any Lender (collectively, the “Other Secured Obligations”) under or in connection with, (i) Hedge Contracts permitted pursuant to Section 9.2(16), (ii) cash management and consolidation, money management, foreign-exchange, credit card and other facilities provided by a Lender to any Borrower, and (iii) other transactions not made under this Agreement if it is agreed by the Borrowers and the Administrative Agent acting on the instructions of the Credit Facility Lenders that such facilities, debts, liabilities and obligations shall be secured; provided, for greater certainty, that upon any financial institution ceasing to be a “Credit Facility Lender”, the Other Secured Obligations of such financial institution and its Affiliates, as the case may be, shall continue to be secured by the Security Documents so long as such financial institution was a Credit Facility Lender at the time any agreement under which any such Other Secured Obligations arise was entered into.
     If the Credit Facility Obligations have been indefeasibly paid in full, the Lenders will release their interest in the Security Documents upon receiving Collateral to secure the Other Secured Obligations, in a form and an amount satisfactory to the Lenders to whom Other Secured Obligations are owed.
     Notwithstanding the rights of Lenders to benefit from the Security Documents in respect of the Other Secured Obligations, all decisions concerning the Security Documents and the enforcement thereof shall be made by the Credit Facility Lenders, the Majority Lenders or the Administrative Agent in accordance with this Agreement. No Lender holding Other Secured Obligations from time to time shall have any additional right to influence the Security Documents or the enforcement thereof as a result of holding Other Secured Obligations as long as this Agreement remains in force. However, the Other Secured Obligations shall continue to be secured by the Security Documents notwithstanding the termination of this Agreement by reason of payment of the Credit Facility, or for any other reason. After the termination of this Agreement, decisions concerning the Security Documents shall be made by the holders of Other Secured Obligations as they may determine among themselves.
SECTION 7 — CONDITIONS PRECEDENT
7.1 Conditions Precedent to Effectiveness
     This Agreement shall be effective subject to the fulfillment of the following conditions:
(1) Delivery of Documents. The Administrative Agent shall have received on or prior to the Closing Date Sufficient Copies, in form and substance satisfactory to the Administrative Agent, of the following:
(a)	this Agreement duly executed by all the parties thereto;

(b)	each Security Document or, where applicable, confirmation of the validity of existing security, and all other Documents duly executed by all the parties thereto;

(c)	a Compliance Certificate, dated September 28, 2007, confirming the Borrowers and the Material Subsidiaries are in compliance with the financial covenants set forth in Section 9.3;

(d)	Certificate or other evidence satisfactory to the Administrative Agent and the Credit Facility Lenders of each Existing Borrower, Bidco and Osprey GP dated the Closing Date executed by an Authorized Signatory certifying:
(i)	the names and the specimen signatures of the Persons authorized to sign this Agreement, the Security Documents and the other Documents to be executed and delivered by it under this Agreement;

(ii)	that its declaration of trust, limited partnership agreement or articles of incorporation, amalgamation or continuance, as the case may be, and all other constating documents, which shall be attached thereto, are a complete and correct copy and that each of the declaration of trust, limited partnership agreement or articles of incorporation, amalgamation or continuance, as the case may be, and all other constating documents have not been amended, modified or supplemented and are in full force and effect; and

(iii)	its resolution and all other authorizations necessary to authorize the execution and delivery of and the performance by it of its obligations under the Security Documents and the other Documents to which it is a party and all the transactions contemplated thereby;

(e)	opinions of Ogilvy Renault LLP, counsel to Bidco, the Fund, Osprey LP and Osprey GP and each of their Subsidiaries, dated as of September 28, 2007 regarding corporate existence, due authorization, enforceability of this Agreement and the Security Documents and registration of the Security Documents etc. addressed to the Administrative Agent and each Credit Facility Lender;

(f)	opinions of Aikins, MacAuley & Thorvaldson LLP, Manitoba counsel to Osprey LP, dated as of September 28, 2007 regarding, existence, due authorization of this Agreement and the Security Documents etc. addressed to the Administrative Agent and each Credit Facility Lender;

(g)	certified copies of all Material Contracts then in effect not previously provided to the Administrative Agent; and

(h)	such other documents as the Administrative Agent may reasonably request on behalf of the Credit Facility Lenders, including standard documentation used by a Credit Facility Lender in connection with the issuance of Bankers’ Acceptances, Letters of Credit, Letters of Guarantee and Hedge Contracts prior to any Advance by way of any such method.
(2)	Registration of Security Documents. All registrations, recordings and filings of or with respect to the Security Documents which in the opinion of counsel to the Administrative Agent are necessary to render effective the security intended to be created thereby shall have been completed.

(3)	Fees. All fees payable by the Borrowers on or before the Closing Date shall have been paid to the Administrative Agent, including, without limitation, all reasonable legal fees and disbursements of McMillan Binch Mendelsohn LLP, counsel to the Administrative Agent.

(4)	Representations Correct. The representations and warranties set forth in Section 8 shall be true and correct as at the Closing Date.

(5)	No Default. No Default or Event of Default shall exist as at the Closing Date.
7.2 Conditions Precedent to All Advances
     The obligations of the Credit Facility Lenders to make available any Advance, Rollover or Conversion, in addition to being subject to and conditional upon the conditions being satisfied in Section 7.1, are subject to and conditional upon each of the conditions below being satisfied on the applicable Drawdown Date, Rollover Date or Conversion Date:
(1) No Default. No Default or Event of Default shall exist, nor shall the Advance, Rollover or Conversion result in the occurrence of a Default or Event of Default.
(2) Representations Correct. The Repeating Representations and Warranties shall be true and correct on each Drawdown Date, Rollover Date or Conversion Date as if made on that date.

(3) Notice of Advance. A Borrower shall have provided any notice required in respect of an Advance, Rollover or Conversion.
7.3 Waiver of a Condition Precedent
     The conditions stated in Sections 7.1, 7.2 and 7.4 and are inserted for the sole benefit of the Administrative Agent and Credit Facility Lenders and may be waived by the Administrative Agent with the consent of the Majority Lenders, in whole or in part, with or without terms or conditions, in respect of all or any portion of the Advances, without affecting the right of the Credit Facility Lenders to assert terms and conditions in whole or in part in respect of any other Advance.
7.4 Conditions Precedent to Bidco Effective Date
     Bidco shall become a Borrower under this Agreement as of the Bidco Effective Date subject to the fulfillment of the following conditions:
(1) Delivery of Documents. The Administrative Agent shall have received Sufficient Copies, in form and substance satisfactory to the Administrative Agent, of the following:
(a)	each Security Document and all other Documents (other than this Agreement) duly executed by Bidco;

(b)	a Certificate or other evidence satisfactory to the Administrative Agent and the Credit Facility Lenders of Bidco dated the Bidco Effective Date executed by an Authorized Signatory certifying:
(i)	the names and the specimen signatures of the Persons authorized to sign the Security Documents and the other Documents to be executed and delivered by it under this Agreement;

(ii)	that its articles of incorporation, amalgamation or continuance, as the case may be, and all other constating documents, which shall be attached thereto, are a complete and correct copy and that each of the articles of incorporation, amalgamation or continuance, as the case may be, and all other constating documents have not been amended, modified or supplemented and are in full force and effect; and

(iii)	its resolution and all other authorizations necessary to authorize the execution and delivery of and the performance by it of its obligations under the Security Documents and the other Documents to which it is a party and all the transactions contemplated thereby;
(c)	a copy of the Advanced Income Tax Ruling issued by Canada Revenue Agency with respect to the Reorganization or an opinion of Ogilvy Renault LLP, in form and substance satisfactory to the Administrative Agent and its counsel;

(d)	opinions of Ogilvy Renault LLP, counsel to Bidco, dated as of the Bidco Effective Date regarding corporate existence, due authorization, enforceability of the Security Documents entered into by Bidco and registration of such Security Documents etc. addressed to the Administrative Agent and each Credit Facility Lender; and

(e)	such other documents as the Administrative Agent may reasonably request on behalf of the Credit Facility Lenders, including standard documentation used by a Credit Facility Lender in connection with the issuance of Bankers’ Acceptances, Letters of Credit, Letters of Guarantee and Hedge Contracts prior to any Advance by way of any such method.
(2) Registration of Security Documents. All registrations, recordings and filings of or with respect to the Security Documents of Bidco which in the opinion of counsel to the Administrative Agent are necessary to render effective the security intended to be created thereby shall have been completed.
(3) Fees. All fees payable by the Borrowers on or before the Bidco Effective Date shall have been paid to the Administrative Agent, including, without limitation, all reasonable legal fees and disbursements of McMillan Binch Mendelsohn LLP, counsel to the Administrative Agent.
(4) Representations Correct. The representations and warranties set forth in Section 8 shall be true and correct as of the Bidco Effective Date.
(5) No Default. No Default or Event of Default shall exist as of the Bidco Effective Date.
SECTION 8 — REPRESENTATIONS AND WARRANTIES
8.1 Representations and Warranties
     Each Borrower, with respect to itself and each of its Material Subsidiaries, makes the following representations and warranties to the Administrative Agent and each Credit Facility Lender, all of which shall survive the execution and delivery of this Agreement:
(1) Existence, Power and Qualification. Each Borrower and each of its Material Subsidiaries (a) is an entity, duly incorporated or otherwise formed, organized and validly existing under the laws of its jurisdiction of incorporation or formation, (b) is up to date in all material respects in the filings of all corporate and similar returns required under those laws, except as specified on Schedule 8.1(1), (c) has the requisite power and authority to own, operate and lease its properties and assets and to conduct the businesses in which it is presently engaged, and (d) is duly qualified in all material respects under the laws of each jurisdiction where its ownership, lease or operation of properties or assets or the conduct of its business requires qualification.
(2) Power and Authority. The execution and delivery by the Borrowers of this Agreement and by the Borrowers and each Material Subsidiary of the Security Documents and the other Documents to which it is a party and the performance by the Borrowers and each Material

Subsidiary of their respective obligations thereunder (a) are within their powers, (b) have been duly authorized by all necessary or proper trust, corporate, shareholder, partnership, or other action, (c) do not conflict with, result in a breach or violation of, or constitute a default under, its constating documents, any unanimous shareholders’ agreement, any declaration of trust, any partnership agreement, any Applicable Law or any other document to which it is a party or by which it is bound, (d) do not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by any Material Contract, and (e) do not and will not result in the creation of any Lien, except as set out in the Security Documents, upon any of its assets or properties under any agreement or other document.
(3) Authorization, Execution, Delivery and Binding Effect. Each of this Agreement, the Security Documents and the other Documents executed by the Borrowers and each Material Subsidiary, as the case may be, has been or will be at the time required to be executed and delivered under this Agreement, duly authorized, executed and delivered and constitutes or will constitute at the time required to be executed and delivered under this Agreement, a legal, valid and binding obligation of the Borrowers and each Material Subsidiary, as the case may be, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally, (b) general principals of equity including the fact that specific performance and injunctive relief may only be given at the discretion of the courts, and (c) the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments.
(4) No Approvals Required. (a) Each Borrower and each of its Material Subsidiaries has obtained all material Governmental Approvals which are necessary for the conduct of its business as presently conducted, each of which is in full force and effect, is a good, valid and subsisting approval which has not been surrendered, forfeited or become void or voidable and is unamended, (b) there is no material default under any Governmental Approval, nor are there any proceedings in progress, pending or threatened which may result in the revocation, suspension or material adverse modification of such Governmental Approval, and (c) no further registration, order, permit, filing, consent, authorization, licence, decree or approval of, from or with any Person (including any Governmental Authority) is necessary or advisable in order to ensure the legality, validity, binding effect and enforceability of this Agreement, the Security Documents, or any other Document or the performance of the Credit Facility Obligations.
(5) Financial Statements. As of the Closing Date:
(a)	the most recent financial statements as of August 30, 2007 of the Fund, copies of each which have been furnished to the Administrative Agent, were prepared in accordance with GAAP applied on a basis consistent with preceding periods, except as stated therein or in the notes, and those financial statements fairly represent the financial condition of the Borrowers as at their date; and

(b)	the Compliance Certificate delivered on the Closing Date denominating compliance with all financial covenants of the Borrowers and the Material Subsidiaries under this Agreement were based on the financial statements of the Fund referred to in (a) above and such balance sheet and income statement were prepared in accordance with GAAP with only adjustments thereto that would be required under GAAP.
(6) Material Adverse Change. Since the date of the most recent financial statements referred to in Section 8.1(5)(a), except as otherwise disclosed to the Administrative Agent in writing, there has been no Material Adverse Change in the Collateral or the operations of the Borrowers and the Material Subsidiaries taken as a whole as a result of any act or event, including fire, accident, strike, expropriation or acts of any Governmental Authority and there has been no change in their financial condition or the results of their operations that would have a Material Adverse Effect.
(7) Contingent Liabilities and Debt. None of the Borrowers or any Material Subsidiary has any contingent liabilities which are not disclosed in the most recent audited or unaudited financial statements furnished to the Administrative Agent and referred to in Section 8.1(5) which would have a Material Adverse Effect, nor have the Borrowers or any Material Subsidiary incurred any Debt which would have a Material Adverse Effect which is not disclosed in those financial statements, other than Permitted Debt.
(8) Title to Assets and Liens. Except as disclosed in Schedule 8.1(8) with respect to real and personal property, each Borrower and each of its Material Subsidiaries is the legal and beneficial owner of or validly leases all of its properties and assets free and clear of any Liens, other than Permitted Liens.
(9) Security Documents. The Security Documents create or will create valid and enforceable Liens upon all the undertaking and assets of the Borrowers and the Material Subsidiaries on the terms set out therein, subject only to the terms of this Agreement and to Permitted Liens, and the Security Documents have been or will be registered or recorded in all places where registration or recording is necessary to perfect and protect the charges and security interests created therein.
(10) Location of Assets, Places of Business. All of the Borrowers’ and each Material Subsidiary’s tangible and intangible property and assets and places of business are located in the Province of Ontario. Each of the Borrowers’ and Material Subsidiaries’ registered and chief executive office is in the Province of Ontario, except Bidco, which is located in the Province of Quebec. The Borrowers and the Material Subsidiaries do not have any account debtors in a material aggregate amount located in any province not governed by the Personal Property Security Act (Ontario) or equivalent statute, or outside Canada other than in states governed by Article 9 of the Uniform Commercial Code, as of the date hereof.
(11) No Default or Event of Default. There exists no Default or Event of Default.
(12) Compliance. Each Borrower and each of its Material Subsidiaries is in compliance with its constating documents and is in compliance in all respects with all Applicable Laws, including employment standards, labour codes and Environmental Laws except any non-compliance which would not have a Material Adverse Effect or as referenced in the reports set out in Schedule 8.1(18).

(13) Litigation. No litigation, investigation or proceeding of or before any Governmental Authority, arbitrator, court or administrative agency is pending or, to its knowledge, threatened against the Borrowers or any Material Subsidiary or against any of their respective properties, assets or revenues, including the Collateral, which would reasonably be expected to have a Material Adverse Effect.
(14) Tax Returns. Each Borrower (or in the case of Osprey LP, each of its partners) and each of its Material Subsidiaries has filed or caused to be filed all tax returns which are required to have been filed, and has paid all Taxes shown to be due and payable on those returns or on any assessments made against it and all other Taxes, fees or other charges imposed on it by any Governmental Authority, other than, (i) those in an amount of up to $1,000,000 in the aggregate outstanding at any time; or (ii) those the amount or validity of which is currently being contested in good faith by appropriate proceedings being diligently pursued, and with respect to which adequate reserves in conformity with GAAP have been provided in its books and of which the details have been provided to the Administrative Agent. No Liens against the Borrowers or any Material Subsidiary for Taxes other than Permitted Liens have been filed and, to its knowledge, no claims are being asserted with respect to any Taxes other than Permitted Debt.
(15) Canadian Pension and Benefit Plans. All Canadian Pension Plans (if any) and Canadian Benefit Plans (if any) to which the Borrowers or any Material Subsidiary is a party are described in Schedule 8.1(15).
(16) Insurance. The Borrowers and the Subsidiaries maintain insurance in compliance with Section 9.1(2) and all premiums and other sums of money due and payable for that purpose have been paid.
(17) Corporate Organization. Set out in the first chart attached to Schedule 8.1(17) is a complete and accurate corporate organization chart showing the Borrowers and the Material Subsidiaries as at the Closing Date and set out in the second chart attached to Schedule 8.1(17) is a complete and accurate corporate organization chart showing the Borrowers and the Material Subsidiaries as and from the Bidco Effective Date.
(18) Environmental Activity. Neither the Borrowers nor any Material Subsidiary (i) engages in any Environmental Activity and, (ii) to the best of any of their knowledge, no Contaminants are stored in or present in any form in or under any premises or lands owned or leased by the Borrowers or any Material Subsidiary, as the case may be, except in compliance with Environmental Laws or as referenced in environmental reports set out in Schedule 8.1(18).
(19) Trade-marks, Patents, etc. The Borrowers and the Material Subsidiaries possesses all patents, industrial designs, trade-marks, trade secrets, know-how, environmental technology, biotechnology, confidential information, trade-names, goodwill, copyrights, integrated circuit topographies, software and all other forms of intellectual and industrial property, and any registrations and applications for registration of any of the foregoing (collectively, the “Intellectual Property”), referred to in Schedule 8.1(19). To the best of the Borrowers’ knowledge, none of the Borrowers or the Material Subsidiaries is infringing in any material respect on the rights of any person with respect to any Intellectual Property and none of the Borrowers or the Material Subsidiaries knows of any fact which is likely to result in the successful assertion against the Borrowers or any Material Subsidiary of a claim for such an infringement which would reasonably be expected to have a Material Adverse Effect.
(20) Material Subsidiaries. Each Material Subsidiary is, directly or indirectly, a wholly owned Subsidiary of the Borrowers.
(21) Real Property. Attached hereto as Schedule 8.1(21) is a list of all real property (the “Real Property”) beneficially owned by the Borrowers or any Material Subsidiary including the municipal address and legal description thereof.
(22) Leases. Attached hereto as Schedule 8.1(22) is a list of all leases and licenses (the “Leased Property”) to which the Borrowers or any Material Subsidiary is a party as lessee including, the lessee, the municipal address thereof and the annual lease payments in respect thereof. Except as disclosed in Schedule 8.1(22), none of the Borrowers or any Material Subsidiary has any material oral or written agreement with any tenants or sub-tenants of its Real Property or Leased Property.
(23) Permitted Subordinated Debt. The Borrowers have delivered to the Administrative Agent a complete and correct copy of all evidences of Permitted Subordinated Debt and neither the Borrowers nor any Material Subsidiary is in default thereunder. The Borrowers and each Material Subsidiary has the corporate power and authority to incur the Debt evidenced by such Permitted Subordinated Debt. The subordination provisions of all Permitted Subordinated Debt are enforceable against the holders thereof by the Administrative Agent and the Lenders subject to (a) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally, (b) general principals of equity including the fact that specific performance and injunctive relief may only be given at the discretion of the courts, and (c) the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments, and are subject to the terms of this Agreement and the other Loan Documents. The Borrowers acknowledge that the Administrative Agent and each Credit Facility Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions of the Permitted Subordinated Debt.
(24) Material Facts. As of the Closing Date, to the knowledge of the Borrowers, there is no fact that has not been disclosed to the Administrative Agent and the Credit Facility Lenders in writing that would have a Material Adverse Effect on its ability to perform its obligations under the Documents.
8.2 Deemed Repetition
     The representations and warranties made by each Borrower in Section 8.1 shall continue in effect until payment and performance of all the Credit Facility Obligations, and the Repeating Representations and Warranties shall be deemed to be repeated on each Drawdown Date, Rollover Date and Conversion Date, mutatis mutandis, as if made on that date.

SECTION 9 — COVENANTS
9.1 Affirmative Covenants
     While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Administrative Agent or the Credit Facility Lenders have any obligations under this Agreement or any of the other Documents, each Borrower covenants with the Administrative Agent and each Credit Facility Lender as follows:
(1) Existence. Each Borrower shall do or cause to be done all things necessary to keep in full force and effect its existence and that of its Material Subsidiaries and all rights, franchises, trademarks, licences and qualifications required for it and them to carry on their respective businesses and own, lease or operate their respective properties in each jurisdiction in which they carry on business or own, lease or operate property or assets from time to time the absence of which could materially affect the Borrowers’ or a Material Subsidiary’s ability to carry on its business.
(2) Insurance. Each Borrower shall maintain, and shall cause its Material Subsidiaries to maintain, insurance on its and their respective properties and assets and for the operation of their respective businesses in such amounts and against such risks as would be customarily obtained and maintained by a prudent owner of similar properties and assets operating a similar business, including appropriate liability insurance, business interruption insurance and third party liability insurance. The Borrowers shall provide copies of those policies to the Administrative Agent, which policies shall be satisfactory to the Administrative Agent and shall not be subject to any co-insurance clause. Each insurance policy shall include an endorsement whereby the insurers agree to give the Administrative Agent on behalf of the Credit Facility Lenders not less than thirty (30) days notice of the cancellation of the policy of insurance and permit the Administrative Agent on behalf of the Credit Facility Lenders to cure any default which may exist under the policy. The Administrative Agent shall either be named as loss payee or additional insured as its interest may appear in all of the Borrowers’ and each Material Subsidiary’s policies of insurance or otherwise be assured of the availability of continuing coverage in a manner satisfactory to the Administrative Agent.
(3) Compliance with Laws, etc. Each Borrower shall comply, and shall cause its Material Subsidiaries to comply, with all Applicable Laws, all Government Approvals and all Material Contracts required in respect of its and their respective businesses, properties, the Collateral, or any activities or operations carried out thereon including employment standards, labour codes the non-compliance with which could materially adversely affect the Borrowers’ or a Material Subsidiary’s ability to carry on its business; provided that this clause 9.1(3) shall not apply to Environmental Laws, which are referred to in Section 10. If required by the Administrative Agent, the Borrowers shall deliver to the Administrative Agent evidence satisfactory to the Administrative Agent concerning compliance with all Applicable Laws and Government Approvals.
(4) Government Approvals. Each Borrower shall obtain, and shall cause its Material Subsidiaries to obtain, (to the extent not in existence on the Closing Date) and maintain, by the observance and performance of all obligations thereunder and conditions thereof, all material Government Approvals required for it and them to carry on their respective businesses.
(5) Conduct of Business. Each Borrower shall and shall cause its Material Subsidiaries to:
(a)	conduct its business in a proper and efficient manner and keep proper books of account and records with respect to the operation of its business;

(b)	diligently maintain, repair, use and operate its property and premises in a commercially reasonable and efficient manner; and

(c)	subject to the exceptions set out in Section 9.1(13), maintain its physical assets in good condition so that each asset may be used at all times for the purpose for which it was intended.
(6) Payment. Each Borrower shall, duly and punctually pay or cause to be paid all sums of money due and payable by it under this Agreement and the other Documents on the dates, at the places and in the currency and the manner set forth herein and therein.
(7) Litigation. Upon becoming aware thereof, the Borrowers shall (a) promptly give notice to the Administrative Agent of any litigation, proceeding or dispute, threatened or commenced against any Borrower or any Material Subsidiary, if the litigation, proceeding or dispute is likely to be adversely determined and would, if adversely determined, have a Material Adverse Effect, (b) advise the Administrative Agent of the extent to which any adverse determination is covered by insurance, and (c) provide all reasonable information requested by the Administrative Agent concerning the status of any such litigation, proceeding or dispute.
(8) Pay Claims and Taxes. Each Borrower shall promptly pay and discharge, and shall cause its Material Subsidiaries to promptly pay and discharge, when due all Taxes charged to or payable by it or them and all obligations which may result in Liens (other than Permitted Liens) on its or their properties or assets unless the relevant Tax or obligation (i) is an amount of up to $1,000,000 in the aggregate outstanding at any time; or (ii) is being actively and diligently contested in good faith by appropriate proceedings and is adequately reserved against in accordance with GAAP.
(9) Notice of Default or Material Adverse Change. Each Borrower shall provide to the Administrative Agent prompt notice of any Material Adverse Change, Default or Event of Default of which it is aware, setting forth its details and the action taken or to be taken to remedy it.
(10) Auditors. Each Borrower shall promptly give notice to the Administrative Agent of a change in its Auditors and the reasons for the change.

(11) Access. Each Borrower shall, and shall cause each of its Material Subsidiaries to, at all reasonable time and upon reasonable notice, permit representatives of the Credit Facility Lenders to inspect any of the Collateral and to examine its and its Material Subsidiaries’ books and records and take extracts therefrom, including but not limited to, accounts and records stored in computer data banks and computer software systems provided that:
(a)	the Credit Facility Lenders exercise of their rights under this paragraph does not reasonably interfere with the operations of the Borrowers and the Material Subsidiaries;

(b)	the Credit Facility Lenders maintain the confidentiality of all information they receive in accordance with usual requirements of banker/customer confidentiality, and do not use it except for the purpose of this Agreement; and

(c)	other than during the continuance of an Event of Default, the Credit Facility Lenders shall not exercise such right of access more than twice in any Fiscal Year.
(12) Canadian Benefit and Pension Plans.
(a)	Each Borrower shall ensure that each Canadian Pension Plan described in Schedule 8.1(15) retains its registered status under and is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other Applicable Laws.

(b)	Upon the request of the Administrative Agent, each Borrower shall use its best efforts to obtain and to provide the Administrative Agent with written confirmation from the applicable Governmental Authorities that each Canadian Pension Plan adopted by the applicable Borrower or any of its Material Subsidiaries after the date hereof which is required to be registered under the ITA or any other Applicable Law has been registered without condition. From and after the adoption and registration of any Canadian Pension Plan, each Borrower shall and shall cause each of its Material Subsidiaries to use its best efforts to ensure that the plan retains its registered status under and is administered in all respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other Applicable Laws.

(c)	Each Borrower shall cause all reports and disclosures relating to any Canadian Pension Plan that are required by the plan or any Applicable Laws to be filed or distributed in a timely manner.

(d)	Each Borrower shall, and shall cause its Material Subsidiaries to perform, all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with each Canadian Pension Plan and Canadian Benefit Plan and the funding media therefor; make all contributions and pay all premiums in a timely manner required to be made or paid by a Borrower or any Material Subsidiary in accordance with the terms of the plan and all Applicable Laws; withhold by way of authorized payroll deductions or otherwise collect and pay into the plan all employee contributions required to be withheld or collected by a Borrower or any Material Subsidiary in accordance with the terms of the plan and all Applicable Laws; and ensure that the plan is fully funded, both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).

(e)	The Borrowers shall deliver to the Administrative Agent, on request, (i) promptly after the filing thereof by any Borrower or any Material Subsidiary with any applicable Governmental Authority, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Borrower or any Material Subsidiary may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (iii) notification within thirty (30) days of any increases in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any plan to which a Borrower or any Material Subsidiary was not previously contributing.

(f)	The Borrowers shall deliver to the Administrative Agent on request an undertaking signed by the funding agent for each of the Canadian Pension Plans, addressed to the Administrative Agent, stating that such funding agent shall on request deliver to the Administrative Agent a copy of any notice required to be delivered by the funding agent under applicable pension standards legislation at the same time such notice is given to the applicable pension standards regulator.
(13) Maintenance. Each Borrower shall not, and shall not permit its Material Subsidiaries to, permit waste (excluding redevelopment or reconstruction of existing buildings) to be committed or suffered on any Real Property or Leased Property, will, and will cause its Material Subsidiaries, to diligently maintain, use, operate and repair the Real Property and Leased Property, reasonable wear and tear excepted, and will, and will cause its Material Subsidiaries to, carry on its business on such Real Property or Leased Property in a proper and efficient manner so as to preserve and protect the Real Property and the Leased Property and the earnings, income, rents, issues, profit, benefits and advantages thereof.
9.2 Negative Covenants
     While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Administrative Agent or the Credit Facility Lenders have any obligations under this Agreement or any of the other Documents, each Borrower covenants with the Administrative Agent and each Credit Facility Lender that it shall not without the prior consent of the Majority Lenders:

(1) Dispositions. Sell, lease, transfer, assign, convey or otherwise dispose of, or permit any Material Subsidiary to sell, lease, transfer, assign, convey or otherwise dispose of, any assets or enter into any sale and leaseback transaction generating, after the Closing Date, a fair market value greater than $55,000,000 in aggregate for the Borrowers and the Material Subsidiaries on a cumulative basis over the remaining term of this Agreement (provided that the sale of the assets of the magazine division of Osprey LP to Groupe TVA Inc. shall not be subject to this threshold), or engage, after the Closing Date, in material asset swaps representing in excess of 20% of EBITDA of the Borrowers and the Material Subsidiaries on a consolidated basis (using for such purposes the net amount of asset resulting from such swaps) and on a cumulative basis over the term of this Agreement (other than in the ordinary course of business), unless consent is granted by Credit Facility Lender approval on terms and conditions specified by the Administrative Agent and the Credit Facility Lenders, acting reasonably; provided, that all the assets acquired in connection with an asset swap shall meet the requirements of a Permitted Acquisition; and, provided further that the Borrowers may, with the consent of the Credit Facility Lenders not to be unreasonably withheld if the Credit Facility Lenders are satisfied with their due diligence, (i) re-set the 20% of EBITDA basket for a particular asset swap transaction 6 months after the completion of such swap transaction and (ii) re-set the $55,000,000 disposition basket for a particular disposition (other than an asset swap) 6 months after completion of such asset disposition. Notwithstanding the foregoing, a Borrower or a Material Subsidiary may sell, lease, transfer, assign, convey or otherwise dispose of assets (i) to a Borrower or a Material Subsidiary that, in the case of a Material Subsidiary has complied with the provisions hereof relating to the delivery of guarantees and security or (ii) which are worn out, obsolete, surplus, damaged or of no material economic value in the Business.
(2) Negative Pledge. Assume, create or permit to exist, or permit any Material Subsidiary to assume, create or permit to exist, any Lien, other than Permitted Liens, in respect of any of their respective undertakings, properties and assets, whether now owned or hereafter acquired.
(3) Debt. Create, incur, assume or permit to exist, or permit any Material Subsidiary to create, incur, assume or permit to exist, any Debt other than Permitted Debt and Debt in connection with any Tax Benefit Transaction.
(4) Distributions. Make any Distributions other than Permitted Distributions.
(5) Amalgamation and Merger. Enter into, or permit any Material Subsidiary to enter into, any merger, consolidation, amalgamation, reorganization, reconstruction or arrangement with any Person unless (i) the successor corporation resulting from such merger, consolidation, amalgamation, reorganization, reconstruction or arrangement shall have entered into and delivered to the Administrative Agent on behalf of itself and the Credit Facility Lenders an agreement in form and substance satisfactory to the Administrative Agent, acting reasonably, wherein it shall have duly assumed in writing the obligations of such Borrower or such Material Subsidiary, as the case may be, hereunder and under each Security Document to which it is a party; (ii) this Agreement and each Security Document shall remain in full force and effect with respect to such successor corporation; and (iii) such opinions, registrations and other documents as the Administrative Agent shall reasonably require shall have been delivered.

(6) Fundamental Change. (a) Change, or permit any Material Subsidiary to change, its business objectives, purposes or operations from the Business in any way which could adversely affect the repayment of the Credit Facility Obligations or result in a Material Adverse Effect; or (b) enter into any acquisition or permit any Material Subsidiary to enter into any acquisition of a business or operation other than Permitted Acquisitions; provided, that prior to entering into any Permitted Acquisition (including an assets swap permitted under Section 9.2(1)) the Borrowers shall provide not less than ten (10) (or in the case of a Permitted Acquisition involving any assets located outside Ontario twenty (20)) Business Day’s prior notice to the Credit Facility Lenders of the details of such acquisition including evidence satisfactory to the Credit Facility Lenders, acting reasonably, that such acquisition meets the criteria for a Permitted Acquisition.
(7) Material Contracts. (a) Cancel or terminate, or permit any Material Subsidiary to cancel or terminate, any Material Contract; (b) waive, or permit any Material Subsidiary to waive, any default or breach under any Material Contract; (c) amend or otherwise modify, or permit any Material Subsidiary to waive or otherwise modify, any Material Contract; or (d) take, or permit any Material Subsidiary to take, any other action in connection with any Material Contract, in each case, that would have a Material Adverse Effect.
(8) Investments and Financial Assistance. (a) Make, or permit any Material Subsidiary to make, any Investments other than a Permitted Acquisition, any Back-to-Back Securities or any Tax Benefit Transaction; or (b) grant, or permit any Material Subsidiary to grant, any Financial Assistance other than an Investment in a Material Subsidiary or a Borrower, Permitted Debt or in connection with any Tax Benefit Transaction; except, provided that no Default has occurred and is continuing or would arise therefrom and no Event of Default has occurred, the Borrowers may make any Investments or grant Financial Assistance, or permit any Material Subsidiaries to do the same, so long as at the date of such Investment or Financial Assistance and on a pro forma basis after taking such Investment or Financial Assistance into account as if it existed at all times during the relevant period, the financial covenants in Section 9.3 are complied with.
(9) Off-Balance Sheet Transaction. Enter into, or permit any Material Subsidiary to enter into, any off-balance sheet financial transaction including, without limitation, synthetic leases or other structured finance transactions other than Permitted Debt.
(10) Fiscal Year End. Change, or permit any Material Subsidiary to change, its Fiscal Year.
(11) Change of Control. Permit any Change of Control without the prior written consent of the Majority Lenders, such consent not to be unreasonably withheld.
(12) Chief Executive Office. Move, or permit any Material Subsidiary, to move, its registered or chief executive office outside the Province of Ontario (and in the case of Bidco, outside of the Provinces of Ontario and Quebec), without providing the Administrative Agent with at least thirty (30) days prior written notice thereof and promptly take such other steps, if any, as the Credit Facility Lenders reasonably request, to permit the Security Documents to remain perfected with respect to such change in location.
(13) Amendment to Sub-Debt. Notwithstanding Section 9.2(7), (i) agree to or permit any amendment to the terms of any Permitted Subordinated Debt which would cause such Permitted

Subordinated Debt not to comply with the definition of Permitted Subordinated Debt (the applicable Borrower shall provide prior written notice of any permitted amendment to any Permitted Subordinated Debt to the Credit Facility Lenders) or any document relating to any of the foregoing without the prior written consent of the Credit Facility Lenders.
(14) Redeemable Shares. Issue any share, ownership interest or other security (other than to another Borrower or a Material Subsidiary) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, other than in all cases from any Permitted Distributions.
(15) Guarantee Shares. In the case of any Material Subsidiary or Osprey LP, issue or permit any Material Subsidiary to issue any shares or other ownership interests except to a Borrower or any other Material Subsidiary.
(16) Hedge Contracts. Enter into any Hedge Contracts with a Lender or any other Person, other than non-speculative interest rate, U.S. Dollar exchange rate or commodities Hedge Contracts entered into for the purpose of mitigating the risk to a Borrower or any of its Subsidiaries from interest rate, U.S. Dollar exchange rate and commodities price fluctuations.
9.3 Financial Covenants
     While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Administrative Agent or the Credit Facility Lenders have any obligations under this Agreement or any of the other Documents, each Borrower covenants with the Administrative Agent and each Credit Facility Lender as follows:
(1) Cash Interest Coverage Ratio. The Borrowers shall maintain, on a consolidated basis, at all times in each Fiscal Year a Cash Interest Coverage Ratio of not less than 2.50x.
(2) Total Debt to EBITDA. The Borrowers shall maintain at all times, on a consolidated basis, a ratio of Total Debt of the Borrowers and the Material Subsidiaries to EBITDA of the Borrowers and the Material Subsidiaries of not more than 3.75:1. For greater certainty, Total Debt of the Borrowers and the Material Subsidiaries shall exclude the amount of the QMI Sub Debt that is applied, firstly, to the permanent repayment of the Term Facility and, secondly, to the non-permanent repayment of the Revolving Facility to the extent applicable.
(3) Credit to EBITDA. The Borrowers may, in the calculation of EBITDA for the purpose of this Section 9.3, apply the appropriate portion of the Synergy Credit relating to a Permitted Acquisition for the calculation of EBITDA for the first twelve months after such Permitted Acquisition shall have occurred.

(4) Calculation. For the purposes of calculating the ratios in clauses (1) and (2) above and for the purpose of Section 3.4 and in relation to the delivery of a Compliance Certificate, the following rules shall apply, and the Borrowers shall provide details, satisfactory to the Administrative Agent, of the EBITDA derived from Subsidiaries that are not Material Subsidiaries:
(a)	the ratios shall be determined as of the last day of each Fiscal Quarter on a rolling four quarter basis based on the Compliance Certificate delivered in respect of such Fiscal Quarter and the ratios so determined shall be deemed to apply throughout the subsequent Fiscal Quarter unless a disposition or Permitted Acquisition occurs during such Fiscal Quarter, in which case the ratios shall be adjusted as of the closing date of such disposition or Permitted Acquisition; provided, that if a Compliance Certificate shall be delivered late, not be in form and substance satisfactory to the Credit Facility Lenders or prove to be incorrect, the Credit Facility Lenders may adjust the calculation based on the information available to them;

(b)	for all purposes if a Borrower or a Material Subsidiary shall make a disposition or Permitted Acquisition, other than a disposition to or acquisition from a Borrower or another Material Subsidiary, then (i) the EBITDA that the Borrowers in respect of the 12-month period following the closing date of such disposition or Permitted Acquisition shall thereupon be adjusted on a pro forma basis to include the EBITDA of the operation comprising the Permitted Acquisition or exclude the EBITDA of the operations disposed of (without deduction for any management fees) and to include annualized interest on any Debt assumed in connection with such Permitted Acquisition or exclude annualized interest on any Debt repaid or assumed by a third party in connection with such disposition, in each case, for the applicable portion of the 12-month period preceding such closing date and (ii) the Cash Interest Coverage Ratio in respect of the 12-month period following the closing of such disposition or Permitted Acquisition shall thereupon be adjusted on a pro forma basis to include or exclude annualized Cash Interest on Debt assumed in connection therewith or any Debt repaid or assumed by a third party in connection with such disposition, in each case, for the applicable portion of the 12-month period preceding such closing date provided that, where the operations disposed of were previously acquired using the proceeds of an Advance under the Revolving Facility, then for the purposes of this subclause (ii) the amount of the mandatory repayments that may be excluded shall be the amount of such Debt so repaid or assumed as shall exceed that portion of the aforesaid Advance under the Revolving Facility as is reasonably attributable to the operations disposed of. At the closing date of any Permitted Acquisition, the Borrowers will provide the Administrative Agent with EBITDA and Cash Interest projections for the next 12-month period to demonstrate compliance with clauses (1) and (2) above.
9.4 Accounting, Financial Statements and Other Information
     While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Administrative Agent or the Credit Facility Lenders have any obligations under this Agreement or any of the other Documents, each Borrower covenants with each Credit Facility Lender and the Administrative Agent as follows:
(1) General. Each Borrower and each of its Material Subsidiaries shall maintain a system of accounting established and administered in accordance with GAAP consistently applied and shall set aside on their respective books all proper reserves as GAAP shall require. The Borrowers shall permit, and shall cause each of their Material Subsidiaries to permit, representatives of any Credit Facility Lender or the Administrative Agent to visit and inspect any of the properties of the Borrowers and the Material Subsidiaries and examine any of their respective books and records in accordance with Section 9.1(11) at any reasonable time and as often as is reasonably necessary and to discuss the business, operations, properties and financial and other condition of the Borrowers and the Material Subsidiaries with officers and employees of the Borrowers and the Material Subsidiaries and with their Auditors. Except for information required to be disclosed by Applicable Law and information in the public domain, any information regarding the Borrowers and the Material Subsidiaries obtained pursuant to those examinations shall, for so long as no Event of Default has occurred and is continuing, not be disclosed to third parties other than agents or other professionals engaged by the Administrative Agent or any Credit Facility Lender to advise it with respect to this Agreement. For greater certainty, to the extent that, in any period of determination, EBITDA from Subsidiaries that are not Material Subsidiaries exceeds 15% of consolidated EBITDA of Bidco, the Borrowers shall provide the financial statements under Sections 9.4(2) and (3) on a consolidated basis for the Borrowers and the Material Subsidiaries for such period, excluding, for greater certainty, the Subsidiaries that are not Material Subsidiaries.
(2) Quarterly Reports. The Borrowers shall provide the Administrative Agent with the following reports on a quarterly basis, promptly upon availability, and in any event within sixty (60) days of the end of each quarter in each Fiscal Year:
(a)	unaudited consolidated financial statements of Bidco prepared in accordance with GAAP (including a balance sheet and statements of income and retained earnings and changes in financial position but excluding notes); and

(b)	a Compliance Certificate for such Fiscal Quarter in detail satisfactory to the Administrative Agent.
(3) Annual Reports. The Borrowers shall provide the Administrative Agent with the following reports within 120 days of the end of its Fiscal Year:
(a)	audited annual consolidated financial statements of Bidco duly certified by its board of directors together with a report of its Auditors whose report shall contain no qualifications except those satisfactory to the Administrative Agent; and

(b)	a Compliance Certificate for such Fiscal Year in detail satisfactory to the Administrative Agent and certifying that, as of the date of such certificate, there are no material outstanding issues arising from the Auditor’s management letter in respect of the Auditor’s review of the financial statements of the Borrowers for the most recently completed Fiscal Year or, in the event that any such issues have arisen, an explanation of such issues and the Borrowers’ plan to rectify them, including any steps taken to rectify such issues.
(4) Annual Budgets. The Borrowers shall provide the Administrative Agent within sixty (60) days of the end of the preceding Fiscal Year a budget for each Fiscal Year which shall set forth, on a quarterly basis, an outline of proposed Capital Expenditures (including Capital Leases and similar arrangements) and financial projections concerning the Borrowers and the Material Subsidiaries on a consolidated basis, all in such detail as may reasonably be required by the Credit Facility Lenders.
(5) Securities Filings and Press Releases. The Borrowers shall provide to the Administrative Agent and the Credit Facility Lenders, promptly upon their becoming available, copies of all press releases and other statements made available by the Borrowers to the public concerning material changes or material developments in the business of the Borrowers or any of their Subsidiaries.
(6) Other Information. The Borrowers shall provide the Administrative Agent with such other reports and information regarding the operations, business, assets and financial condition of the Borrowers and their Subsidiaries as the Administrative Agent may reasonably request.
Each of the financial statements required by this Section 9.4 shall set forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal period (if any), all in reasonable detail.
9.5 Reorganization
     Notwithstanding the provisions of Section 9.1 and 9.2 hereof, the Lenders hereby consent to each of the transactions comprising the Reorganization (provided that the Reorganization takes effect concurrently with the Bidco Effective Date) and will promptly release all Securities of Osprey LP and Osprey GP after request by Bidco to the extent necessary to permit such transactions to be effected in accordance with the Reorganization Letter, and, upon the Reorganization taking effect, Bidco will redeliver to the Lenders certificates representing all Securities of Osprey LP and Osprey GP.
SECTION 10 — ENVIRONMENTAL PROVISIONS
10.1 Compliance with Environmental Laws
     Each Borrower shall, and shall cause its Material Subsidiaries to, comply with all applicable Environmental Laws in a timely manner except to the extent that non-compliance would not have, individually or in the aggregate, a Material Adverse Effect.
10.2 Environmental Notices
     Each Borrower, on behalf of itself and each of its Material Subsidiaries, shall provide to the Administrative Agent and Credit Facility Lenders, promptly upon receipt, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree or other material document from any source asserting or alleging a circumstance or condition which requires or could reasonably require a financial contribution by any Borrower or any Material Subsidiary or a cleanup, removal, remedial action or other response by or on the part of any Borrower or any Material Subsidiary under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from any Borrower or any Material Subsidiary for an alleged violation of Environmental Laws.
10.3 Environmental Conditions
     Each Borrower, on behalf of itself and each of its Material Subsidiaries, as applicable, shall promptly notify the Credit Facility Lenders in writing as soon as it becomes aware of any condition or circumstance which makes the environmental warranties or representations in this Agreement incomplete or inaccurate as of any date except to the extent such matters would not likely have, individually or in the aggregate, a Material Adverse Effect.
10.4 Environmental Consultant
     In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate as of any date except to the extent such matters would not likely have, individually or in the aggregate, a Material Adverse Effect, the Borrowers, shall, at their sole expense, retain an environmental professional consultant, reasonably acceptable to the Credit Facility Lenders, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to the Credit Facility Lenders upon completion.
10.5 Environmental Audit
     At any time the Borrowers or any of the Material Subsidiaries, directly or indirectly through any third party professional consultant, determines to undertake an environmental audit, assessment or investigation, the Borrowers shall provide the Credit Facility Lenders with a written summary of the results of such environmental audit where the matters disclosed in such environmental audit would individually or in the aggregate, have a Material Adverse Effect.
10.6 Indemnity
     Each Borrower hereby indemnifies and holds the Administrative Agent and the Credit Facility Lenders, their agents and any of their past, present and future officers, directors, shareholders and employees harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse effects on the environment, or any violation of any applicable Environmental Laws, due to any acts of such Borrower or any of its Subsidiaries, their officers, directors, shareholders, employees, consultants and/or representatives. In no event shall any Borrower be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence or wilful misconduct of the Administrative Agent, the Credit Facility Lenders or any other indemnified Person or their agents or employees.

It is expressly understood and agreed that (A) the indemnifications granted herein are intended to protect the Administrative Agent and the Credit Facility Lenders and their past, present and future officers, directors, shareholders, employees, agents, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to the Administrative Agent and the Credit Facility Lenders, or under any other document or agreement given to secure repayment of any indebtedness from any Borrower, any Material Subsidiary or any Subsidiary of any of them, whether or not such claims arise before or after the Administrative Agent and the Credit Facility Lenders have foreclosed upon and/or otherwise become the owner of any such property; (B) all obligations of indemnity as provided hereunder shall be secured by the Security Documents; and (C) the provisions hereof shall be continuing and shall survive the repayment of any indebtedness from any Borrower to the Administrative Agent and the Credit Facility Lenders.
10.7 Environmental Approvals
     Each Borrower shall and shall cause each of its Subsidiaries to maintain all permits, licenses and approvals required under applicable Environmental Laws except to the extent failure to maintain such permits, licenses and approvals could not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 11 — DEFAULT AND ENFORCEMENT
11.1 Events of Default
     Upon the occurrence of an event described in Sections 11.1(11) or 11.1(12), an Event of Default under the Credit Facilities shall have occurred, and upon the occurrence of any one or more of the following events other than an event described in Sections 11.1(11) or 11.1(12), the Administrative Agent may, or, if requested by the Majority Lenders, shall, by written notice to the Borrowers, declare that an Event of Default under the Credit Facilities has occurred:
(1) Non-payment of Principal. Any Borrower fails to make when due, whether by acceleration or otherwise, any payment of principal required to be made by that Borrower under this Agreement or any other Document.
(2) Non-payment of Interest. Any Borrower fails to make within three (3) Business Days of the due date thereof, whether by acceleration or otherwise, any payment of interest under this Agreement or any other Document.
(3) Non Payment of Fees or Other Amounts. Any Borrower fails to make within five (5) Business Days of the due date thereof, whether by acceleration or otherwise, any payment of fees, costs or any other payment under this Agreement or any other Document.
(4) Breach of Covenants, etc. Any Borrower fails to perform or observe:
(a)	any term, condition, covenant or undertaking contained in Section 9.2(1), (4), (5), (8), (11), (12) or (15); or

(b)	any other term, condition, covenant or undertaking contained in any Document which is not otherwise specifically addressed in this Section 11.1 and that failure, if capable of being remedied, is not remedied within fifteen (15) days of its occurrence.
(5) Cross-Default. With respect to any Debt of the Borrowers or any of the Material Subsidiaries aggregating in excess of $10,000,000 (other than under any Document):
(a)	default occurs in the payment thereof when due, whether by acceleration or otherwise; or

(b)	default occurs in the performance or observance of any obligation or condition with respect thereto and that default remains unremedied after any remedial period with respect thereto or any other event occurs with respect thereto, and the effect of that default or other event is to accelerate the maturity of that Debt or to permit the holder or holders thereof, or any trustee or agent for the holder or holders, to cause the Debt to become due and payable prior to its expressed maturity, unless a waiver of such default is given by the holder or holders, or any trustee or agent for the holder or holders, or such default is cured prior to the Credit Facility Lenders declaring an Event of Default.
(6) Representations and Warranties. Any representation, warranty or statement which is made by the Borrowers or any Material Subsidiary in any Document or which is contained in any certificate, written statement or written notice provided under or in connection with any Document or which is deemed to have been made is untrue or incorrect when made or deemed to have been made in any material respect and, if capable of being remedied, such representation, warranty or statement is not made true and correct within fifteen (15) days.
(7) Execution. Any writ, distress, execution, attachment, seizure, garnishment, sequestration, extent or any similar process is issued, levied or enforced against any Borrower or any of its Subsidiaries, or any of their respective properties or assets for an amount of $7,500,000 or more which are not released, bonded, discharged, vacated or stayed within sixty (60) days after issue, levy or enforcement with respect to personal property and ninety (90) days with respect to real property.
(8) Invalidity and Contest. This Agreement or any of the other material Documents, or any material provision hereof or thereof, shall at any time after execution and delivery hereof or thereof, for any reason, cease to be a legal, valid and binding obligation of any Borrower or any Material Subsidiary or cease to be enforceable against any Borrower or any Material Subsidiary in accordance with its terms or shall be declared to be null and void, or the legality, validity, binding nature or enforceability of this Agreement or any other Document, or any provision hereof or thereof, shall be contested by any Borrower or any Material Subsidiary or any Borrower or any Material Subsidiary shall deny that it has any further liabilities or obligations hereunder or thereunder.
(9) Judgment. A final judgment in excess of $10,000,000 is levied or enforced against any Borrower or any of its Subsidiaries, unless the judgment is being actively and diligently appealed and is satisfied, vacated, discharged or execution thereof stayed pending appeal or a settlement of the judgment has been negotiated on terms acceptable to the Administrative Agent within thirty (30) days of the rendering of the judgment, or if any stay is lifted or a default occurs in any settlement.
(10) Government Approval. Any Government Approval required to enable any Borrower or any Material Subsidiary to conduct its business substantially as presently conducted or to perform its obligations under any Document is not obtained or is withdrawn or ceases to be in full force and effect and that required Government Approval cannot be acquired or reinstated within thirty (30) days of the date on which a Borrower knew the Government Approval was required or withdrawn and the lack of such Government Approval would have a Material Adverse Effect on the Borrowers and the Material Subsidiaries taken as a whole.
(11) Voluntary Proceedings. Any Borrower or any Material Subsidiary:
(a)	institutes proceedings for substantive relief in any bankruptcy, insolvency, debt restructuring, reorganization, readjustment of debt, dissolution, liquidation, winding-up or other similar proceedings (including any such proceedings under the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the incorporating statute of the relevant corporation or other similar legislation), including proceedings for the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to the relevant corporation or all or any material part of its property or assets;

(b)	makes an assignment for the benefit of creditors;

(c)	is unable or admits in writing its inability to pay its debts as they become due or otherwise acknowledges its insolvency or commits any other act of bankruptcy or is taken to be insolvent under any applicable legislation;

(d)	voluntarily suspends the conduct of its business or operations;

(e)	or acquiesces to, or takes any action in furtherance of, any of the foregoing.
(12) Involuntary Proceedings. If any third party in respect any Borrower or any Material Subsidiary:
(a)	makes any application under the Companies’ Creditors Arrangement Act (Canada) or similar legislation;

(b)	files a proposal or notice of intention to file a proposal under the Bankruptcy and Insolvency Act (Canada) or similar legislation;

(c)	institutes a winding-up proceeding under the Winding-up and Restructuring Act (Canada), any relevant incorporating statute or any similar legislation;

(d)	presents a petition in bankruptcy under the Bankruptcy and Insolvency Act (Canada) or any similar legislation; or

(e)	files, institutes or commences any other petition, proceeding or case under any other bankruptcy, insolvency, debt restructuring, reorganization, incorporation, readjustment of debt, dissolution, liquidation, winding-up or similar law now or hereafter in effect, seeking bankruptcy, liquidation, reorganization, dissolution, winding-up, composition or readjustment of debt of any of them, the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official for any of them, or any material part of any of their respective assets or any similar relief;

(f)	and if the applicable filing, proceeding, petition or case is not contested by bona fide action on the part of the applicable corporation and is not dismissed, stayed or withdrawn within thirty (30) days of commencement thereof.
(13) Creditor Action. Any secured creditor, encumbrancer or lienor, or any trustee, interim receiver, receiver, receiver and manager, administrative receiver, agent, bailiff or other similar official appointed by any secured creditor, encumbrancer or lienor, takes possession of, forecloses, seizes, retains, sells or otherwise disposes of, or otherwise proceeds to enforce security over, all or a substantial part of the assets of any Borrower or any of the Material Subsidiaries or gives notice of its intention to do any of the foregoing.
(14) Material Contracts. Any Borrower or any Material Subsidiary defaults in any material respect under any Material Contract which defaults would have a Material Adverse Effect and all applicable notice or cure periods under the Material Contract have expired and the default has not been cured or waived within thirty (30) days of such default or a Material Contract is terminated for any reason other than on its scheduled termination date and is not replaced within thirty (30) days.
11.2 Rights upon Default and Event of Default
     Upon the occurrence of a Default, the Administrative Agent may, and shall upon the instructions of the Majority Lenders, on notice to the Borrowers, declare that the ability of any Borrower to make any further borrowing under the Credit Facilities shall be suspended pending the remedying of the Default. Upon the occurrence of an Event of Default pursuant to Sections 11.1(11) or 11.1(12), the Administrative Agent shall, and upon the occurrence of any other Event of Default and for so long as the other Event of Default shall continue, the Administrative Agent may, and shall upon the instructions of the Majority Lenders, without notice to the Borrowers, do either or both of the following:
(a)	declare that the Total Commitment has expired and that the Credit Facility Lenders’ obligations to make Advances have terminated; and

(b)	declare the entire principal amount of all Advances outstanding, all unpaid accrued interest and all fees and other amounts required to be paid by the

Borrowers or either of them hereunder to be immediately due and payable without the necessity of presentment for payment, notice of non-payment and of protest (all of which are hereby expressly waived) and proceed to exercise any and all rights and remedies hereunder and under any other Document or otherwise permitted by law.
From and after the issuance of any declaration referred to in this Section 11.2, no Credit Facility Lender shall be required to honour any cheque or other instrument presented to it by any Borrower regardless of the date of issue or presentation. Immediately upon receipt of a declaration under Section 11.2(b), each Borrower shall pay to the Administrative Agent on behalf of the Lenders all amounts outstanding hereunder owing by such Borrower, including the face amount of all Bankers’ Acceptances which have not matured, the maximum amount payable under all outstanding Letters of Credit and Letters of Guarantee, and the amount owing to that Lender in respect of any Hedge Contracts with any Credit Facility Lenders which are unmatured or unexpired, which amounts shall be held by the Administrative Agent in an interest bearing account as collateral security for the applicable Borrower’s obligations with respect to those Bankers’ Acceptances, Letters of Credit, Letters of Guarantee and Hedge Contracts, as applicable. If any Borrower does not pay any such amount so required to be paid, the applicable Lender shall have the option at any time without notice to the Borrowers to make an Advance of a Prime Loan to the applicable Borrower equal to that amount, such Advance to bear interest at the rates specified in this Agreement. The proceeds of such Advance shall be held by the Administrative Agent in the interest bearing account as collateral security for the applicable Borrower’s obligations under the Bankers’ Acceptances, Letters of Credit or Letters of Guarantee, as applicable. Each Borrower shall execute such security documents with respect to those Bankers’ Acceptances, Letters of Credit, Letters of Guarantee and Hedge Contracts and any amounts paid or held in respect thereof as the Administrative Agent shall require.
11.3 Hedge Contracts
     Upon demand under Section 11.2, notwithstanding the terms of any Hedge Contract, all Hedge Contracts may be terminated, at the sole option of each Lender a party thereto, and the cost to the applicable Lender of that termination, if any, shall be determined as of the date of the demand. In determining that cost, it shall be assumed that the applicable Borrower has defaulted under the Hedge Contracts, and the cost shall then be determined in accordance with the terms of the agreement governing the Hedge Contracts or, if there are no such terms, in accordance with the usual practices of the applicable Lender. For greater certainty, the, usual practices of each Lender shall be determined by reference to the provisions regarding payments on early termination in the (Multicurrency — Cross Border) ISDA Master Agreement (1992 version) as may be amended and agreed by the parties.
11.4 Waiver of Default
     No express or implied waiver by the Administrative Agent and the Credit Facility Lenders or any of them of any Default or Event of Default shall in any way be or be construed to be a waiver of any future or subsequent Default or Event of Default. To the extent permitted by Applicable Law, each Borrower hereby waives any rights now or thereafter conferred by statute or otherwise which may limit or modify any of the Administrative Agent’s or the Credit Facility

Lenders’ rights or remedies under any Document. Each Borrower acknowledges and agrees that the exercise by the Administrative Agent or any Credit Facility Lender of any rights or remedies under any Document without having declared an acceleration shall not in any way alter, affect or prejudice the right of the Administrative Agent and the Credit Facility Lenders to make a declaration pursuant to Section 11.2 at any time and, without limiting the foregoing, shall not be construed as or deemed to constitute a waiver of any rights under Section 11.2.
SECTION 12 — REMEDIES
12.1 Remedies Cumulative
     For greater certainty, the rights and remedies of the Administrative Agent and the Credit Facility Lenders under this Agreement and the other Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity. Any single or partial exercise by the Administrative Agent or any Credit Facility Lender of any right or remedy upon the occurrence of a Default or Event of Default shall not be deemed to be a waiver of, or to alter, affect or prejudice any other right or remedy to which the Administrative Agent or the Credit Facility Lender may be lawfully entitled as a result of the Default or Event of Default, and any waiver by the Administrative Agent or any Credit Facility Lender of the strict observance of, performance of or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted thereby, either expressly or by conduct, shall be effective only in the specific instance and for the purpose for which it is given and shall be deemed not to be a waiver of any subsequent Default or Event of Default.
12.2 Sharing of Information
     Each Borrower authorizes the Administrative Agent and the Credit Facility Lenders to share among each other any information possessed by any of them regarding that Borrower and its Material Subsidiaries.
12.3 Remedies Not Limited
     The Administrative Agent on behalf of itself and the Lenders may, to the extent permitted by Applicable Law, bring suit at law, in equity or otherwise, for any available relief or purpose including: (1) the specific performance of any covenant or agreement contained in this Agreement or in any other Document; (2) an injunction against a violation of any of the terms of this Agreement or any other Document; (3) in aid of the exercise of any power granted by this Agreement or any other Document or by law; or (4) the recovery of any judgment for any and all amounts due in respect of the Obligations.
12.4 Sharing of Proceeds Among the Lenders
     The Lenders agree among themselves that, except as otherwise contemplated by the provisions of this Agreement, all sums received by the Lenders for application against amounts owing by the Borrowers under this Agreement (whether received by voluntary payment, by the exercise of any right of set-off, or by counterclaim, cross-action or as proceeds of realization of any security), after payment to the Administrative Agent of its fees and disbursements, shall be shared by each Lender as nearly as possible in accordance with each Lender’s Rateable Portion.
12.5 Set-Off, etc.
     Upon the occurrence of an Event of Default which is continuing, the Administrative Agent, each Credit Facility Lender and each of their respective branches and offices are hereby authorized by each Borrower, from time to time, without notice to: (1) set off and apply any and all amounts owing by the Administrative Agent or any Credit Facility Lender or any of its branches or offices to that Borrower (whether payable in Canadian Dollars or any other currency — and any amounts so owing in any other currency may be converted into Canadian Dollars at such rate or rates as the party may be able to obtain, acting reasonably — whether matured or unmatured, and in the case of deposits, whether general or special, time or demand and however evidenced) against and on account of the Obligations of such Borrower (whether or not any declaration under Section 11.2 has been made and whether or not those Obligations are unmatured or contingent); (2) hold any amounts owing by the Administrative Agent or any Credit Facility Lender as collateral to secure payment of the Obligations of such Borrower owing to it to the extent that those amounts may be required to satisfy any contingent or unmatured Obligations owing to it; and (3) return as unpaid for insufficient funds any and all cheques and other items drawn against any deposits so held as the Administrative Agent or any Credit Facility Lender in its sole discretion may elect.
12.6 Administrative Agent or Lender May Perform Covenants
     If any Borrower fails to perform any of its obligations under any covenant contained in this Agreement or any other Document, the Administrative Agent or any Credit Facility Lender may (but has no obligation to), after the occurrence of an Event of Default, which is continuing, perform any covenant capable of being performed by it and, if the covenant requires the payment or expenditure of money, it may make an Advance to fund that requirement, which Advance shall be repaid by applicable Borrower on demand. That Advance shall bear interest at a rate calculated and paid in accordance with Section 3.
12.7 Determination of Exposure
     Prior to any distribution of cash Proceeds of Realization to the Lenders, the Administrative Agent shall request each Lender to provide to the Administrative Agent a written calculation of such Lender’s Rateable Portion of the Obligations, each such calculation to be certified true and correct by the Lender providing same. Each Lender shall so provide such calculation within two (2) Business Days following the request of the Administrative Agent. Any such calculation provided by a particular Lender which is approved by the Administrative Agent shall, absent manifest error, constitute prima facie evidence of such Lender’s Rateable Portion of Obligations at such time. If the Administrative Agent does not approve any such calculation provided by a particular Lender, the Administrative Agent and such Lender shall, expeditiously and in good faith, make a determination of such Lender’s Rateable Portion of the Obligations which the Administrative Agent approves. With respect to each determination of the Rateable Portion of the Obligations of the Lenders, the Administrative Agent shall promptly notify the

Lenders. For the purposes of determining a particular Lender’s Rateable Portion of the Obligations:
(a)	the Rateable Portion of the Obligations of a Lender under this Agreement and the Security Documents shall be the aggregate amount (expressed in Canadian Dollars) of the Commitments and the Other Secured Obligations of such Lender;

(b)	the Rateable Portion of the Other Secured Obligations of a Lender under Hedge Contracts shall be the amount (expressed in Canadian Dollars) by which a Borrower would be “out of the money” (as such phrase is generally understood in the banking industry) on a net basis if all the Hedge Contracts between that Borrower and such Lender were “marked-to-market” (as such phrase is generally understood in the banking industry).
12.8 Decision to Enforce Security Documents
     Upon the Security Documents becoming enforceable in accordance with their terms, the Administrative Agent shall promptly so notify each of the Credit Facility Lenders. Any Credit Facility Lender may thereafter provide the Administrative Agent with a written request to enforce the Security Documents. Forthwith after the receipt of such a request, the Administrative Agent shall seek the instruction of the Majority Lenders as to whether the Security Documents should be enforced and the manner in which the Security Documents should be enforced. In seeking such instructions, the Administrative Agent shall submit a specific proposal to the Credit Facility Lenders. The Administrative Agent shall promptly notify the Credit Facility Lenders of all instructions and approvals of the Majority Lenders. If the Majority Lenders instruct the Administrative Agent to enforce the Security Documents, each of the Lenders agree to accelerate the Obligations owed to it in accordance with and to the extent permitted under the Hedge Contracts with it.
12.9 Enforcement
     The Administrative Agent reserves the sole right to enforce, or otherwise deal with, the Security Documents and to deal with the Borrowers and their Subsidiaries in connection therewith; provided, however, that the Administrative Agent shall so enforce, or otherwise deal with, the Security Documents as the Majority Lenders shall instruct.
12.10 Application of Cash Proceeds of Realization
     All Proceeds of Realization not in the form of cash shall be forthwith delivered to the Administrative Agent and disposed of, or realized upon, by the Administrative Agent in such manner as the Majority Lenders may approve so as to produce cash Proceeds of Realization.
     Subject to the claims, if any, of security creditors of the Borrowers or any of their Subsidiaries whose security ranks in priority to the Security Documents, all cash Proceeds of Realization shall be applied and distributed, and the claims of the Lenders shall be deemed to have the relative priorities which would result in the cash Proceeds of Realization being applied and distributed, as follows:

(a)	firstly, to the payment of all reasonable costs and expenses incurred by the Administrative Agent or any trustee of the Lenders appointed by the Administrative Agent (including, without limitation, all legal fees and disbursements) in the exercise of all or any of the powers granted to it hereunder or under the Security Documents and in payment of all of the remuneration of any receiver or similar agent and all reasonable costs and expenses properly incurred by such receiver (including, without limitation, all reasonable legal fees and disbursements) in the exercise of all or any powers granted to it under the Security Documents;

(b)	secondly, in payment of all amounts of money borrowed or advanced by the Administrative Agent, any trustee of the Lenders appointed by the Administrative Agent or such receiver pursuant to the Security Documents and any interest thereon;

(c)	thirdly, to the payment or prepayment of the Obligations (including holding as cash collateral to be applied against Obligations which have not then matured) to the Lenders pro rata in accordance with their Rateable Portion including, without limitation, any Lenders’ exposure under any Hedging Facilities; and

(d)	the balance, if any, to the applicable Borrower or otherwise in accordance with Applicable Law.
SECTION 13 — THE ADMINISTRATIVE AGENT AND THE LENDERS
13.1 Authorization of Administrative Agent
     Each Lender irrevocably appoints and authorizes the Administrative Agent to take all action as agent on its behalf and to exercise those powers and perform those duties under this Agreement and the other Documents as are delegated to the Administrative Agent by the terms thereof, together with all powers reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Documents, the Administrative Agent is not required to exercise any discretion or to take any action, but is required to act or to refrain from acting (and is fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders. Notwithstanding anything to the contrary in this Agreement and the other Documents, the Administrative Agent shall never be required to take any action which is contrary to this Agreement, the other Documents or Applicable Law. No Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement in accordance with the terms and conditions of this Section 13.
13.2 Arrangements for Advances
(1) The Administrative Agent shall give notice to each Credit Facility Lender promptly in writing upon receipt by the Administrative Agent of any notice given under this Agreement which affects a Credit Facility Lender. The Administrative Agent shall advise each Credit Facility Lender of the amount, date and details of each Advance and of each Credit Facility

Lender’s participation in each Advance. At or before 1:00 p.m. on the Drawdown Date, each Credit Facility Lender will make its participation available to the Borrowers at the Administrative Agent’s Account for Payments and, for greater certainty, Bankers’ Acceptances shall be accepted by the Credit Facility Lenders at their respective Branches of Account.
(2) Without prejudice to the foregoing, each Lender hereby irrevocably appoints and authorizes the Administrative Agent (and any successor acting as administrative agent) to act as the person holding the power of attorney (fondé de pouvoir) (in such capacity “Attorney”) of the Lenders as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties which are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Administrative Agent (and any successor acting as administrative agent) (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and to be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec) or any other applicable law. In this respect: (i) the Custodian shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such bond and owing to each Lender, and (ii) each Lender will be entitled to the benefits of any charged property covered by any hypothec and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms hereof.
(3) Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity.
13.3 Arrangements for Repayment of Advances
All payments made by or on behalf of a Borrower and received by the Administrative Agent, whether before or after the exercise of any rights arising under Section 11.2, shall be paid to each Lender in accordance with its entitlement under this Agreement. Payment by the Administrative Agent shall be made promptly following receipt and, in any event, the Administrative Agent shall use its reasonable efforts to pay to each Lender at the applicable Credit Facility Lender’s Branch of Account the applicable amount on the same Business Day as the amount is received by the Administrative Agent.

13.4 Lenders Bound by Decision to Exercise Remedies
     Each Lender agrees to be bound by a decision of the Majority Lenders to exercise the rights and remedies provided in this Agreement. Each Lender shall, subject to Applicable Law, do all acts and things as may be necessary or reasonable to enable the Administrative Agent to act pursuant to any decision.
13.5 Deemed Repayment and Funding
(1) Assumption re Payments. Unless the Administrative Agent has been notified in writing by a Borrower at least one (1) Business Day before the date on which any payment to be made by that Borrower under this Agreement is due that such Borrower does not intend to remit the payment, the Administrative Agent may, in its discretion, assume that such Borrower has remitted the payment when so due and the Administrative Agent may, in its discretion and in reliance upon that assumption, make available to each Credit Facility Lender on the payment date an amount equal to its Rateable Portion of the assumed payment. If the applicable Borrower does not in fact remit that payment to the Administrative Agent, the Administrative Agent shall promptly notify each Credit Facility Lender and each Credit Facility Lender shall forthwith on demand pay to the Administrative Agent the amount of the assumed payment made available to the Credit Facility Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Administrative Agent (the determination to be conclusive and binding on the Credit Facility Lender) in accordance with the Administrative Agent’s usual banking practice for similar advances to financial institutions of like standing to that Credit Facility Lender, and, in any event, at a rate no greater than the usual interbank offered rate for the sale of deposits in the applicable currency.
(2) Assumption re Advances. Unless the Administrative Agent has been notified in writing by a Credit Facility Lender at least one (1) Business Day before a Drawdown Date that the Credit Facility Lender does not intend to make available its Rateable Portion of an Advance to be made available on the Drawdown Date, the Administrative Agent may, in its discretion, assume that the Credit Facility Lender has remitted to the Administrative Agent funds in an amount equal to its Rateable Portion of the Advance and the Administrative Agent may, in its discretion and in reliance upon that assumption, make available to a Borrower on the Drawdown Date an amount equal to the Credit Facility Lender’s Rateable Portion of that Advance. If the Credit Facility Lender does not in fact remit such funds to the Administrative Agent, the Administrative Agent shall promptly notify that Credit Facility Lender, and that Credit Facility Lender, or failing that Credit Facility Lender, the applicable Borrower, shall forthwith on demand pay to the Administrative Agent the amount made available by the Administrative Agent on behalf of that Credit Facility Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Administrative Agent (the determination to be conclusive and binding on that Credit Facility Lender) in accordance with the Administrative Agent’s usual banking practice for similar advances to financial institutions of like standing to that Credit Facility Lender, but, in any event, at a rate no greater than the usual interbank offered rate for the sale of deposits in the applicable currency.

13.6 Responsibility of Administrative Agent
     The Administrative Agent makes no representation or warranty, and accepts no responsibility, with respect to the due execution, legality, validity, sufficiency or enforceability of any Document or any other instrument or document referred to herein or relative hereto. The Administrative Agent assumes no responsibility for the financial condition of any Borrower or for the repayment of any of the Advances. The Administrative Agent assumes no responsibility with respect to the accuracy, authenticity, legality, validity, sufficiency or enforceability of any documents, papers, materials or other information furnished by any Borrower or any other Person to the Administrative Agent or to any Lender in connection with any of the Documents or any matter referred to therein. Except for its gross negligence or wilful misconduct, the Administrative Agent shall incur no liability to the Lenders under or in respect of this Agreement or any of the other Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances. The Administrative Agent assumes no responsibility for the repayment of any of the Advances or other amounts outstanding under this Agreement or any of the other Documents by any Borrower. The Administrative Agent shall not have any duty to the Lenders to investigate whether a Default or an Event of Default has occurred. The Administrative Agent shall, as regards the Lenders, be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Administrative Agent has actual knowledge or has been notified by any Borrower or a Material Subsidiary of such fact or has been notified by a Credit Facility Lender that such Credit Facility Lender considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof.
13.7 Acknowledgement of Lenders
(1) Independent Appraisal of Borrowers. Each Lender acknowledges to the Administrative Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrowers and, accordingly, each Lender confirms to the Administrative Agent that it has not relied, and will not hereafter rely on the Administrative Agent:
(a)	to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrowers or in connection with any of the Documents (whether or not the information has been or is hereafter circulated to the Lender by the Administrative Agent);

(b)	to enquire as to the performance by the Borrowers of its obligations under any of the Documents; or

(c)	to assess or keep under review on its behalf the financial condition, creditworthiness, affairs, status or nature of the Borrowers.
(2) No Fiduciary Obligations. Each Lender acknowledges to the Administrative Agent that the Administrative Agent is not a fiduciary in respect of the Lender, and owes no fiduciary duties or obligations to the Lender under or by virtue of this Agreement or otherwise.

13.8 Successor Administrative Agent
     The Administrative Agent may resign at any time by giving written notice thereof to each of the Credit Facility Lenders and the Borrowers. Upon any resignation, the Majority Lenders shall have the right to appoint a successor agent, prior to the occurrence of an Event of Default which is continuing, with the written approval of the Borrowers (that approval not to be unreasonably withheld). If no successor agent has been appointed by the Majority Lenders and accepted that appointment within thirty (30) days after the retiring agent gives notice of its resignation, then the retiring agent may, on behalf of the Lenders, prior to the occurrence of an Event of Default which is continuing with the written approval of the Borrowers (that approval not to be unreasonably withheld), appoint a successor agent. If no successor agent has been appointed pursuant to the foregoing within the thirty (30) days following the giving of notice of resignation by the retiring agent, the resignation shall nonetheless then become effective and the Majority Lenders shall perform the duties of agent hereunder until they appoint a successor agent. Any successor agent appointed under this Section 13.8 shall be a Credit Facility Lender which has an office in Toronto, Ontario. Upon the acceptance of any appointment as agent by a successor agent, the successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent. Whether or not a successor agent has been appointed, the retiring agent shall be discharged from its duties and obligations under this Agreement upon its resignation becoming effective and shall have no further rights in its capacity as Administrative Agent under this Agreement other than indemnity rights which are to survive the termination of this Agreement. After any Person’s resignation under this Agreement as the agent, the provisions of this Agreement shall continue in effect for its benefit and for the benefit of the Lenders in respect of any actions taken or omitted to be taken by the Person while it was acting as the agent.
13.9 Notices between the Lenders and the Administrative Agent
     All notices by a Lender to the Administrative Agent shall be through the Administrative Agent’s Branch of Account and all notices by the Administrative Agent to the Lender shall be through the Credit Facility Lender’s Branch of Account.
13.10 Relations with the Borrowers
     Each Lender may deal with the Borrowers in any transaction not associated with this Agreement and generally conduct any other banking business with or provide any other financial services to the Borrowers without having any liability to account to the other Lenders therefor. With respect to its Commitment as a Credit Facility Lender and its Rateable Portion of Advances, the Administrative Agent shall have the same rights and powers under this Agreement as any other Credit Facility Lender and may exercise them as though it were not the Administrative Agent. All communication between the Borrowers and any Credit Facility Lender in connection with this Agreement and the other Documents shall be directed through the Administrative Agent.

13.11 Reliance by Administrative Agent
     The Administrative Agent shall be entitled to rely upon any writing, letter, notice, certificate, telex, telecopy, cable, statement, order or other document believed by the Administrative Agent to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. With respect to legal matters, the Administrative Agent may (but is not obligated to) act upon advice of legal advisers selected by the Administrative Agent, including in-house counsel of the Administrative Agent, concerning all matters pertaining to this Agreement and the other Documents and the Administrative Agent’s duties under this Agreement and the other Documents, and the Administrative Agent shall assume no responsibility and shall incur no liability to the Borrowers or any Lender by reason of relying on any such document or acting on any such advice.
13.12 Reimbursement of Administrative Agent’s Expenses and Indemnity
     Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers) in accordance with its Rateable Portion from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature or kind whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in that capacity in any way relating to or arising out of this Agreement or any other Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Document except for those resulting from the Administrative Agent’s gross negligence or wilful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for that Lender’s Rateable Portion of out-of-pocket expenses (including the fees and disbursements of counsel) incurred by the Administrative Agent in connection with the determination or preservation of any rights or remedies of the Administrative Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights, remedies or responsibilities under, this Agreement or the other Documents, to the extent that the Administrative Agent is not reimbursed for those expenses by the Borrowers. The obligations of the Lenders under this Section 13.12 shall survive the repayment of all Advances and the termination of the Credit Facility.
13.13 Action by Administrative Agent
     The Administrative Agent shall have the right, subject to the provisions of this Agreement, and without restricting the generality of this Agreement, to take such actions as the Administrative Agent deems necessary or refrain from taking those actions, or to give agreements, consents, waivers, approvals, or instructions to the Borrowers on behalf of the Lenders in respect of all matters referred to in or contemplated by this Agreement.
13.14 Borrowers’ Right to Rely on Administrative Agent
     Unless otherwise required hereunder, during the term of this Agreement:

(1) The Borrowers shall be entitled to deal exclusively with the Administrative Agent and to rely on discussions with and instructions from the Administrative Agent in order to fulfil their obligations hereunder;
(2) All certificates, statements, notices and other documents which are delivered by a Borrower to the Administrative Agent in accordance with this Agreement shall be deemed to have been delivered to each of the Credit Facility Lenders; and
(3) All payments which are delivered by a Borrower to the Administrative Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the applicable Credit Facility Lenders.
13.15 Amendments, Waivers, etc.
(1) Binding Waiver. Except as otherwise provided in this Section 13.15, no amendment, waiver, discharge or termination of any provision of this Agreement or any other Document and no waiver of any breach of any provision of this Agreement or any other Document:
(a)	shall be binding upon the Borrowers unless it is evidenced by an instrument in writing signed by the Borrowers; nor

(b)	be binding upon the Administrative Agent and the Lenders unless it is approved in writing by the Administrative Agent and all the Credit Facility Lenders or the Majority Lenders, as applicable.
Notwithstanding the foregoing, any waiver, discharge or termination may be validly effected by execution by the Administrative Agent on behalf of itself and all the Lenders or the Majority Lenders, as applicable, of an instrument in writing without requiring the execution of that instrument by the Borrowers, so long as the waiver, discharge or termination does not adversely affect the rights or obligations of the Borrowers. The Administrative Agent shall forward a copy of the written instrument to the Borrowers as soon as practicable following the execution thereof.
(2) Errors. The Administrative Agent may correct any typographical error or other error of a clerical nature in this Agreement and the other Documents and substitute the corrected text in the counterparts of this Agreement and the other Documents if the corrections do not modify in any manner the meaning or the interpretation of this Agreement or any other Document and if the Administrative Agent gives the Borrowers not less than five (5) Business Days prior notice of any correction and the Borrowers do not object in writing to such correction within a period of five (5) Business Days after receipt of such notice.
(3) Approval of All Lenders. Where any amendment, waiver, discharge, termination, determination, consent, approval or other action by the Lenders relates to the following matters, the amendment, waiver, discharge, termination, determination, consent, approval or other action requires the approval of all Credit Facility Lenders:
(a)	decrease the rate or amount of any principal, interest or fees or any other amount payable by any Borrower or any alteration in the currency or mode of calculation or computation thereof;

(b)	any extension or reduction of the time for any payments required to be made by any Borrower,

(c)	any extension of the Maturity Date;

(d)	the types of Advances available;

(e)	an increase in the Total Commitment or in any Credit Facility Lender’s Commitment;

(f)	an extension or reduction of the notice period required in connection with any Advance;

(g)	the definition of Majority Lenders;

(h)	the nature and scope of the Security Documents;

(i)	permit any subordination of any secured Obligations;

(j)	an assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; or

(k)	any provision of this Section 13.15, or of Sections 2.3, 7.1, 7.2, 12.4 and 12.5.
Any other such amendment, waiver, discharge, termination, determination, consent, approval or other action requires the approval of only the Majority Lenders, which approval, if obtained, shall be binding upon all the Lenders. Any reference in this Agreement to any action of the Lenders shall mean such action by the Majority Lenders unless such action relates to a matter in items (a) to (k) above, in which case it shall mean such action by all of the Credit Facility Lenders.
(4) Request for Approval. If the approval of a Credit Facility Lender is required under this Section 13.15, the Administrative Agent shall advise the Credit Facility Lender in writing of the issue to be decided and, if the Administrative Agent feels it is appropriate to do so, request the Credit Facility Lender’s approval of a course of action proposed by the Administrative Agent. In requesting a Credit Facility Lender’s approval, the Administrative Agent may establish, in its discretion acting reasonably, a deadline by which the Credit Facility Lender shall respond to the Administrative Agent’s request. If the Credit Facility Lender fails to respond by that deadline, that Credit Facility Lender’s failure to respond shall be conclusive evidence of the decline by such Credit Facility Lender of the course of action proposed by the Administrative Agent.
(5) Amendment re Rights of Administrative Agent. Any amendment or waiver of any provision of any Document which relates to the rights or obligations of the Administrative Agent shall require the written agreement of the Administrative Agent thereto.

13.16 Administrative Agent’s Duty to Deliver Documents
     The Agent shall promptly deliver to each of the Credit Facility Lenders, at their respective Branches of Account, all documents, papers, materials and other information as are furnished by the Borrowers to the Administrative Agent on behalf of the Credit Facility Lenders under this Agreement, but shall have no other obligation to provide any Lender with any credit or other information whatsoever with respect to the Borrowers and shall be under no obligation to inquire as to the performance by any Borrower of its obligations under this Agreement or any other Document.
13.17 No Partnership
     Nothing contained in this Agreement and no action taken pursuant to it shall be deemed to constitute the Lenders a partnership, association, joint venture or other similar entity.
13.18 Adjustments Among Lenders
(1) Adjustment After Exercise of Rights. Each Credit Facility Lender agrees that, after the exercise of any rights pursuant to Section 11.2, it will at any time or from time to time, upon the request of the Administrative Agent, purchase portions of the amounts due and owing to the other Credit Facility Lenders (other than by way of Hedge Contract) and make any other adjustments which the Administrative Agent determines may be necessary or appropriate so that the amounts due and owing to each Credit Facility Lender (other than by way of Hedge Contract), as adjusted under this Section 13.18, will, as nearly as possible, reflect each Credit Facility Lender’s Rateable Portion determined as at the date of this Agreement prior to the making of any Advance.
(2) General Application. For greater certainty, the Credit Facility Lenders acknowledge and agree that, without limiting the generality of the provisions of Section 13.18(1), those provisions will have application if and whenever any Credit Facility Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of any money owing or payable by any Borrower to it in excess of its Rateable Portion thereof determined as at the date of this Agreement prior to the making of any Advance.
(3) Borrowers’ Agreement. Each Borrower agrees to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Credit Facility Lenders under this Section 13.18 but shall incur no increased liabilities by reason thereof.
13.19 Indemnity of Administrative Agent
     The Administrative Agent may refrain from exercising any right, power or discretion or taking any action to protect or enforce the rights of any Lender under this Agreement and the Documents until it has been indemnified or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result of the action or exercise.

13.20 Administrative Agent May Debit Accounts
     Each Borrower authorizes and directs the Administrative Agent, in the Administrative Agent’s discretion, to debit automatically, by mechanical, electronic or manual means, any bank account of that Borrower maintained with The Bank of Nova Scotia (for so long as The Bank of Nova Scotia is Administrative Agent) for all amounts payable by such Borrower under this Agreement or any other Document, including the repayment of principal and the payment of interest, fees and all charges for the keeping of that bank account. The Administrative Agent shall notify each Borrower as to the particulars of those debits in the normal course.
13.21 Consultation with Counsel
     The Administrative Agent may consult with legal counsel selected by it as counsel for the Administrative Agent and the Lenders and the Administrative Agent shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of such counsel.
13.22 Administrative Agent as Lender
     With respect to those portions of the Credit Facilities made available by it, the Administrative Agent shall have the same rights and powers under the Documents as any other Credit Facility Lender and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower and its Affiliates and Persons doing business with any Borrower and/or any of its Affiliates as if it were not the Administrative Agent and without any obligation to account to the Lenders therefor.
13.23 Delegation by Administrative Agent
     With the prior approval of the Majority Lenders, the Administrative Agent shall have the right to delegate any of its duties or obligations hereunder as Administrative Agent to any Affiliate of the Administrative Agent so long as the Administrative Agent shall not thereby be relieved of such duties or obligations.
SECTION 14 — ASSIGNS AND PARTICIPANTS
14.1 Assignment and Participation
(1) Benefit and Burden of this Agreement. This Agreement shall enure to the benefit of and be binding on the parties hereto, their respective successors and any permitted Assignees.
(2) Borrower. No Borrower may assign, delegate or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the Credit Facility Lenders.

(3) Assignment and Participation.
(a)	Any Credit Facility Lender (herein sometimes called a “Granting Lender”) may, without the prior consent of the Borrowers or the Administrative Agent, grant a participation in the Revolving Facility to one or more financial institutions that are not non-residents of Canada for the purpose of the ITA (the “Participant”). If a participation is granted, (i) the Granting Lender shall remain fully liable for all of its obligations and responsibilities under this Agreement to the same extent as if the participation had not been granted, and (ii) the Granting Lender shall administer the participation of the Participant. None of the Participant, the Borrowers and the Administrative Agent shall have any rights against or obligations to one another, nor shall any of them be required to deal directly with one another in respect of the participation by a Participant. For greater certainty, Participants, as such, shall have no voting rights as “Credit Facility Lenders” under this Agreement.

(b)	Any Credit Facility Lender (herein sometimes called an “Assigning Lender”) may, prior to an Event of Default, with the consent of the Borrowers, not to be unreasonably withheld, and after the occurrence of an Event of Default, without the prior consent of the Borrowers, but in all cases with the prior written consent of the Administrative Agent, which consent may not be unreasonably withheld, (for greater certainty, it is hereby acknowledged that if the Administrative Agent has concerns about the ability of the Assignee to fund its Obligations under this Agreement it would be reasonable not to consent to such assignment), assign all or any part of its rights to, and may have its obligations in respect of the Revolving Facility and the Term Facility assumed by, one or more financial institutions that are residents of Canada for the purposes of the ITA (each an “Assignee”), provided that, when assigning all or part of its Commitment, the Assigning Lender must assign an equal portion of its Revolving Commitment and Term Commitment. Without limiting the generality of the foregoing, no Credit Facility Lender shall assign any portion of its Commitment if, after that assignment, (i) the Assigning Lender’s Commitment would be less than Cdn$10,000,000, or (ii) the Assignee’s Commitment would be less than Cdn$10,000,000, except that, with respect to those Lenders whose Commitment as of the date hereof is less than Cdn$10,000,000, the dollar amount of the foregoing assignment restriction shall be deemed to be equal to the amount of each such Lender’s Commitment as of the date hereof. Notwithstanding the foregoing, no consent shall be required in respect of any assignment by an Assigning Lender to (i) its Affiliate which, in the case of any transfer prior to the occurrence of an Event of Default, is a financial institution that is not a non-resident in Canada for the purpose of the ITA or (ii) another Credit Facility Lender. An assignment shall become effective when the Borrowers and the Administrative Agent have been notified of it by the Assigning Lender and have received from the Assignee an undertaking (addressed to all the parties to this Agreement) to be bound by this Agreement and to perform the obligations assigned to it, in substantially the form of Schedule 14.1(3)(b) and the Administrative Agent has received from the Assignee an assignment fee of a minimum of $2,500 per Credit Facility Lender per assignment. Any Assignee shall be treated as a Credit Facility Lender for all purposes of this Agreement, shall be entitled to the full benefit hereof and shall be subject to the obligations of the Assigning Lender to the same extent as if it were an original party in respect of the rights or obligations assigned to it, and the Assigning Lender shall be released and discharged accordingly and to the same extent, and such Schedules as applicable shall be amended accordingly from time to time without further notice or other requirement.
(4) Limitation. Except following the occurrence of an Event of Default and so long as such Event of Default is continuing, no Credit Facility Lender shall be entitled to grant a participation under Section 14.1(3)(a), make an assignment under Section 14.1(3)(b) or change its Branch of Account if this would, immediately following the assignment, participation or change of Branch of Account, increase the cost of the Credit Facilities either of the Borrowers, except that nothing in this Section 14.1(4) shall prohibit the granting of an assignment by a Schedule I Lender to a Schedule II/III Lender notwithstanding that the Discount Rate applicable to Bankers’ Acceptances issued by the Schedule II/III Lender may be higher than the Discount Rate applicable to Bankers’ Acceptances issued by the Schedule I Lender; provided that the Discount Rate applicable to Bankers’ Acceptances issued by any such Schedule II/III Lender shall not exceed the Discount Rate set out in subsection (b) of the definition of Discount Rate.
(5) Borrowers’ Cooperation. Each Borrower will execute such further documents and instruments and do such further things as the Administrative Agent or Credit Facility Lenders may reasonably request for the purpose of any participation or assignment.
(6) Disclosure. Subject to Section 15.10, each Credit Facility Lender may disclose to any prospective Assignee or Participant, on a confidential basis, such information concerning the Borrowers or either of them as it considers appropriate without incurring any liability for any breach of the duty of banker-customer confidentiality provided such prospective Assignee or Participant has agreed to keep such information confidential in accordance with the terms hereof.
14.2 Assignment After Default
     Notwithstanding anything to the contrary herein contained, where a Default has occurred and is continuing, nothing in this Agreement shall limit or otherwise restrict the right of a Lender to assign all or any part of its rights and obligations under or with respect to this Agreement. Without limiting the generality of the foregoing, any such assignment shall not require the consent of the Borrowers or the Administrative Agent nor be restricted to third parties resident in Canada.
SECTION 15 — MISCELLANEOUS
15.1 Amendments
     No amendment or waiver of any provision of this Agreement or consent to any departure by a party from any provision of this Agreement will be effective unless it is in writing, and then the amendment, waiver or consent will be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given.
15.2 Notice
         Unless otherwise specified, any notice or other communication required or permitted to be given to a party under this Agreement shall be in writing and may be delivered personally or sent by prepaid registered mail or by facsimile, to the address or facsimile number of the party set out beside its name at the foot of this Agreement to the attention of the Person there indicated or to such other address, facsimile number or other Person’s attention as the party may have specified by notice in writing given under this Section. Any notice or other communication shall be deemed to have been given (1) if delivered personally, when received; (2) if mailed, subject to Section 15.3, on the fifth Business Day following the date of mailing; (3) if sent by facsimile, on the Business Day when the appropriate confirmation of receipt has been received if the confirmation of receipt has been received before 3:00 p.m. on that Business Day or, if the confirmation of receipt has been received after 3:00 p.m. on that Business Day, on the next succeeding Business Day; and (4) if sent by facsimile on a day which is not a Business Day, on the, next succeeding Business Day on which confirmation of receipt has been received.
15.3 Disruption of Postal Service
         If a notice has been sent by prepaid registered mail and before the fifth Business Day after the mailing there is a discontinuance or interruption of regular postal service so that the notice cannot reasonably be expected to be delivered within five (5) Business Days after the mailing, the notice will be deemed to have been given when it is actually received.
15.4 Further Assurances
         Each Borrower shall from time to time promptly, upon the request of the Administrative Agent, take such action, and execute and deliver such further documents as may be reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement.
15.5 Judgment Currency
         If for the purpose of obtaining judgment in any court it is necessary to convert any amount owing or payable to the Administrative Agent or the Credit Facility Lenders under this Agreement from the currency in which it is due (the “Agreed Currency”) into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which the Administrative Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of a Borrower in respect of any amount owing or payable under this Agreement to the Administrative Agent or Credit Facility Lenders in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that the Administrative Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which the Administrative Agent could so purchase is less than the amount originally due in the Agreed Currency, that Borrower shall, as a separate obligation and notwithstanding the judgment or payment, indemnify the Administrative Agent and the Credit Facility Lenders against any loss.
15.6 Waivers
     No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the exercise of any other right, remedy, power or privilege.
15.7 Reimbursement of Expenses
     Each Borrower agrees to: (1) pay or reimburse the Administrative Agent, on demand, for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Documents including any subsequent amendments of this Agreement or any other Document, and the consummation and the administration of the transactions contemplated hereby including the reasonable fees and disbursements of counsel to the Administrative Agent; and (2) pay or reimburse, on demand, the Administrative Agent for all its reasonable costs and expenses incurred in connection with the determination, preservation and enforcement of any responsibilities, rights and remedies under this Agreement and the other Documents, including the reasonable fees and disbursements of its counsel. The obligations of each Borrower under this Section 15.7 shall survive the repayment of all Advances and the termination of the Credit Facilities.
15.8 Submission to Jurisdiction
     Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario.
15.9 Counterparts
     This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.
15.10 Confidentiality
     The Administrative Agent and the Credit Facility Lenders shall hold all non-public information obtained pursuant to or in connection with this Agreement or obtained by them based on a review of the books and records of the Borrowers or any of their Subsidiaries in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, regulators (including the Office of the Superintendent of Financial Institutions), Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any potential bona fide Participant or Assignee, or in connection with the exercise of remedies under a Document, or as requested by any Governmental Authority or pursuant to legal process; provided, however, that:

(1) unless specifically prohibited by Applicable Law or court order, the Administrative Agent and each Credit Facility Lender shall promptly notify the Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or Credit Facility Lender by such Governmental Authority) for disclosure of any such non-public information and, where practicable, prior to disclosure of such information;
(2) prior to any such disclosure pursuant to this Section 15.10, the Administrative Agent or Credit Facility Lender, as the case may be, shall require any bona fide Participant and Assignee receiving a disclosure of non-public information to agree in writing
(a)	to be bound by this Section 15.10; and

(b)	to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 15.10.
(3) disclosure may, with the consent of the Administrative Agent and the Borrowers, be made by any Credit Facility Lender to any direct or indirect contractual counter parties of such Credit Facility Lender in swap agreements or such contractual counter parties’ professional advisors; provided that such contractual counter party or professional advisor agrees in writing to keep such information confidential to the same extent required of the Credit Facility Lenders hereunder; and
(4) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Credit Facility Lender shall be obligated or required to return any materials furnished by the Borrowers or any of their Subsidiaries.
15.11 Acknowledgement re Liability of Fund
(1) The parties acknowledge and agree that the obligations of the Fund hereunder and under the other Documents are not personally binding upon the Board of Trustees or any trustee thereof, any unitholder of the Fund or any annuitant under a plan of which a unitholder of the Fund acts as trustee or carrier, and resort shall not be had to, nor shall recourse or satisfaction be sought from, any of the foregoing or any of the private property of any of the foregoing, but the property of the Fund only shall be bound by such obligations. Any obligation of the Fund set out in this Agreement or in any other Document shall to the extent necessary to give effect to such obligation be deemed to constitute, subject to the provisions of the previous sentence, an obligation of the Board of Trustees and each trustee thereof in their capacity as trustees of the Fund only.
(2) For greater certainty, the Fund acknowledges and agrees that the Administrative Agent and the Lenders shall have the right to have any claim against the Fund in respect of the Obligations of the Fund satisfied out of the property of the Fund regardless of whether the Board of Trustees or any trustee thereof is entitled to be indemnified for such claim out of such property.

15.12 No Novation
     The parties agree that any Advance under this Agreement shall not discharge, constitute a repayment and readvance or a novation of, any of the indebtedness, liabilities or obligations under the Third Amended and Restated Credit Agreement, and the Third Amended and Restated Credit Agreement, as amended and restated by this Agreement, remains in full force and effect without novation.
[SIGNATURE PAGES TO FOLLOW]

     The parties have executed this Agreement.

BORROWERS:

100 Renfrew Drive Suite 110 Markham, Ontario L3R 9R6		4411986 CANADA INC.
		By:	/s/ Jean-Francois Pruneau
Attention:	Mr. John Leader, Vice President, Finance		Name: Title:	Jean-Francois Pruneau Authorized Signatory
Telephone:	(905) 752-1132
Facsimile:	(905) 752-0989

With a copy to

Quebecor Media Inc. 612, St Jacques Street Montreal, Quebec H3C 4M8

Attention:	VP Legal Affairs
Phone:	(514) 954-0101
Facsimile:	(514) 985-8834

100 Renfrew Drive Suite 110 Markham, Ontario L3R 9R6		OSPREY MEDIA LP, by its General Partner, OSPREY MEDIA GP INC.
		By:	/s/ Blair MacKenzie
Attention:	Mr. John Leader, Vice President, Finance		Name: Title:	Blair MacKenzie Authorized Signatory
Telephone:	(905) 752-1132
Facsimile:	(905) 752-0989

With a copy to

Quebecor Media Inc. 612, St Jacques Street Montreal, Quebec H3C 4M8

Attention:	VP Legal Affairs
Phone:	(514) 954-0101
Facsimile:	(514) 985-8834

100 Renfrew Drive Suite 110 Markham, Ontario L3R 9R6		OSPREY MEDIA INCOME FUND
		By:	/s/ Michael Sifton
Attention:	Mr. John Leader, Vice President, Finance		Name: Title:	Michael Sifton Authorized Signatory
Telephone:	(905) 752-1132
Facsimile:	(905) 752-0989

With a copy to

Quebecor Media Inc. 612, St Jacques Street Montreal, Quebec H3C 4M8

Attention:	VP Legal Affairs
Phone:	(514) 954-0101
Facsimile:	(514) 985-8834

CREDIT FACILITY LENDERS:

The Bank of Nova Scotia P.O. Box 4085, Station A 40 King Street West		THE BANK OF NOVA SCOTIA
Scotia Plaza, 62nd Floor		By:	/s/ Robert A. King
Toronto, Ontario M5W 2X6			Name:	Robert A. King
			Title:	Director
Attention:	Director, Corporate Banking, Communications Media & Technology	By:	/s/ Bradley Walker
Telephone:	(416) 933-1873		Name:	Bradley Walker
Facsimile:	(416) 866-2010		Title:	Associate Director

Bank of Montreal		BANK OF MONTREAL
Loan Products Group
Investment & Corporate Banking		By:	/s/ Martin Stevenson
BMO Capital Markets			Name:	Martin Stevenson
4th Floor, 1 First Canadian Place			Title:	Vice President
Toronto, Ontario M5X 1H3

Attention:	Vice President
Telephone:	(416) 359-6873
Facsimile:	(416) 359-7796

Canadian Imperial Bank of Commerce		CANADIAN IMPERIAL BANK OF COMMERCE
Brookfield Place, 8th Floor
161 Bay Street		By:	/s/ William J. Chrumka
Toronto, Ontario M5J 2S8			Name:	William J. Chrumka
			Title:	Executive Director
Attention:	Managing Director, Credit Capital Markets	By:	/s/ Mark Chandler
Telephone:	(416) 956-3837		Name:	Mark Chandler
Facsimile:	(416) 956-3816		Title:	Executive Director

Caisse centrale Desjardins		CAISSE CENTRALE DESJARDINS
1170, rue Peel, Bureau 600
Montreal, Quebec H3B 0B1		By:	/s/ André Roy
			Name:	André Roy
Attention:	Senior Manager		Title:	Senior Manager
Telephone:	(514) 281-7791
Facsimile:	(514) 281-4317	By:	/s/ Francine Champoux
			Name:	Francine Champoux
			Title:	Vice President

National City Bank, Canada Branch 130 King Street West, Suite 2140 Toronto, Ontario M5X 1E4		NATIONAL CITY BANK, CANADA BRANCH
		By:	/s/ Caroline Stade
Attention:	Vice President		Name:	Caroline Stade
Telephone:	(416) 361-1744 ext. 224		Title:	Vice President
Facsimile:	(416) 361-0085
		By:	/s/ G. William Hines
			Name:	G. William Hines
			Title:	SVP & Principal Officer

ADMINISTRATIVE AGENT:		THE BANK OF NOVA SCOTIA
The Bank of Nova Scotia		By:	/s/ Ian McKay
P.O. Box 4085, Station A			Name:	Ian McKay
40 King Street West			Title:	Managing Director & Unit Head
Scotia Plaza, 62nd Floor
Toronto, Ontario M5W 2X6		By:	/s/ Janet Qi
			Name:	Janet Qi
Attention:	Director, Corporate Banking, Loan Syndications		Title:	Associate
Telephone:	(416) 866-7826
Facsimile:	(416) 866-3329

EXECUTION COPY

FIRST AMENDMENT TO FOURTH AMENDED
AND RESTATED CREDIT AGREEMENT
Made as of January 1, 2008
Between
4411986 CANADA INC.
as a Borrower
and
OSPREY MEDIA LP,
by its General Partner, Osprey Media GP Inc.
as a Borrower
and
OSPREY MEDIA PUBLISHING INC.
as a Borrower
and
EACH OF THE FINANCIAL INSTITUTIONS
FROM TIME TO TIME PARTIES HERETO
as Credit Facility Lenders
and
CANADIAN IMPERIAL BANK OF COMMERCE
as Syndication Agent
and
BANK OF MONTREAL
as Documentation Agent
and
THE BANK OF NOVA SCOTIA
as Administrative Agent

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

TABLE OF CONTENTS

RECITALS		2

SECTION 1 — INTERPRETATION		2
1.1	Definitions	2

SECTION 2 — INCORPORATION INTO CREDIT AGREEMENT		2

SECTION 3 — CONSENT		3

SECTION 4 — ACKNOWLEDGEMENT AND CONFIRMATION		3
4.1	Acknowledgment of Borrowers	3
4.2	Confirmation of Security Documents	3

SECTION 5 — AMENDMENTS TO CREDIT AGREEMENT		4
5.1	Amendments to Credit Agreement	4

SECTION 6 — CONDITIONS PRECEDENT		5
6.1	Conditions to Effectiveness of First Amendment	5

SECTION 7 — REPRESENTATIONS AND WARRANTIES		7
7.1	Representations and Warranties	7

SECTION 8 — MISCELLANEOUS		8
8.1	No Other Amendments	8
8.2	Reservation of Rights and Remedies	8
8.3	Severability	9
8.4	Parties	9
8.5	Further Assurances	9
8.6	Document	9
8.7	Governing Law	9
8.8	Submission to Jurisdiction	9
8.9	Counterparts	9
     Schedule 5.1(11)

(i)

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
This First Amendment to Fourth Amended and Restated Credit Agreement (this “First Amendment”) amends the Credit Agreement (as defined below) and is made as of January 1, 2008 between
4411986 CANADA INC.
as a Borrower
and
OSPREY MEDIA LP,
by its General Partner, Osprey Media GP Inc.
as a Borrower
and
OSPREY MEDIA PUBLISHING INC.
as a Borrower
and
EACH OF THE FINANCIAL INSTITUTIONS
FROM TIME TO TIME PARTIES HERETO
as Credit Facility Lenders
and
CANADIAN IMPERIAL BANK OF COMMERCE
as Syndication Agent
and
BANK OF MONTREAL
as Documentation Agent
and
THE BANK OF NOVA SCOTIA
as Administrative Agent

RECITALS
A. Reference is made to the Fourth Amended and Restated Credit Agreement made as of September 28, 2007 between 4411986 Canada Inc. (“Bidco”), Osprey Media LP (“Osprey LP”) and Osprey Media Income Fund (the “Fund”), as borrowers (the “Existing Borrowers”), the Credit Facility Lenders, Canadian Imperial Bank of Commerce, as Syndication Agent, Bank of Montreal, as Documentation Agent, and the Administrative Agent (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”).
B. The Existing Borrowers have completed the Reorganization and propose to effect further complementary steps to the Reorganization (the “Post-Closing Reorganization”) to simplify their corporate structure by: (i) terminating the Fund as a borrower under the Credit Agreement; (ii) nominating Osprey Media Publishing Inc. (“Newco”), a wholly owned subsidiary of Osprey LP, as a borrower under the Credit Agreement; (iii) transferring the assets and liabilities of Osprey LP to Newco (the “First Transfer”); (iv) at a later date to be determined by Bidco, transferring the shares of Newco held by Osprey LP to Bidco (the “Second Transfer”); and (v) terminating Osprey LP as a borrower under the Credit Agreement upon completion of the Second Transfer.
C. Bidco has advised the Administrative Agent and Lenders that (i) it intends to treat Osprey LP (subject to completion of the Second Transfer) as a non-Material Subsidiary and to wind-up Osprey LP after completion of the Second Transfer, and (ii) the Fund was wound-up and terminated effective as of December 28, 2007.
D. The Borrowers have requested, and the Administrative Agent and the Majority Lenders have agreed, (1) to amend the Credit Agreement to, among other things, (i) terminate the Fund as a borrower and (ii) add Newco as a borrower; and (2) to approve the termination of Osprey LP as a borrower (subject to completion of the Second Transfer), subject to the terms and conditions of this First Amendment.
FOR VALUE RECEIVED, the parties agree as follows:
SECTION 1 — INTERPRETATION
1.1 Definitions
     Capitalized terms used and not otherwise defined herein have the meanings given to them in the Credit Agreement.
SECTION 2 — INCORPORATION INTO CREDIT AGREEMENT
     The Credit Agreement and this First Amendment shall henceforth be read together and shall have the effect as if all of the provisions of such agreements were contained in one instrument.

SECTION 3 — CONSENT
(1) This First Amendment gives effect to the consent of the Administrative Agent and the Majority Lenders to (i) the termination of the Fund as a borrower under the Credit Agreement and (ii) the addition of Newco as a borrower under the Credit Agreement. The Administrative Agent and the Majority Lenders have also consented to the subsequent termination of Osprey LP as a borrower under the Credit Facilities (subject to completion of the Second Transfer), and the Administrative Agent is hereby authorized and directed to execute, for and on behalf of the Majority Lenders, such further amendments to the Credit Agreement as necessary solely to document the termination of Osprey LP as a borrower under the Credit Agreement upon completion of the Second Transfer.
(2) This First Amendment has been approved by the Administrative Agent and the Majority Lenders pursuant to Section 13.15 of the Credit Agreement, and the execution of this First Amendment by the Administrative Agent and the Majority Lenders shall be binding upon all of the Lenders.
SECTION 4 — ACKNOWLEDGEMENT AND CONFIRMATION
4.1 Acknowledgment of Borrowers
(1) Newco hereby acknowledges, agrees and confirms that, by its execution of this First Amendment as a Borrower, it (i) shall assume all existing Obligations owing to the Lenders under the Credit Agreement and the other Documents and shall be jointly and severally liable with the other Borrowers for all existing and future Obligations owing to the Lenders under the Credit Agreement and the other Documents, and (ii) shall be bound by all of the terms, provisions and conditions contained in the Credit Agreement as if it were an original party thereto.
(2) Bidco acknowledges, agrees and confirms that (i) it intends to treat Osprey LP (subject to completion of the Second Transfer) as a non-Material Subsidiary in accordance with the exception criteria set out in the definition of Material Subsidiary and to wind-up Osprey LP after completion of the Second Transfer, and (ii) the Fund was wound-up and terminated effective as of December 28, 2007.
4.2 Confirmation of Security Documents
(1) Each of Bidco and Osprey LP hereby acknowledges, agrees and confirms that the Security Documents to which it is a party (i) are not released, discharged or otherwise affected by the execution, delivery or performance of this First Amendment or the consummation of the Post-Closing Reorganization; (ii) remain in full force and effect, enforceable against it in accordance with their terms; and (iii) continue to secure all Obligations under the Credit Agreement and the other Documents, and hereby waives any circumstances which might constitute a legal or equitable discharge or defence of any such Obligations.

SECTION 5 — AMENDMENTS TO CREDIT AGREEMENT
5.1 Amendments to Credit Agreement
     On and after the Effective Date (as defined below), the Credit Agreement is amended as follows:
(1) The definition of “Authorized Signatory” in Section 1.1(25) of the Credit Agreement is hereby deleted in its entirety and replaced as follows:
“Authorized Signatory means, in respect of Osprey LP, the Person or Person authorized by the board of directors of Osprey GP to sign on behalf of Osprey LP in accordance with the Limited Partnership Agreement; and, in respect of Osprey GP, Bidco and Newco, the Person or Persons authorized by the respective board of directors of Osprey GP, Bidco or Newco, as applicable, to sign on each of their behalf.”
(2) The definition of “Fund Declaration of Trust” in Section 1.1(86) of the Credit Agreement is hereby deleted in its entirety and replaced with the words “[Intentionally Deleted]”.
(3) A new definition is added as Section 1.1(124.1) of the Credit Agreement immediately after Section 1.1(124) as follows:
“(124.1) Newco means Osprey Media Publishing Inc.”
(4) The definition of “Revolving Facility Borrowers” in Section 1.1(169) of the Credit Agreement is hereby amended by deleting the words “the Fund” in the first line thereof and replacing them with the word “Newco”.
(5) The definition of “Term Facility Borrowers” in Section 1.1(193) of the Credit Agreement is hereby amended by deleting the words “the Fund” in the first line thereof and replacing them with the word “Newco”.
(6) Section 6.1(h) of the Credit Agreement is hereby deleted and replaced as follows:
“(h) pledge of all of the Securities of Osprey LP, Osprey GP and each other Material Subsidiary;”
(7) Section 8.1(17) of the Credit Agreement is hereby deleted in its entirety and replaced as follows:
“(17) Corporate Organization. Set out in the first chart attached to Schedule 8.1(17) is a complete and accurate corporate organization chart showing the Borrowers and the Material Subsidiaries after the First Transfer (as such term is defined in the first amendment to this Agreement dated January 1, 2008 (the “First Amendment”))

and set out in the second chart attached to Schedule 8.1(17) is a complete and accurate corporate organization chart showing the Borrowers and the Material Subsidiaries after the Second Transfer (as such term is defined in the First Amendment).”
(8) Section 15.11 of the Credit Agreement is hereby deleted in its entirety and replaced with the words “[Intentionally Deleted]”.
(9) All references to the words “Osprey Media Income Fund” in the cover page, title page and Schedules 1.1(57), 1.1(69), 2.6(1), 2.8(8), 2.10(7), 2.12, 4.6, 4.7 and 14.1(3)(b) of the Credit Agreement are hereby deleted and replaced with the word “Osprey Media Publishing Inc.”.
(10) The reference to the words “the Fund” in paragraph 6 of Schedule 1.1(57) — Compliance Certificate is hereby deleted and replaced with the word “Bidco”.
(11) “Schedule 8.1(17) — Corporate Organization Chart” of the Credit Agreement is hereby deleted and replaced with “Schedule 8.1(17) — Corporate Organization Chart” attached hereto as Schedule 5.1(11).
SECTION 6 — CONDITIONS PRECEDENT
6.1 Conditions to Effectiveness of First Amendment
     The provisions of this First Amendment shall become effective on the date upon which each of the following conditions are satisfied (the “Effective Date”):
(1) Delivery of Documents. The Administrative Agent shall have received on or prior to the Effective Date Sufficient Copies, in form and substance satisfactory to the Administrative Agent, of the following:
(a)	this First Amendment duly executed by all the parties thereto;

(b)	a general security agreement granted by Newco in favour of the Administrative Agent, for itself and on behalf of the Lenders, creating a first priority security interest in all the personal property, assets and undertaking of Newco;

(c)	a pledge agreement granted by Newco in favour of the Administrative Agent, for itself and on behalf of the Lenders, pledging all the Securities of Nominee;

(d)	a pledge amendment executed by Osprey LP in respect of the Securities of Newco;

(e)	a deed of hypothec granted by Newco on the universality of all of its movable and immovable property in favour of the Administrative Agent, acting as fondé de pouvoir for the Lenders;

(f)	a bond issued by Newco in favour of the Administrative Agent, for itself and on behalf of the Lenders;

(g)	a pledge of the bond granted by Newco in favour of the Administrative Agent and the Lenders;

(h)	a confirmation of security executed by Osprey GP and Nominee;

(i)	an assignment and assumption agreement executed by Osprey LP, Newco, Nominee and the Administrative Agent;

(j)	an updated certificate of insurance of the Borrowers evidencing the insurance requirements under the Credit Agreement;

(k)	evidence of the termination of the Fund;

(l)	Certificate or other evidence satisfactory to the Administrative Agent and the Majority Lenders of each Borrower, Osprey GP and Nominee dated the Effective Date executed by an Authorized Signatory certifying, as applicable:
(i)	the names and the specimen signatures of the Persons authorized to sign this First Amendment, the Security Documents and the other Documents to be executed and delivered by it under this Agreement;

(ii)	that its articles of incorporation, amalgamation or continuance, or limited partnership agreement, as the case may be, and all other constating documents, which shall be attached thereto (or in the case of Osprey LP, Osprey GP, Nominee and Bidco, copies of amendments thereto since September 28, 2007, if any), are a complete and correct copy and that each of articles of incorporation, amalgamation or continuance, or limited partnership agreement, as the case may be, and all other constating documents have not been amended, modified or supplemented and are in full force and effect; and

(iii)	its resolution and all other authorizations necessary to authorize the execution and delivery of and the performance by it of its obligations under this First Amendment, the Security Documents and the other Documents to which it is a party and all the transactions contemplated thereby;
(m)	opinions of Ogilvy Renault LLP, counsel to the Borrowers, Osprey GP and Nominee, dated as of January 1, 2008 regarding corporate existence, due authorization, enforceability of this First Amendment, the Security Documents and the other Documents and registration of the Security Documents etc. addressed to the Administrative Agent and each Credit Facility Lender;

(n)	opinions of Aikins, MacAuley & Thorvaldson LLP, Manitoba counsel to Osprey LP, dated as of January 1, 2008 regarding, existence, due authorization of this First Amendment and the other Documents to which Osprey LP is a party addressed to the Administrative Agent and each Credit Facility Lender; and

(o)	such other documents as the Administrative Agent may reasonably request on behalf of the Credit Facility Lenders, including standard documentation used by a Credit Facility Lender in connection with the issuance of Bankers’ Acceptances, Letters of Credit, Letters of Guarantee and Hedge Contracts prior to any Advance by way of any such method.
(2) Registration of Security Documents. All registrations, recordings and filings of or with respect to the Security Documents which in the opinion of counsel to the Administrative Agent are necessary to render effective the security intended to be created thereby shall have been completed.
(3) Fees. All fees then owing and payable by the Borrowers on or before the Closing Date shall have been paid to the Administrative Agent, including, without limitation, all reasonable legal fees and disbursements of McMillan Binch Mendelsohn LLP, counsel to the Administrative Agent.
(4) Representations Correct. The representations and warranties set forth in the Credit Agreement (as and to the extent amended pursuant to Section 5.1 of this First Amendment) shall be true and correct on and as of the Effective Date, except to the extent that any such representation or warranty expressly relates to an earlier date.
(5) No Default. No Default or Event of Default shall exist as of the Effective Date, and no Default or Event of Default will occur as a result of the execution and delivery of this First Amendment or the consummation of the Post-Closing Reorganization.
SECTION 7 — REPRESENTATIONS AND WARRANTIES
7.1 Representations and Warranties
     Each Borrower, with respect to itself and each of its Material Subsidiaries, makes the following representations and warranties to the Administrative Agent and each Credit Facility Lender, all of which shall survive the execution and delivery of this Agreement:
(1) Power and Authority. The execution and delivery by the Borrowers and each of the Material Subsidiaries of this First Amendment, the Security Documents and the other Documents to which it is a party and the performance by the Borrowers and each of the Material Subsidiaries of their respective obligations thereunder, and the consummation of the Post-Closing Reorganization (a) are within their powers, (b) have been duly authorized by all necessary or proper corporate, shareholder, partnership, or other action, (c) do not conflict with, result in a breach or violation of, or constitute a default under, its constating documents, any unanimous shareholders’ agreement, any partnership agreement, any Applicable Law or any other document to which it is a party or by which it is bound, (d) do not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by any Material Contract, and (e) do not and will not result in the creation of any Lien, except as set out in the Security Documents, upon any of its assets or properties under any agreement or other document.
(2) Authorization, Execution, Delivery and Binding Effect. Each of this First Amendment, the Security Documents and the other Documents executed by the Borrowers and the Material Subsidiaries has been or will be at the time required to be executed and delivered under this First Amendment, duly authorized, executed and delivered and constitutes or will constitute at the time required to be executed and delivered under this First Amendment, a legal, valid and binding obligation of the Borrowers and the Material Subsidiaries enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally, (b) general principals of equity, including the fact that specific performance and injunctive relief may only be given at the discretion of the courts, and (c) the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments.
(3) No Approvals Required. (a) Each Borrower and each of its Material Subsidiaries has obtained all material Governmental Approvals which are necessary for the conduct of its business as presently conducted, each of which is in full force and effect, is a good, valid and subsisting approval which has not been surrendered, forfeited or become void or voidable and is unamended, (b) there is no material default under any Governmental Approval, nor are there any proceedings in progress, pending or threatened which may result in the revocation, suspension or material adverse modification of such Governmental Approval, and (c) no further registration, order, permit, filing, consent, authorization, licence, decree or approval of, from or with any Person (including any Governmental Authority) is necessary or advisable in order to ensure the legality, validity, binding effect and enforceability of this First Amendment, the Security Documents or any other Document or the consummation of the Post-Closing Reorganization.
SECTION 8 — MISCELLANEOUS
8.1 No Other Amendments
     Except for the amendments expressly set forth in this First Amendment, the Credit Agreement and each of the other Documents shall remain unchanged and in full force and effect and this First Amendment shall be limited precisely as drafted and shall not be construed as an amendment of any other terms or provisions of the Credit Agreement.
8.2 Reservation of Rights and Remedies
     The Administrative Agent and each Lender reserves all of its rights to exercise any or all of its rights and remedies at any time and from time to time in connection with any and all Defaults or Events of Default now existing or hereafter arising, whether known or unknown, under the Credit Agreement or any other Document.

8.3 Severability
     Wherever possible, each provision of this First Amendment shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this First Amendment shall be prohibited by or invalid under any Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this First Amendment.
8.4 Parties
     This First Amendment shall enure to the benefit of and be binding on the parties hereto, their respective successors and any permitted assignees in accordance with the Credit Agreement.
8.5 Further Assurances
     Each of the Borrowers shall from time to time promptly, upon the request of the Administrative Agent, take such action, and execute and deliver such further documents as may be reasonably necessary or appropriate to give effect to the provisions and intent of this First Amendment.
8.6 Document
     For greater certainty, this First Amendment constitutes a Document.
8.7 Governing Law
     This First Amendment is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.
8.8 Submission to Jurisdiction
     Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario.
8.9 Counterparts
     This First Amendment may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.
[SIGNATURE PAGES TO FOLLOW]

The parties have executed this First Amendment.

BORROWERS:

Quebecor Media Inc. 612, St Jacques Street Montreal, Quebec H3C 4M8		4411986 CANADA INC.

Attention:	VP Legal Affairs	By:	/s/ Jean-François Pruneau
Phone:	(514) 954-0101		Name:	Jean-François Pruneau
Facsimile:	(514) 985-8834		Title:	Treasurer

Quebecor Media Inc. 612, St Jacques Street Montreal, Quebec H3C 4M8		OSPREY MEDIA LP, by its General Partner, OSPREY MEDIA GP INC.

Attention:	VP Legal Affairs	By:	/s/ Jean-François Pruneau
Phone:	(514) 954-0101		Name:	Jean-François Pruneau
Facsimile:	(514) 985-8834		Title:	Authorized Signatory

Quebecor Media Inc. 612, St Jacques Street Montreal, Quebec H3C 4M8		OSPREY MEDIA PUBLISHING INC.

Attention:	VP Legal Affairs	By:	/s/ Jean-François Pruneau
Phone:	(514) 954-0101		Name:	Jean-François Pruneau
Facsimile:	(514) 985-8834		Title:	Treasurer

CREDIT FACILITY LENDERS:

The Bank of Nova Scotia P.O. Box 4085, Station A		THE BANK OF NOVA SCOTIA
40 King Street West		By:	/s/ Robert A. King
Scotia Plaza, 62nd Floor			Name:	Robert A. King
Toronto, Ontario M5W 2X6			Title	Director

Attention:	Director, Corporate Banking, Communications Media & Technology	By:	/s/ Bradley Walker
Telephone:	(416) 933-1873		Name:	Bradley Walker
Facsimile:	(416) 866-2010		Title:	Associate Director

Bank of Montreal Loan Products Group		BANK OF MONTREAL
Investment & Corporate Banking		By:	/s/ Martin Stevenson
BMO Capital Markets			Name:	Martin Stevenson
4th Floor, 1 First Canadian Place Toronto, Ontario M5X 1H3			Title:	Vice President

Attention:	Vice President
Telephone:	(416) 359-6873
Facsimile:	(416) 359-7796

Canadian Imperial Bank of Commerce Brookfield Place, 8th Floor		CANADIAN IMPERIAL BANK OF COMMERCE
161 Bay Street		By:	/s/ William J. Chrumka
Toronto, Ontario M5J 2S8			Name:	William J. Chrumka
			Title	Executive Director

Attention:	Managing Director, Credit Capital Markets	By:	/s/ John Parker
Telephone:	(416) 956-3837		Name:	John Parker
Facsimile:	(416) 956-3816		Title:	[Authorized Signatory]

Caisse centrale Desjardins 1170, rue Peel, Bureau 600 Montreal, Quebec H3B 0B1		CAISSE CENTRALE DESJARDINS

Attention:	Senior Manager	By:	/s/ André Roy
Telephone:	(514) 281-7791		Name:	André Roy
Facsimile:	(514) 281-4317		Title:	Senior Manager

		By:	/s/ Francine Champoux
			Name:	Francine Champoux
			Title:	Vice President

National City Bank, Canada Branch 130 King Street West, Suite 2140 Toronto, Ontario M5X 1E4		NATIONAL CITY BANK, CANADA BRANCH

Attention:	Vice President	By:	/s/ Mike Danby
Telephone:	(416) 361-1744 ext. 224		Name:	Mike Danby
Facsimile:	(416) 361-0085		Title:	Assistant Vice President

		By:	/s/ Bill Hines
			Name:	Bill Hines
			Title:	Senior Vice President & Principal Officer

ADMINISTRATIVE AGENT:		THE BANK OF NOVA SCOTIA

The Bank of Nova Scotia P.O. Box 4085, Station A 40 King Street West		By:	/s/ Jim Beninger
Scotia Plaza, 62nd Floor			Name:	Jim Beninger
Toronto, Ontario M5W 2X6			Title:	Director

Attention:	Director, Corporate Banking, Loan Syndications	By:	/s/ Janet Qi
Telephone:	(416) 866-7826		Name:	Janet Qi
Facsimile:	(416) 866-3329		Title:	Associate Director

United Overseas Bank Limited, Vancouver Branch #1680 — 650 West Georgia Street Vancouver, British Columbia V6B 4N9		UNITED OVERSEAS BANK LIMITED, VANCOUVER BRANCH

Attention:	Vice President	By:	/s/ K. Jin Koh
Telephone:	(604) 662-7055		Name:	K. Jin Koh
Facsimile:	(604) 662-3356		Title:	General Manager